UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule14a-12

    ARADIGM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-II (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)

Proposed maximum aggregate value of transaction:

The filing fee was determined based on an aggregate purchase price payable under the license agreement and option agreement of $25.0 million. The filing fee was determined by multiplying 0.00013640 by the total consideration proposed to be paid to Aradigm Corporation in the transaction.

	(5)	Total fee paid: $3,410

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-II(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Copy

ARADIGM CORPORATION

3929 Point Eden Way

Hayward, California, 94545

                    , 2013

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Aradigm Corporation, a California corporation (“Aradigm”). The meeting will be held on [—], 2013, at [—] local time at Aradigm’s offices.

We have entered into a stock purchase agreement in the form attached hereto as Annex A (the “Stock Purchase Agreement”). At the closing of the stock purchase transaction, we will also enter into: (i) a governance agreement in the form attached to the Stock Purchase agreement as Exhibit A (the “Governance Agreement”); (ii) a license and collaboration agreement in the form attached to the Stock Purchase Agreement as Exhibit B (the “License Agreement”); (iii) an option agreement in the form attached to the Stock Purchase Agreement as Exhibit C (the “A1AT Option Agreement”); and (iv) two registration rights agreements in the forms attached to the Stock Purchase Agreement as Exhibits D and E (the “Registration Rights Agreements,” and, collectively with the Stock Purchase Agreement, the License Agreement, the Governance Agreement, and the A1AT Option Agreement, the “Transaction Agreements”).

Upon the closing of the Transaction Agreements, the following events will occur. (1) We will enter into a collaboration with Grifols, S.A. (“Grifols”) for the development and commercialization of inhaled liposomal ciprofloxacin, including the product candidate we refer to as ARD-3150, or Pulmaquin®, for the treatment of non-cystic fibrosis bronchiectasis (“BE”). Certain milestones and royalties will be associated with that agreement as outlined in the License Agreement. (2) Grifols will purchase 209,774,558 shares of our common stock, no par value (our “Common Stock”) and certain other investors (the “Investors”) will purchase 124,193,546 shares of Common Stock, for aggregate gross proceeds of approximately $41.4 million, and each of Grifols and the Investors will receive certain registration rights for such purchased shares. (3) We will grant to Grifols an exclusive, limited term option to license our AERx® Pulmonary Drug Delivery System for use with Grifols’ alpha-1 antitrypsin molecule. (4) We will make certain governance arrangements with Grifols. We refer to these transactions, collectively, as the “Collaboration Transaction.” Each of the Transaction Agreements and transactions are described in more detail in the attached proxy statement.

In order to allow Aradigm to complete the Collaboration Transaction and to have additional flexibility to use its capital stock for business and financial purposes in the future, we are seeking approval for an amendment to Aradigm’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock by 704,303,413 shares (the “Proposed Share Increase”);

In addition, we are seeking approval by the shareholders of Aradigm to approve amendments to Aradigm’s 2005 Equity Incentive Plan (the “2005 Plan”) to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 40 million shares and increase the limit on the number of shares that may be awarded under the 2005 Plan to any individual during a calendar year from 1.5 million to 5 million.

The Collaboration Transaction, the Proposed Share Increase and the increase in the 2005 Plan will not become effective unless approved by the shareholders of Aradigm. We have scheduled a special meeting of our shareholders for this vote on                     , 2013.

After careful consideration, our Board of Directors has unanimously determined that the Collaboration Transaction, the Proposed Share Increase and the increase in the 2005 Equity Incentive Plan are expedient and in the best interests of Aradigm. THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE COLLABORATION TRANSACTION, THE PROPOSED SHARE INCREASE AND THE INCREASE IN THE 2005 PLAN, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COLLABORATION TRANSACTION, THE PROPOSED SHARE INCREASE AND THE INCREASE IN THE 2005 PLAN.

Certain shareholders of Aradigm, which as of May 20, 2013 held an aggregate of approximately 176,593,226 shares of Common Stock, representing approximately 70.2% of the shares entitled to vote at the special meeting, have entered into voting agreements with Grifols. Under the voting agreements, unless the voting agreements are terminated, these shareholders have irrevocably agreed, among other things and on the terms and subject to the conditions specified in the voting agreements, to vote all shares of Common Stock owned by them (to the extent the shares are entitled to vote) in favor of the adoption of the Collaboration Transaction and the Proposed Share Increase. As a result, their votes alone would be sufficient to ensure approval of the Collaboration Transaction and the Proposed Share Increase.

Please carefully review the attached proxy statement for more complete information regarding the proposal to approve the Collaboration Transaction, which includes a description of the relevant agreements, the background of our decision to enter into the Collaboration Transaction, and the reasons that our Board of Directors has decided to recommend that you approve the Collaboration Transaction. Additionally, the attached proxy statement contains complete information regarding the Proposed Share Increase and the increase in the 2005 Plan.

Your vote is very important to us regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. Even if you return the proxy, you may attend the special meeting and vote your shares in person.

On behalf of our Board of Directors, I thank you for your support and urge you to vote “FOR” each of the proposals described in this proxy statement.

Sincerely,

Igor Gonda, Ph.D.

President and Chief Executive Officer

The accompanying notice and proxy statement are first being mailed or otherwise distributed to our shareholders on or about [—], 2013.

Preliminary Copy

ARADIGM CORPORATION

3929 Point Eden Way

Hayward, California, 94545

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [—], 2013

Dear Shareholder:

A special meeting of shareholders of Aradigm Corporation (“Aradigm”) will be held on [—], 2013, at [—] local time at Aradigm’s offices for the following purposes:

1. To approve the stock purchase agreement in the form attached hereto as Annex A (the “Stock Purchase Agreement”), including the following agreements which we will enter into at the closing of the stock purchase transaction: (i) a governance agreement in the form attached to the Stock Purchase agreement as Exhibit A (the “Governance Agreement”); (ii) a license and collaboration agreement in the form attached to the Stock Purchase Agreement as Exhibit B (the “License Agreement”); (iii) an option agreement in the form attached to the Stock Purchase Agreement as Exhibit C (the “A1AT Option Agreement”); and (iv) two registration rights agreements in the forms attached to the Stock Purchase Agreement as Exhibits D and E (the “Registration Rights Agreements,” and, collectively with the Stock Purchase Agreement, the License Agreement, the Governance Agreement, and the A1AT Option Agreement, the “Transaction Agreements”); and to approve the transactions contemplated thereby, which includes: (a) a collaboration with Grifols, S.A. (“Grifols”) for the development and commercialization of inhaled liposomal ciprofloxacin, including the product candidate we refer to as ARD 3150 or Pulmaquin, for the treatment of non-cystic fibrosis bronchiectasis (“BE”); (b) the purchase by Grifols of 209,774,558 shares of our common stock, no par value (our “Common Stock”) and the purchase by certain other investors (the “Investors”) of 124,193,546 shares of Common Stock (the “Company Stock Sale”), and the related grant of certain registration rights to Grifols and the Investors for such shares; (c) the grant to Grifols of an exclusive option to license our AERx Pulmonary Drug Delivery System for use with Grifols’ alpha-1 antitrypsin molecule; and (d) certain governance arrangements with Grifols; we refer to all the above, collectively, as the “Collaboration Transaction”;

2. To approve an amendment to Aradigm’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock by 704,303,413 shares (the “Proposed Share Increase”) to allow Aradigm to complete the Collaboration Transaction and to have additional flexibility to use its capital stock for business and financial purposes in the future;

3. To approve amendments to Aradigm’s 2005 Equity Incentive Plan (the “2005 Plan”) to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 40 million shares and increase the limit on the number of shares that may be awarded under the 2005 Plan to any individual during a calendar year from 1.5 to 5 million; and

4. To approve adjournment of the special meeting, if necessary, to facilitate the approval of the preceding proposals, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the preceding proposals.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

After careful consideration, our Board of Directors has unanimously determined that the Collaboration Transaction, the Proposed Share Increase and the increase in the 2005 Plan are expedient and in the best interests of Aradigm. THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE COLLABORATION TRANSACTION, THE PROPOSED SHARE INCREASE AND THE INCREASE IN THE 2005 PLAN AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COLLABORATION TRANSACTION, THE PROPOSED SHARE INCREASE AND THE INCREASE IN THE 2005 PLAN. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

The record date for the special meeting is June 7, 2013. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Each share of our Common Stock is entitled to one vote on each matter to be voted upon at the special meeting.

Your vote is important, regardless of the number of shares you own. The Collaboration Transaction, the Proposed Share Increase and the increase in the 2005 Plan will not become effective unless approved by the shareholders of Aradigm.

By Order of the Board of Directors

Igor Gonda, Ph.D.

President and Chief Executive Officer

Hayward, California

[—], 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on [—], 2013 at [—] local time at 3929 Point Eden Way, Hayward, California, 94545

The proxy statement and the Annual Report on Form 10-K are available at www.aradigm.com.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

LIST OF ANNEXES

Annex A	Stock Purchase Agreement
Annex B	2005 Equity Incentive Plan, as amended

Preliminary Copy

ARADIGM CORPORATION

3929 Point Eden Way

Hayward, California, 94545

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [—], 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Aradigm (the “Board”) is soliciting your proxy to vote at a special meeting of shareholders. You are invited to attend the special meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail these proxy materials on or about [—], 2013 to all shareholders of record entitled to vote at the special meeting.

Who can vote at the special meeting?

Only shareholders of record at the close of business on June 7, 2013 will be entitled to vote at the special meeting. On this record date, there were 251,693,888 shares of Common Stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on June 7, 2013 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 7, 2013 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	A proposal to approve the Collaboration Transaction;

•	A proposal to approve the Proposed Share Increase;

•

A proposal to approve an increase in the aggregate number of shares of Common Stock authorized for issuance under the 2005 Plan by 40 million shares and an increase in the number of shares that can be granted to an individual in any calendar year from 1.5 million to 5 million; and

•

A proposal to approve the adjournment of the special meeting, if necessary, to facilitate the approval of the preceding proposals, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the preceding proposals.

Why is Aradigm asking for a shareholder vote?

Obtaining shareholder approval of the Collaboration Transaction by a majority of all votes cast by all shareholders entitled to vote is a condition to the closing of the Stock Purchase Agreement. Shareholder approval of the Proposed Share Increase requires the affirmative vote of a majority of the outstanding shares under California law and is a condition to the closing of the Stock Purchase Agreement. The proposal to increase the 2005 Plan requires approval by a majority of votes cast by shareholders present either in person or by proxy and voting at the meeting.

How do I vote?

On each matter to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the special meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Aradigm. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of June 7, 2013.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote:

•	“FOR” the proposal to approve the Collaboration Transaction;

•	“FOR” the proposal to approve the Proposed Share Increase;

•

“FOR” the proposal to increase the aggregate number of shares of Common Stock authorized for issuance under the 2005 Plan by 40 million shares and to increase the number of shares that can be granted to an individual in any calendar year from 1.5 million to 5 million; and

•

“FOR” the proposal to approve adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the preceding proposals.

Am I entitled to appraisal or dissenters’ rights in connection with the Collaboration Transaction or Proposed Share Increase?

No. Holders of shares of our Common Stock will not have appraisal or dissenters’ rights in connection with the transactions contemplated by the Collaboration Transaction, the Proposed Share Increase or the increase in the 2005 Plan.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted, as applicable “FOR” the Collaboration Transaction, “FOR” the Proposed Share Increase, “FOR” the increase in the 2005 Plan and “FOR” the adjournment of the special meeting, if necessary.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson, Inc. (“Georgeson”) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson, if retained, would be paid its customary fee, estimated to be $10,000 plus out-of-pocket expenses, if it coordinates proxy materials distribution and solicits proxies.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards and proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of the shares, you may revoke your proxy in any one of following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 3929 Point Eden Way, Hayward, California, 94545.

•	You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

•	Your most current proxy card is the one that will be counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Because the vote of a majority of the outstanding shares is required to approve the proposal regarding the approval of the Proposed Share Increase, abstentions and broker non-votes will have the same effect as a vote “AGAINST” that proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

For us to satisfy a condition to the closing of the Stock Purchase Agreement, the proposal regarding the approval of the Collaboration Transaction must be approved by at least a majority of all votes cast by holders of Common Stock entitled to vote. For us to satisfy a condition to the closing of the Stock Purchase Agreement, the proposal regarding the approval of the Proposed Share Increase must be approved by at least a majority of our outstanding shares of Common Stock.

For the proposal to amend our 2005 Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 40 million shares and to increase the number of shares that can be granted to an individual in any calendar year from 1.5 million to 5 million, we must receive “FOR” votes from a majority of shares present either in person or by proxy and voting at the meeting. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, and as such abstentions and broker non-votes will have no effect on the outcome of this proposal.

Have any shareholders already agreed to vote to adopt the Collaboration Transaction and Proposed Share Increase?

Yes. On May 20, 2013, each of First Eagle Investment Management, LLC, Boxer Capital LLC and certain of its affiliates, and Laurence W. Lytton entered into a voting agreement with Grifols (the “Voting Agreement”). Under the Voting Agreement, among other things, these shareholders have irrevocably agreed, on the terms and subject to the conditions specified in the Voting Agreement, to vote all shares of Common Stock owned by them (to the extent the shares are entitled to vote) in favor of the adoption of the Collaboration Transaction and Proposed Share Increase. As of the record date, these shareholders held an aggregate of 176,593,226 shares of Common Stock, representing approximately 70.2% of the shares entitled to vote at the special meeting. As a result, their votes alone would be sufficient to ensure approval of the Collaboration Transaction and the Proposed Share Increase.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 251,693,888 shares of Common Stock outstanding and entitled to vote.

Thus, the holders of 125,846,945 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Each of First Eagle Investment Management, LLC, Boxer Capital LLC and certain of its affiliates, and Laurence W. Lytton have entered into the Voting Agreement with Grifols, pursuant to which such shareholders have committed to appear at the special meeting for purposes of establishing a quorum. As of the record date, these shareholders are entitled to vote (or control the vote of), an aggregate of 176,593,226 shares of Common Stock, representing approximately 70.2% of the shares entitled to vote at the special meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or vote at the meeting. The inspector of election will treat abstentions and broker non-votes as shares counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the special meeting?

Preliminary voting results will be announced at the special meeting. Final voting results will be published on our Form 8-K filed with the SEC within four business days after the special meeting.

What proxy materials are available on the internet?

This proxy statement and Annual Report on Form 10-K are available at www.aradigm.com.

Who can help answer questions that I have about the Collaboration Transaction or Proposed Share Increase?

If you have any questions about the Collaboration Transaction, the Proposed Share Increase, the increase in the 2005 Plan, the special meeting of shareholders or this proxy statement, you should contact: Aradigm Investor Relations at investor@aradigm.com or 510-265-8800.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Aradigm, the expected completion and timing of the transactions contemplated by the Collaboration Transaction. There are forward-looking statements throughout this proxy statement, including, among others, in statements containing the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “may,” “will,” “could,” “continue,” “seek,” “estimate,” “probably”, “potentially” or the negative thereof and similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause our future actual results, performance or achievements to differ materially from those expressed in, or implied by, any such forward-looking statements as a result of certain factors, including, but not limited to:

•

the inability to complete the Collaboration Transaction due to the failure to satisfy the conditions to consummation of such transactions, including the failure to obtain shareholder approval or to secure a binding term sheet or agreement with a third party relating to the supply of products which may be commercialized, or the occurrence of any event, change or other circumstances that could give rise to the termination of the Stock Purchase Agreement; or

•	the failure of the Collaboration Transaction to close for any other reason

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. All forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Except as required by law, we undertake no obligation to update or publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date of this proxy statement.

PROPOSAL 1

APPROVAL OF COLLABORATION TRANSACTION

Background of the Collaboration Transaction

Over the last seven years, our business has focused on opportunities in the development of drugs that could be developed by us and commercialized in the United States or other significant territories such as the European Union (“EU”), for the treatment of severe respiratory disease. Our lead development candidates are proprietary formulations of the potent antibiotic ciprofloxacin (Pulmaquin® (ARD-3150) and Lipoquin® (ARD-3100)) that are delivered by inhalation for the management of infections associated with severe respiratory diseases such as BE and cystic fibrosis (“CF”). The formulations differ in the proportion of rapidly available and slow release ciprofloxacin. Pulmaquin uses the slow release liposomal formulation (Lipoquin) mixed with a smaller amount of ciprofloxacin dissolved in an aqueous medium. We received orphan drug designations for Lipoquin for both of these indications in the United States and for CF in the EU. We requested orphan drug designation from the FDA for Pulmaquin for the management of BE and we were granted orphan drug designation for ciprofloxacin for inhalation for this indication. We may seek orphan drug designation for other eligible product candidates we develop. We reported the results of one successful Phase 2b trial with Lipoquin in BE in June 2011 and one successful Phase 2b trial with Pulmaquin in BE in October 2010. We previously conducted one successful Phase 2a trial with Lipoquin in CF and one successful Phase 2a trial with Lipoquin in BE.

Following further analysis of preclinical and clinical data from the two different formulations of inhaled ciprofloxacin, we determined that Pulmaquin showed superior performance and focused our planning around taking Pulmaquin forward into Phase 3 clinical trials. In March 2012, we announced the FDA clearance of the Phase 3 investigational new drug (“IND”) for Pulmaquin in BE patients. We refer to our proposed development of liposomal ciprofloxacin for respiratory indications hereafter as the “Program.”

During the course of Phase 2a and 2b trials relating to the Program, we regularly conducted meetings and information sessions, some involving the exchange of confidential business information, with a number of larger pharmaceutical companies with a goal to entering into a collaboration arrangement under which the larger company would underwrite the substantial costs of conducting Phase 3 trials and pursuing regulatory approval to market and sell a resulting product or products (“Products”). We pursued this strategy because:

•

based on discussions with potential investors and the experience of other, similar companies, we determined it would be difficult and risky for us to try to raise sufficient capital required for us to complete development of the Program and launch a product independently;

•	a larger pharmaceutical company collaborator could provide us with an existing sales and distribution network in large markets to promote and sell any products resulting from the Program;

•	a larger pharmaceutical company would have access to resources and expertise not available to us on commercially reasonable terms, or at all; and

•	a larger pharmaceutical company would have the resources to expand the indications and territories to a much greater extent than we could on our own.

Following our announcement of successful top line results from the Phase 2b trial of Pulmaquin in October 2010, the interest of potential partners in the Program increased considerably. Over a period of approximately three years, we were in contact with more than 50 parties and provided confidential information to more than 20 of them concerning the Program.

The general volatility in the industry was one of the key reasons for the delay in finalizing partnerships. In particular, five companies with which Aradigm was engaged in negotiations regarding the Program were acquired.

Several parties that examined our confidential information entered into in-depth negotiations with us, including the discussion of potential licensing transactions for the Program.

In November 2010, we received a nonbinding preliminary offer to purchase all outstanding shares of our company from a company referred to as Party A. After consideration, our Board of Directors rejected Party A’s offer because it was at a very low premium to our existing share price and offered little upside potential to our shareholders. We proposed a licensing transaction to Party A, which subsequently offered to license the Program, pay certain development expenses, milestone payments and royalties on approved, commercialized products as well as acquire minority ownership of the Company. We entered into negotiations with Party A in early 2011, and exchanged draft agreements with Party A. In the spring of 2011, Party A entered into an agreement to be acquired by an unrelated third party pharmaceutical company. As a result of this transaction, Party A suspended discussions of potential collaborations pending a review of its business strategy anticipated to occur following closing of the acquisition. In addition, none of the key senior executives of Party A who interacted with Aradigm were retained by the acquirer. The acquirer of Party A subsequently indicated it was not interested in pursuing our Program.

At about this time, we received a licensing and collaboration agreement proposal from another pharmaceutical company, Party B, on economic terms comparable to the terms proposed by Party A. We entered into discussions with Party B and exchanged draft agreements with it. We were ultimately unable to agree upon terms with Party B and discussions terminated in the summer of 2011.

Simultaneously with the discussions with Party B, Party C expressed interest in a potential licensing transaction with us involving the Program. We conducted discussions with Party C over a period of more than a year. No agreement on terms with Party C was reached. Similar discussions were conducted with Party D, which later changed its strategic priorities and terminated the discussions.

In April 2012, we contacted representatives of Grifols to inquire whether it might be interested in exploring a possible collaboration involving the Program. We entered into a nondisclosure agreement and began exchanging confidential information concerning the Program with Grifols in May 2012.

In September 2012, we met with representatives of Grifols in person in Barcelona, Spain. Grifols indicated that it was interested in making a proposal to us for a collaboration involving the Program and to acquire 51% ownership of Aradigm.

In November 2012, we met with representatives of Grifols in New York, New York. At the meeting, and in a subsequent written communication, Grifols offered to license the Program on a worldwide basis on licensing terms similar to the terms in the License Agreement. In conjunction and as a condition to entering into the license agreement, Grifols would purchase newly-issued shares of Common Stock representing 51% of the total number of outstanding shares of Common Stock, at a 15% to 20% premium over market, and acquire the right to nominate a majority of the members of our Board of Directors.

In December 2012, we conducted a private placement of our Common Stock to certain shareholders who had entered into confidentiality agreements with us. We raised $6 million in the private placement transaction. We conducted the transaction in order to ensure we would have adequate financial resources to continue our operations, particularly during our discussions with Grifols.

Thereafter, we and our legal representatives commenced a series of meetings with Grifols and its legal representatives and began exchanging drafts of legal documentation. Simultaneously, we approached certain other potential collaboration partners with which we had had prior discussions, including several of the parties with whom we already had confidentiality agreements, to determine the level of their interest concerning collaboration on the Program.

During the course of exchanging legal documents with Grifols, they advised us that it would require existing shareholders holding more than 50% of our outstanding shares to enter into a voting agreement to support any corporate actions necessary in order to conclude the transactions under discussion.

In January 2013, we engaged Ladenburg Thalmann & Co. Inc. to represent us in connection with any sale of our Common Stock that might occur simultaneously with the proposed investment in us by Grifols.

In February 2013, our Board determined, after discussions with certain of our shareholders, that the conflicts of interest that would be presented if control were sold to Grifols would create risks to the ability of our minority shareholders following such a sale to realize value from the terms of the proposed licensing transaction with Grifols, and that it would not be possible to adequately address these conflicts of interest with governance arrangements satisfactory to both Grifols and us.

Discussions of transaction documentation and negotiations continued between us and our legal representatives and Grifols and its legal representatives. On March 8, 2013, Grifols and we agreed in a face-to-face meeting in New York that our share price was volatile and could be easily moved by very low volume trading, and consequently agreed to set the price of Grifols’ investment at the closing price for Aradigm shares on that day which was $0.124 per share. Following this meeting, discussions and negotiations relating to transaction documentation continued.

On May 20, 2013, we concluded our discussions with Grifols and entered into the Stock Purchase Agreement.

Reasons for the Collaboration Transaction

In evaluating the Collaboration Transaction and the transactions contemplated by the License Agreement, our Board consulted with our management, industry consultants and legal advisors, reviewed information regarding our business, operations and strategic plan and considered a number of factors with respect to the transactions contemplated by the Collaboration Transaction and the terms and conditions thereof. The material factors considered by management and our Board were:

•	the value our existing shareholders could receive if Products are successfully commercialized;

•

historical, current and projected information concerning the Program and its state of development, clinical results, regulatory position, and proprietary position, as well as anticipated efforts by competitors to develop competitive treatments for BE using inhaled ciprofloxacin;

•

the inadequacy of the existing chronic disease management tools for BE patients, the competitive advantages of Products potentially being the first-to-market chronic inhaled antibiotic treatment for respiratory infections in this patient population, and the ability of Grifols to market Products through its existing and planned pharmaceutical sales force in many geographical areas, including the United States;

•

the working capital we would need to fund further clinical development of the Program, including completion of two Phase 3 clinical trials and prosecution of regulatory approval while maintaining our corporate operations and infrastructure, and our assessment of the likelihood of our being able to access such working capital independently given our share price, market capitalization, shareholder profile, and the existing scale of our operations;

•

experience gained from previous negotiations with potential strategic partners for the Program and our other programs in the past, which included the retention of financial and commercial advisors and outside legal advisors;

•	the potential impact of the transactions contemplated by the Collaboration Transaction on our reputation, customers, strategic partners and employees;

•

the fact that shareholders owning collectively more than 50% of our outstanding Common Stock were provided with substantial information concerning the Program, our discussions with Grifols and the terms of the Collaboration Transaction, all under confidentiality, and were prepared to enter into voting agreements with Grifols under which such shareholders would agree to vote in favor of the Collaboration Transaction;

•

our efforts, with the assistance of our legal advisors, to extensively negotiate and execute the Stock Purchase Agreement, License Agreement, Governance Agreement and other agreements that we believe are beneficial to us; and

•	the current economic environment and challenging market conditions affecting terms and valuations of biotechnology partnering transactions.

Risks of the Collaboration Transaction

In the course of their deliberations, our Board and management also considered a variety of risks and other countervailing factors concerning the Collaboration Transaction, including the Stock Purchase Agreement, including:

•	the risk that Grifols may not be able to successfully commercialize Products or that Grifols might, under certain circumstances, terminate the License Agreement;

•

the structure of the License Agreement, which leaves us with the responsibility of conducting two Phase 3 clinical trials and prosecuting regulatory approval of Products for the BE indication while maintaining sufficient personnel and financial resources to comply with our obligations under the License Agreement;

•

the risk that certain payments to us under the License Agreement are structured as royalties or are contingent upon milestones which may not be achieved, and therefore there is no guarantee that we will receive these payments;

•	the possibility that we may become subject to arbitration or litigation in connection with the representations, warranties, covenants and collaboration governance provisions of the License Agreement;

•

the risk that Grifols’ obligation to reimburse us for expenses incurred in developing the Program, combined with our own financial resources following completion of the Collaboration Transaction, might not be adequate to cover all costs we need to incur in order to obtain regulatory approval of Products;

•	the risk that Grifols and we may not agree on how to manage the Program and that successful commercialization may not occur as a result;

•

the risk that the rights provided to Grifols under the Governance Agreement to approve of any termination or replacement of our Chief Executive Officer could limit our Board’s flexibility in addressing future conflicts of interest between Grifols and us;

•

the limitations that the rights provided to Grifols under the Governance Agreement in the event of future issuances of stock by us, in the event of a change in control transaction that could potentially be proposed by a third party in the future, as well as the limited duration of the period of time during which Grifols may not make an unsolicited offer to purchase all of our shares, could interfere with our ability to maximize the value our existing shareholders receive from any success of the Program;

•

the restrictions on our Board’s ability to solicit or engage in discussions or negotiations with a third party regarding alternative transactions involving the Program and the fact that shareholders owning more than 50% of our outstanding Common Stock have agreed to vote for the Collaboration Transaction; and

•

the risk that the closing of the Collaboration Transaction is subject to a number of closing conditions which may not be satisfied in a timely manner or at all, including entering into binding terms with a third party (whom we do not control) for the manufacture and supply of Products to permit Aradigm to satisfy its obligation to supply Grifols with Products, which must meet certain criteria established in the Stock Purchase Agreement or otherwise be reasonably acceptable to Grifols in its discretion.

After consideration of these risks and countervailing factors, our Board determined that we can mitigate or manage these risks, that they were reasonably acceptable under the circumstances, and that, overall, these risks were significantly outweighed by the potential benefits of the Collaboration Transaction and the transactions contemplated thereby.

Although this discussion of the information and factors considered by our Board is believed to include the material factors considered by our Board, it is not intended to be exhaustive and may not include all of the factors considered by our Board. In reaching its determination to approve and recommend the Collaboration Transaction and the transactions contemplated thereby, our Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Collaboration Transaction and the transactions contemplated thereby are expedient and in the best interests of Aradigm. Rather, our Board based its position and recommendation on the totality of the information presented to and factors considered by it. In addition, individual members of our Board may have given differing weights to different factors.

Required Vote

Obtaining shareholder approval of the Collaboration Transaction by a majority of all votes cast by all shareholders entitled to vote is a condition to the closing of the Stock Purchase Agreement.

A vote “FOR” the proposal to approve the Collaboration Transaction thereby includes a vote in favor of the transactions contemplated by the Collaboration Transaction to occur on the closing date and any future transactions that may occur under the Collaboration Transaction.

Voting Agreement

On May 20, 2013 each of First Eagle Investment Management, LLC, Boxer Capital LLC and certain of its affiliates, and Laurence W. Lytton have entered into the Voting Agreement with Grifols (the “Voting Agreement”). Under the Voting Agreement, among other things, these shareholders have irrevocably agreed, on the terms and subject to the conditions specified in the Voting Agreement, to vote all shares of Common Stock owned by them (to the extent the shares are entitled to vote) in favor of the adoption of the Collaboration Transaction and Proposed Share Increase. As of the record date, these shareholders held an aggregate of 176,593,226 shares of Common Stock, representing approximately 70.2% of the shares entitled to vote at the special meeting. As a result, their votes alone would be sufficient to ensure approval of the Collaboration Transaction and the Proposed Share Increase.

Proceeds from the Collaboration Transaction

We will receive gross proceeds from the Company Stock Sale of approximately $41.4 million. We anticipate proceeds, net of estimated expenses, of approximately $39.6 million. We have not made a decision about the uses of the proceeds from the Company Stock Sale. Under the terms of the License Agreement, Grifols is obligated to reimburse us for certain expenses we incur, including certain indirect and overhead operating expenses, in moving the Program through development of Pulmaquin for BE, up to a maximum of $65 million. We will likely incur some expenses in maintaining our personnel and corporate infrastructure during the development period that are not reimbursable by Grifols, and may incur other expenses in connection with the operation of our business that are not related to the Program. In addition, we anticipate incurring expenses following completion of Phase 3 trials relating to obtaining regulatory approval for Products that may be in excess of $65 million for which we will be responsible under the terms of the License Agreement. We intend to reserve a portion of the proceeds from the Company Stock Sale, and other amounts that may be paid to us as a milestone payment in connection with the commencement of Phase 3 clinical trials, to cover these anticipated expenses. Leading up to and after the anticipated closing of the Collaboration Transaction, our Board intends to review with management working capital needs, anticipated liabilities and potential strategic uses of capital.

Effects of the Collaboration Transaction

If the Collaboration Transaction and the transactions contemplated thereby are approved and the other conditions to closing are satisfied, we expect that our primary operational focus will be on the continued clinical development of Pulmaquin, including successful completion of the two Pulmaquin Phase 3 clinical trials in BE patients. We are also likely to continue to devote some efforts to our smoking cessation program. In addition, we may be required to devote resources if Grifols exercises its rights to enter into an additional license agreement under the A1AT Option Agreement.

In addition, under the Stock Purchase Agreement and the License Agreement, we have agreed to indemnify Grifols for a number of specified matters including the breach of our representations, warranties and covenants contained in those agreements. That indemnification obligation could cause us to be liable to Grifols under certain circumstances, which would decrease the remaining cash available for our use in connection with any future corporate purposes.

Finally, the closing of the Collaboration Transaction will not alter our obligation to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is expensive and burdensome.

Interests of Our Executive Officers and Directors in the Collaboration Transaction

When you consider our Board’s recommendation that shareholders vote in favor of the Collaboration Transaction and the transactions contemplated thereby, you should be aware that certain Aradigm executive officers have interests that may be different from or in addition to those of Aradigm’s shareholders. The interests of our executive officers and directors in the proposed transactions contemplated by the Collaboration Transaction are summarized below.

Incentive Cash Compensation.

The following table sets forth certain information with respect to compensation that is related to the Collaboration Transaction that is to be awarded and paid in 2013 to the individual serving as our principal executive officer during 2012 and our most highly compensated executive officer who was serving as an executive officer during 2012.

Name	Other(1) ($)	Total ($)
Igor Gonda	250,000	250,000
Nancy Pecota	125,000	125,000

(1)	Amounts represent a discretionary bonus to be paid upon closing of the Collaboration Transaction, as approved by our Board, based upon its consideration of the potential value realizable from the Collaboration Transaction by our shareholders, the importance of the Collaboration Transaction to the Company, the magnitude of the Collaboration Transaction’s contribution to advancing the development of the Company’s product candidates through clinical trials, and the challenges overcome in identifying a collaboration partner and negotiating the terms of the Collaboration Transaction.

In addition, subject to the discretion of our Board, we may pay to Dr. Gonda and Ms. Pecota bonus amounts in the future up to an aggregate of 5% of milestone payments received under the License Agreement, when and if such payments are earned and paid.

Options Held by Directors. The entry into the Stock Purchase Agreement does not affect outstanding options held by Aradigm’s non-management directors under the terms of Aradigm’s 2005 Equity Incentive Plan.

Dissenters’ Rights

Holders of Common Stock will not have appraisal or dissenters’ rights in connection with the Collaboration Transaction. Neither the California Corporate Code nor our Amended and Restated Articles of Incorporation provides our shareholders with appraisal or dissenters’ rights in connection with the Collaboration Transaction.

Financing

Closing of the Collaboration Transaction is not conditioned upon Grifols obtaining financing. Grifols expects to fund its purchase of Common Stock, and amounts payable by it under the License Agreement, from its working capital.

Regulatory Matters

Hart-Scott-Rodino filings are not required prior to the closing of the Collaboration Transaction.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2

APPROVAL OF CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF

INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

The Board is requesting shareholder approval of an amendment to our Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock by 704,303,413 shares from 297,527,214 shares to 1,001,830,627 shares. Of the increase in the authorized number of shares of Common Stock, 333,968,104 shares of Common Stock will be issued to Grifols and the Investors for the Company Stock Sale. The balance will be available for corporate purposes in the future.

The additional shares of Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of Aradigm. Adoption of the proposed amendment would not affect the rights of the holders of currently outstanding shares of Common Stock of Aradigm, except for effects incidental to increasing the number of shares of Common Stock outstanding, such as dilution of the earnings (loss) per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of our Amended and Restated Articles of Incorporation with the Secretary of State of the State of California.

In addition to the 251,693,888 shares of Common Stock outstanding on June 7, 2013, the Board has reserved 10,121,504 shares for issuance upon exercise of options and rights granted under our equity incentive plans, 3,206,222 shares reserved for issuance under our Employee Stock Purchase Plan and 2,840,909 shares reserved for issuance upon exercise of warrants.

We desire to have the shares available both to complete the Collaboration Transaction and to provide additional flexibility to use our capital stock for business and financial purposes in the future. However, these additional shares may be used for various purposes with Board approval but without further shareholder approval. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding our business or product lines through the acquisition of other businesses or products, and other purposes.

For us to satisfy a condition to the closing of the Stock Purchase Agreement, the affirmative vote of the holders of a majority of our outstanding shares of Common Stock will be required to approve this amendment to our Amended and Restated Articles of Incorporation. Because the vote of a majority of the outstanding shares is required to approve this amendment, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

DESCRIPTION OF THE TRANSACTION AGREEMENTS

The following is a summary of the material terms of the Stock Purchase Agreement, the License Agreement, the Governance Agreement, the A1AT Option Agreement and the Registration Rights Agreements. While we believe that this summary describes the material terms of these agreements, it may not contain all of the information that is important to you, and is qualified in its entirety by the agreements themselves, which were included as exhibits to the Current Report on Form 8-K filed by Aradigm on May 20, 2013 and are incorporated herein by reference. We encourage you to read the agreements themselves in their entirety. For more information about accessing this and other information that we file with the Securities and Exchange Commission (the “SEC”), please see “Where You Can Find More Information” and “Incorporation by Reference” below.

Summary of the Stock Purchase Agreement

General

On May 20, 2013, Aradigm, Grifols and certain other investors (the “Investors”) entered into the Stock Purchase Agreement, pursuant to which Aradigm agreed, subject to the terms and conditions set forth in the Stock Purchase Agreement, to the Company Stock Sale, for a purchase price of $0.124 per share. The aggregate gross consideration payable to Aradigm upon the consummation of the Company Stock Sale would be approximately $41.4 million.

Closing

The closing of the Company Stock Sale (the “Closing”) will occur no later than the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated thereby, including the approval of the Proposed Share Increase and the Collaboration Transaction.

Representations and Warranties

The Stock Purchase Agreement contains customary representations and warranties by Aradigm, subject in some cases to customary qualifications or scheduled exceptions, relating to, among other things:

•	due organization, valid existence, good standing and other corporate matters of Aradigm;

•	the outstanding capitalization of Aradigm;

•	authorization, execution, delivery and enforceability of the Stock Purchase Agreement and the other Transaction Agreements;

•	due authorization and valid issuance of the new shares to be issued pursuant to the Stock Purchase Agreement;

•	title to properties and assets;

•	no conflicts or violations under contracts or laws;

•	required government and third-party consents and approvals;

•	taxes;

•	material compliance with all applicable laws, including environmental matters;

•	intellectual property;

•	no litigation by a third-party or a government entity; and

•	material compliance with applicable healthcare laws.

The Stock Purchase Agreement also contains customary representations and warranties by Grifols and the Investors, subject in some cases to customary qualifications or scheduled exceptions, relating to, among other things:

•	due organization, valid existence, good standing and other corporate matters of Grifols and the Investors;

•	authorization, execution, delivery and enforceability of the Stock Purchase Agreement and the other Transaction Agreements;

•	no conflicts or violations under contracts or laws; and

•	required government and third-party consents and approvals.

Indemnification

After the closing of the Stock Purchase Agreement, we have agreed to indemnify and hold Grifols and the Investors and their respective shareholders, partners, members, officers, directors, employees and direct or indirect investors and their respective agents and other representatives harmless from any liabilities arising out of (1) any misrepresentation or breach of any representation or warranty by Aradigm in the Stock Purchase Agreement, (2) any breach of any covenant, agreement or obligation of Aradigm contained in the Stock Purchase Agreement, or (3) any cause of action, suit or claim brought or made against Grifols or the Investors by a third party and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the obligations set forth in the Stock Purchase Agreement, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Company Stock Sale, (iii) any disclosure properly made by Aradigm to Grifols or the Investors as to a breach of a representation or warranty, or any failure to comply with any covenant or agreement, or (iv) the status of Grifols or the Investors or holder of the Common Stock as an investor in Aradigm pursuant to the transactions contemplated by the Transaction Documents.

Covenants and Agreements

Under the Stock Purchase Agreement, we have agreed to abide by certain customary covenants, including, (i) to conduct our business in the ordinary course during the period between the execution of the Stock Purchase Agreement and the Closing; (ii) not to engage in certain specified transactions during such period, including declaring or paying any dividends or making any other distributions in respect of its capital stock; and (iii) not to (x) solicit proposals relating to alternative business combination transactions or (y) enter into discussions or negotiations or provide confidential information in connection with any proposals for alternative business combination transactions. We also covenanted to hold this meeting of our shareholders in order to (i) approve the Proposed Share Increase and (ii) approve the Collaboration Transaction.

Under the Stock Purchase Agreement, we, Grifols and the Investors have agreed to coordinate and cooperate with one another in making any required regulatory filings, and any other filings necessary to satisfy any closing condition.

Conditions to the Closing

The Closing is subject to various customary closing conditions, including, among others:

•

No governmental authority enacting or enforcing any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order which would prohibit or prevent the consummation of the Collaboration Transaction;

•	All waiting periods, if required by the Hart-Scott-Rodino Act and other applicable antitrust laws, have expired or been terminated early; and

•	Execution of the other Transaction Documents.

In addition, the Closing is subject to the following additional conditions:

•	Approval by Aradigm’s shareholders of the Proposed Share Increase and the Collaboration Transaction; and

•	Aradigm entering into binding terms with a third party for the manufacture and supply of Products (as defined below) to permit Aradigm to satisfy its obligation to supply Grifols with Products.

Termination Rights

The Stock Purchase Agreement may be terminated by mutual consent or by:

•	Either Aradigm or Grifols if the Closing does not occur on or before November 20, 2013; and

•

Either Aradigm or Grifols if a government authority issues a final and non-appealable order or takes any other action that would have the permanent effect of restraining, enjoining or otherwise prohibit the Closing.

The Stock Purchase Agreement may be terminated by Grifols upon a breach by Aradigm of any representation, warranty, covenant or agreement, or if any representation or warranty of Aradigm shall have become untrue (subject to a 30-day cure period, if such inaccuracy or breach is curable prior to November 20, 2013).

Expenses

The Stock Purchase Agreement provides that all costs and expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement will be paid by the party incurring the expenses, regardless of whether or not the Collaboration Transaction is consummated.

Amendment

The Stock Purchase Agreement may only be amended, supplemented or otherwise modified by a written instrument signed by each party.

Summary of the License Agreement

General

In conjunction with signing the Stock Purchase Agreement, we and Grifols agreed to enter into the License Agreement at the closing of the Company Stock Sale. The License Agreement will exclusively license our inhaled ciprofloxacin program, the lead product candidate under which is named Pulmaquin, to Grifols on a worldwide basis. The initial indication to be developed is non-cystic fibrosis bronchiectasis. Grifols will fund development expenses and commercialize Products, and pay development milestones and royalties on future commercial sales of Products. The license permits Grifols to commercialize Products throughout the world and grants Grifols a back-up manufacturing right to produce Products.

Payments

Grifols will make development milestone payments of up to $25 million (with an initial payment of $5 million for initiation of the first Phase 3 clinical trial). On a country-by-country basis, Grifols will make royalty payments on net sales at a rate of either 12.5% or 20% (depending on the amount of global net sales every year) for so long as there is patent coverage or orphan drug designation (or, if longer, a period of 10 years), except that payments will be reduced by half with respect to a given country in the event that an inhaled liquid liposomal product containing ciprofloxacin is approved in the same market for the same indication.

Development, Commercialization and Manufacturing of the Products

We will have sole responsibility for developing the Product for non-cystic fibrosis bronchiectasis or pulmonary infections associated with non-cystic fibrosis bronchiectasis, in accordance with an agreed upon development plan and pursuant to a Grifols-funded budget of $65 million (which includes allocations for our internal, fully-burdened expenses). Any excess expenses will be borne by us.

We will develop Products for additional indications at Grifols’ sole expense if Grifols elects to pursue such development. If Grifols decides to pursue development of additional indications, Grifols will bear all such development costs for those indications.

We will be responsible for obtaining regulatory approval of the first indication for the Product in the United States and the European Union. Additional regulatory expenses will be borne by Grifols, including the cost of obtaining approval outside the United States and European Union, and the cost of maintaining approvals globally. Grifols will use diligent efforts to commercialize the Product in countries where regulatory approval has been obtained. If Grifols decides not to pursue development of an indication for the Product for use in the treatment or prevention of disease, conditions or symptoms associated with terrorist, military, wartime acts or other similar hostile actions, or Grifols does not fund development of such an indication, then such indication will be excluded from the license and we will have the right to develop and commercialize products for such indication. However, we will be responsible for all costs and expenses of such development and commercialization, and we may not license or grant rights for such an indication without the prior written consent of Grifols.

We will be responsible for supplying Grifols’ requirements of the Product, and must establish primary and back-up suppliers acceptable to Grifols. Grifols will purchase Products from us on a cost pass-through basis plus a margin.

The collaboration between Grifols and us will be governed by a joint committee comprised of equal representation by us and Grifols and operated on a consensus basis. In the event that the parties do not agree, Grifols shall have deciding authority, except with respect to specific matters specified in the License Agreement.

Closing

The execution of the License Agreement is a closing condition to the closing of the Company Stock Sale described above.

Representations and Warranties

The License Agreement contains customary representations and warranties by Aradigm, subject in some cases to customary qualifications or scheduled exceptions, relating to, among other things:

•	due organization, valid existence, good standing and other corporate matters of Aradigm;

•	no conflicts or violations under contracts or laws;

•	the license rights pursuant to the License Agreement;

•	no infringement or misappropriation of any third-party intellectual property rights;

•	no pending or threatened adverse actions, suits or proceedings involving the license rights or the Product;

•	no authorization, consent, approval, license or registration is required with any court or government entity in connection with the execution or performance of the License Agreement;

•	sole ownership of all right, title and interest in the license rights; and

•	no other agreements related to the development or manufacture of the Product;

The License Agreement also contains customary representations and warranties by Grifols, subject in some cases to customary qualifications or scheduled exceptions, relating to, among other things:

•	due organization, valid existence, good standing and other corporate matters of Grifols;

•	authorization, execution, delivery and enforceability of the License Agreement; and

•	no conflicts or violations under contracts or laws.

Indemnification

After the closing of the License Agreement, we have agreed to indemnify and hold Grifols, and its affiliates and their respective directors, officers, agents and employees harmless from any loss arising out of (a) the breach of any representation, warranty or covenant by Aradigm under the License Agreement, (b) the negligence or willful misconduct of Aradigm or its agents, affiliates and contractors or (c) the development of any Product by or on behalf of Aradigm or its affiliates or licensees or sublicensees.

After the closing of the License Agreement, Grifols has agreed to indemnify and hold us, and our affiliates and respective directors, officers, agents and employees harmless from any loss arising out of (a) the breach of any representation, warranty or covenant by Grifols under the License Agreement, (b) the negligence or willful misconduct of Grifols or its agents, affiliates and contractors, or (c) the marketing and/or promotion of a Product in a manner which is outside the approved labeling of such Product.

Covenants and Agreements

Each of Aradigm and Grifols has agreed not to use any employee or consultant that has been debarred by any regulatory authority or is the subject of debarment proceedings. Additionally, each has agreed to comply in all material respects with all applicable laws related to the development and commercialization of the Product, including the regulations of the FDA and the European Medicines Agency.

Term

The License Agreement will become effective upon the date of closing of the Company Stock Sale and will remain in effect until the expiration of the royalty term in all countries, which depends on our patent rights and regulatory exclusivity in such country. Upon the expiration of the License Agreement, Grifols will retain all granted licenses.

Termination Rights and Fees

The License Agreement may be terminated by Grifols if:

•	We materially breach any of our material obligations under the License Agreement;

•	Grifols terminates our supply agreement to manufacture Products, which we are required to enter into as a condition to the Closing;

•

There is a material breach of, or material inaccuracy in, any of our representations or warranties in the License Agreement or in the representation and warranty regarding intellectual property of the Stock Purchase Agreement and we fail to cure such breach within 90 days from notice;

•

Prior to the first regulatory approval of a Product in either the United States or the European Union, upon a change of control of Aradigm, provided, Grifols must give notice of its intent to terminate the agreement within 180 days of such change in control or otherwise forfeit this termination right; or

•

For any reason or no reason at any time by providing 90 days written notice, provided that if such termination occurs within 90 days of certain Grifols change of control events, then Grifols is required to pay $12.5 million to us.

The License Agreement may be terminated by Aradigm if:

•	Grifols or any affiliate of Grifols files a challenge with a governmental authority contesting the validity, enforceability or scope of any patent held by Aradigm anywhere in the world; or

•

Upon written notice if Grifols materially breaches any of its material obligations under the License Agreement or there is a material breach of, or material inaccuracy in, any of the Grifols’ representations or warranties contained in the License Agreement (subject to a cure period of 90 days).

The License Agreement may be terminated by either Grifols or Aradigm upon certain bankruptcy events.

Amendment

The License Agreement may only be amended, supplemented or otherwise modified by a written instrument signed by each party.

Summary of the A1AT Option Agreement

Simultaneously with execution of the License Agreement, Aradigm will enter into the A1AT Option Agreement with Aradigm granting Grifols a limited term option to license Aradigm’s AERx pulmonary drug delivery platform for use with alpha-1 antitrypsin (“A1AT”). The initial term of the option consists of four months. If Grifols wishes additional time, it may, in its sole discretion, extend the term for an additional two months by written notification. At the end of the additional two months, the term may not be extended further unless by mutual agreement.

Once exercised, the Option Agreement affords Grifols a period of two months to negotiate and execute a separate license agreement in the field of pulmonary delivery of A1AT using Aradigm’s AERx pulmonary drug delivery platform.

If Grifols elects to proceed with a license, Grifols will pay Aradigm a three percent royalty on net sales of resulting products, and will bear all costs associated with development and commercialization.

Summary of the Governance Agreement

In connection with and simultaneously with the closing of the Company Stock Sale, we and Grifols will enter into the Governance Agreement, which sets forth certain rights and obligations of us and Grifols concerning, among other things, certain corporate governance matters, certain limitations on future acquisitions of shares of Common Stock by Grifols, and certain rights by Grifols to maintain a target level of ownership in us.

On the date the Governance Agreement is executed, the Board will be reconstituted to consist of our chief executive officer, three independent directors under the NASDAQ Marketplace Rules and two persons designated by Grifols. The number of persons Grifols is entitled to designate for consideration for election to the Board to the Company’s nominating committee will thereafter be equal to the product of (i) the percentage of shares of voting stock beneficially owned by Grifols and its affiliates, and (ii) the total number of directors comprising the Board. If this results in a non-whole number, then (i) if Grifols owns less than 50% of the shares of voting stock, the number will be rounded up or down (but in no event will Grifols be entitled to designated 50% or more of the total number of directors of Aradigm), and (ii) if Grifols owns more than 50% of the shares of voting stock, then the number will be rounded up.

The Governance Agreement also provides that during the period beginning on the date of Closing and ending 12 months after the first commercial sale of a Product (the “Restricted Period”), Grifols will not directly or indirectly acquire or offer to acquire any shares of Common Stock except (i) with the approval of the Board and a majority of our independent directors, (ii) effected solely to the extent necessary to maintain the beneficial ownership of Grifols and its affiliates at an amount equal to 35% (the “Target Percentage”) of the shares of

Common Stock on a Fully Diluted Basis (as defined in the Governance Agreement), or (iii) in order to maintain its ownership percentage in the event that we issue new securities, in accordance with the provisions of the Governance Agreement. The Restricted Period terminates upon the occurrence of certain events, including a change in control of Aradigm and a third party publicly proposing to acquire Aradigm. The Governance Agreement further imposes certain “standstill” obligations on Grifols during the Restricted Period, pursuant to which Grifols and certain related persons are prohibited from soliciting proxies from our shareholders, granting proxies or entering into voting agreements and seeking additional representation on the Board.

The Governance Agreement provides Grifols with certain preemptive rights to participate in future issuances of Common Stock or equivalents of Common Stock by us, or the right to acquire shares of Common Stock from third parties or on the open market to maintain its Fully Diluted Ownership at the Target Percentage.

The Governance Agreement requires the approval of Grifols for certain actions by us which would adversely affect Grifols’ rights under the Governance Agreement, including amending the charter or bylaws to (i) adversely affect the right for Grifols to appoint directors to our Board, (ii) changing the method for calling or holding meetings of the Board, (iii) changing the exculpatory or indemnification provisions that currently exist in our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or (iv) changing the rights of holders of Common Stock, or creating any new class that would adversely impact the ability for Grifols to appoint directors to our Board; provided that no approval is required for the Company to amended the Amended and Restated Certificate of Incorporation to increase its authorized amount of stock. Additionally, approval of Grifols is required for us to terminate the employment of our Chief Executive Officer or to appoint any successor Chief Executive Officer.

The Governance Agreement may only be amended, supplemented or otherwise modified by a written instrument signed by each party.

Summary of the Registration Rights Agreements

Grifols Registration Rights Agreement

In connection with and concurrently with the closing of the Company Stock Sale, we will enter into a Registration Rights Agreement with Grifols (the “Grifols Registration Rights Agreement”), pursuant to which we agree to provide registration rights to Grifols with respect to the shares of Common Stock to be acquired in the Company Stock Sale.

Under such agreement, Grifols will be entitled to require us to file with the SEC, within 30 days of receiving notice thereof, certain registration statements under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale of the shares of Common Stock acquired by Grifols in the Company Stock Sale. Grifols will be entitled to require us to file such registration statements up to three times on Form S-1 and up to six times on Form S-3. However, we will not be required to effect any demand for registration unless the dollar amount of the securities proposed to be registered reasonably is expected to be at least $5 million. In addition, Grifols will be entitled to include its shares of Common Stock in any registration we propose for our own account or for the account of one or more of our shareholders (other than any registration on Form S-4 or Form S-8).

In connection with any registration effected pursuant to the terms of the Grifols Registration Rights Agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees, printing fees and legal fees of Grifols up to $30,000 per registration statement. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration, including Grifols, on a pro rata basis. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the Grifols Registration Rights Agreement.

Investors Registration Rights Agreement

In connection with and concurrently with the closing of the Company Stock Sale, we and the Investors also entered into a Registration Rights Agreement (the “Investors Registration Rights Agreement”).

Pursuant to the Investors Registration Rights Agreement, we are required to file a registration statement on Form S-1 or S-3 to cover the resale of the shares of Common Stock acquired by the Investors in the Company Stock Sale. The failure on our part to satisfy the deadlines set forth in the Investors Registration Rights Agreement may subject us to payment of certain monetary penalties.

The Investors are entitled to include its shares of Common Stock in any registration we propose for our own account or for the account of one or more of our shareholders (other than any registration on Form S-4 or Form S-8). However, in the event of a registration pursuant to the Grifols Registration Rights Agreement, we are required to register shares of Common Stock held by the Investors only to the extent permitted by the Grifols Registration Rights Agreement.

In addition, pursuant to the terms of the Stock Purchase Agreement, we have agreed, among other things, not to file any other registration statement (other than any registration statement on Form S-4 or Form S-8, and subject to certain other limitations and exclusions) until the Common Stock subject thereto is covered by an effective registration statement or freely salable under Rule 144 under the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of May 22, 2013 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (provided below); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock.

	Beneficial Ownership Common(1)
	Number of Shares	Percent of Total (%)
First Eagle Investment Management, LLC.(2) 1345 Avenue of the Americas New York, NY 10105	114,004,319	45.29
Novo Nordisk A/S(3) Novo Alle DK 2880 Bagsvaerd G7	26,204,122	10.41
Laurence W. Lytton(4) 467 Central Park West New York, NY 10025	24,384,372	9.69
Entities affiliated with Boxer Capital LLC(5) 445 Marine View Avenue, Suite 100 Del Mar, CA 92104	19,614,389	7.79
Igor Gonda, Ph.D.(6)	5,005,679	1.99
Nancy Pecota(7)	1,772,062	*
Virgil D. Thompson(8)	1,665,062	*
Frank H. Barker(9)	1,509,645	*
John M. Siebert, Ph.D.(10)	1,111,697	*
Helen E. Short(11)	80,000	*
All executive officers, directors and nominees as a group (6 persons)(12)	11,144,145	4.43

*	Less than one percent
(1)	This table is based upon information supplied by officers, directors and principal shareholders and Forms 4 and Schedules 13D and 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 251,693,888 shares of Common Stock outstanding on May 22, 2013. Unless otherwise indicated, the address of each person on this table is c/o Aradigm Corporation, 3929 Point Eden Way, Hayward, California, 94545.
(2)	Based upon information contained in a Schedule 13D filed with the SEC on December 18, 2012, as well as a Form 4 filed with the SEC on December 13, 2012, and other information known to us, First Eagle Management (“FEIM”) (formerly Arnhold and S. Bleichroeder Advisors, LLC), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 114,004,319 shares of our Common Stock, as a result of acting as investment advisor to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. First Eagle Value in Biotechnology Master Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 57,422,298 of these 114,004,319 shares. In addition, 21 April Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 32,510,363 of these 114,004,319 shares.
(3)	Based upon information contained in a Form 4 filed on November 9, 2010.
(4)	Based upon information contained in a Schedule 13G (Amendment No. 1), filed with the SEC on February 13, 2013.

(5)	Based upon information contained in a Schedule 13G (Amendment No. 1) filed with the SEC on February 13, 2013. Boxer Capital LLC (“Boxer Capital”), Boxer Asset Management Inc. (“Boxer Management”) and Joseph Lewis may be deemed to beneficially own 15,706,284 of these 19,614,389 shares. Boxer Management is the managing member and majority owner of Boxer Capital. Joseph Lewis is the sole indirect owner and controls Boxer Management. Boxer Capital, Boxer Management and Joseph Lewis have shared voting and dispositive power with regard to the 15,706,284 common shares they beneficially own. MVA Investors, LLC (“MVA”) is an independent, personal investment vehicle of certain employees of Boxer Capital and Tavistock Life Sciences Company, which is a Delaware corporation and an affiliate of Boxer Capital. As such, MVA is not controlled by Boxer Capital, Boxer Management or Joseph Lewis. Aaron Davis and Ivan Lieberburg are employed by Tavistock Life Sciences Company. MVA may be deemed to beneficially own 793,851 of these 19,614,389 shares, and has sole voting and dispositive power over the Common Stock owned by it. Aaron Davis may be deemed to beneficially own 450,000 of these 19,614,389 shares, and has sole voting and dispositive power over the Common Stock he owns. Ivan Lieberburg may be deemed to beneficially own 2,664,254 of these 19,614,389 shares, and has sole voting and dispositive power over the Common Stock he owns. Neither Boxer Capital, Boxer Management nor Joseph Lewis have any voting or dispositive power with regard to the Common Stock held by MVA, Aaron Davis, or Ivan Lieberburg.
(6)	Includes 1,864,000 stock options shares which are exercisable within 60 days of May 22, 2013. The number of shares also includes 525,000 shares pursuant to restricted stock awards that have not vested.
(7)	Includes 725,000 stock options which are exercisable within 60 days of May 22, 2013. The number of shares also includes 325,000 shares pursuant to restricted stock awards that have not vested.
(8)	Includes 665,000 stock options which are exercisable within 60 days of May 22, 2013. The number of shares also includes 208,333 shares pursuant to restricted stock units and 333,333 shares pursuant to restricted stock awards that have not vested.
(9)	Includes 608,000 stock options which are exercisable within 60 days of May 22, 2013. The number of shares also includes 200,000 shares pursuant to restricted stock awards that have not vested.
(10)	Includes 610,000 stock options which are exercisable within 60 days of May 22, 2013. The number of shares also includes 203,947 shares pursuant to restricted stock units and 100,000 shares pursuant to restricted stock awards that have not vested.
(11)	The number of shares includes 80,000 shares pursuant to restricted stock awards that have not vested.
(12)	See footnotes (6) through (11) above.

PROPOSAL 3

APPROVAL OF 2005 EQUITY INCENTIVE PLAN, AS AMENDED

In March 2005, our Board adopted, and the shareholders subsequently approved, the 2005 Plan, an amended, restated and retitled version of the 1996 Equity Incentive Plan. As of May 19, 2013 a total of 17,218,638 shares of our Common Stock have been authorized for issuance under the 2005 Plan. In addition, the 2005 Plan limited the number of shares that could be awarded to any individual during a calendar year to 1.5 million shares. This limit was included in order to qualify stock options granted under the 2005 Stock Plan for favorable tax treatment under Section 162(m) of the Code.

During the 2012 fiscal year, under the 2005 Plan, we granted to all current executive officers as a group restricted stock awards under the terms of which they may receive up to 1,035,000 shares. During the same period, we granted to all employees and directors (excluding current executive officers) as a group options to purchase 560,000 shares at an exercise price of $0.15 per share and restricted stock awards or restricted stock units to receive up to 849,417 shares.

In June 2013, our Board adopted an amendment to the 2005 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 2005 Plan by 40,000,000 to 57,218,638 shares. Accordingly, Proposal 3 seeks shareholder approval for the issuance of such additional shares under the 2005 Plan. This amendment is intended to allow us to provide incentives to new employees that we anticipate will be required in order for us to execute the Pulmaquin development plan contemplated by the License Agreement, and gives our Board greater flexibility to reward current employees with stock incentives and ensures that we can continue to provide such incentives at levels we determine are appropriate. Given the limited number of shares that currently remain available under the 2005 Plan, coupled with the fact that most of our outstanding options are underwater and of little or no retention value, our Board and our Management believe it is important that the share proposal be approved in order to maintain our ability to attract and retain key personnel and continue to provide them with strong incentives to contribute to our future success.

In addition, the number of shares of the Company’s outstanding stock has increased substantially since 2005 due to prior stock offerings completed by the Company, and will increase even further upon the closing of the Collaboration Transaction. Accordingly, the Company’s ability to offer competitive stock-based compensation to its employees, particularly new hires, may be greatly restricted by the current 1.5 million share limit currently in place. Accordingly, the Company is proposing to amend the 2005 Plan to increase the limit on the maximum number of shares that may be granted to any individual during a calendar year to 5 million shares effective January 1, 2014.

The following summary description of the 2005 Plan, as amended, is qualified in its entirety by reference to the full text of the 2005 Plan that is attached as Annex C, including all changes that this proposal would effect if approved by our shareholders at the special meeting.

Shareholders are requested in this Proposal 3 to approve the 2005 Plan, as amended. The affirmative vote from a majority of shares present either in person or by proxy and voting at the meeting will be required to approve the 2005 Plan, as amended. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

Approval of Proposal 2 regarding an amendment to our Amended and Restated Certificate of Incorporation to increase the number of our authorized shares of Common Stock by 704,303,413 shares is a condition to approval of this Proposal 3 concerning an increase in the number of shares available under the 2005 Plan. If Proposal 2 is not approved, we would not have sufficient authorized shares of Common Stock to reserve additional shares for issuance under the 2005 Plan. Therefore, if our shareholders wish to approve Proposal 3, they must also approve Proposal 2. Furthermore, if Proposal 2 is not approved by our shareholders, then Proposal 3 will also not be approved, even if Proposal 3 is approved by the requisite vote of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

The essential features of the 2005 Plan are outlined below:

General

The 2005 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock unit awards, stock appreciation rights and other forms of equity compensation (collectively, the “stock awards”). Incentive stock options granted under the 2005 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code.” Nonstatutory stock options granted under the 2005 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards. To date, the Company has granted stock options, restricted stock awards and restricted stock units under the 2005 Plan.

Purpose

We adopted the 2005 Plan to provide a means by which selected officers, directors, employees of and consultants to us and our affiliates could be given an opportunity to acquire an equity interest in Aradigm Corporation, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success. All employees and directors are eligible to participate in the 2005 Plan. As of March 31, 2013, approximately 21 employees, directors and consultants are eligible to participate in the 2005 Plan. We anticipate that the number of employees will need to be increased significantly for us to be able to fulfill our obligations under the Licensing Agreement.

Administration

The Board administers the 2005 Plan. Subject to the provisions of the 2005 Plan, the Board has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the type of stock award to grant to such person, the number of shares of Common Stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards.

The Board is authorized to delegate administration of the 2005 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 2005 Plan to the Compensation Committee of the Board. As used herein with respect to the 2005 Plan, the “Board” refers to the Compensation Committee as well as to the Board itself. In the Board’s discretion, directors serving on the Compensation Committee will be “outside directors” within the meaning of Section 162(m) of the Code (“Section 162(m)”). See “Federal Income Tax Information” for a discussion of the application of Section 162(m).

The Board may also delegate to one or more of our officers the authority to designate officers and employees to be recipients of stock awards and the terms thereof and/or determine the number of shares of our Common Stock to be subject to the stock awards granted to such officers and employees, so long as the Board resolution delegating such authority specifies the total number of shares of Common Stock underlying stock awards that the officer may grant, the officer does not grant any stock awards to himself or herself and the Board does not delegate the authority to determine the fair market value on the date of grant of the Common Stock underlying the stock awards.

Eligibility

Incentive stock options may be granted under the 2005 Plan only to our employees (including officers) and employees of our affiliates. Employees, non-employee Board members and consultants of us and our affiliates are eligible to receive all other types of stock awards under the 2005 Plan.

No incentive stock option may be granted under the 2005 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of our total combined voting power or its affiliates, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2005 Plan and any of our other plans and those of our affiliates) may not exceed $100,000.

No participant may be granted any awards under the 2005 Plan with respect to more than 5,000,000 shares of Common Stock during any calendar year.

Stock Subject to the 2005 Plan

Subject to the approval of this Proposal, an aggregate of 57,218,638 shares of Common Stock will be reserved for issuance under the 2005 Plan. If stock awards granted under the 2005 Plan expire or otherwise terminate without being exercised or if we reacquire shares of Common Stock pursuant to the terms of unvested stock options, the shares of Common Stock not acquired pursuant to such stock awards again become available for issuance under the 2005 Plan. If any shares of Common Stock subject to a stock award are not delivered because such shares are withheld for payment of taxes or because such shares are tendered as consideration for the exercise price of a stock award, the shares of Common Stock not delivered pursuant to such stock awards again become available for issuance under the 2005 Plan.

Terms of Options

The following is a description of the permissible terms of options under the 2005 Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options under the 2005 Plan may not be less than the fair market value of our Common Stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 2005 Plan may not be less than 100% of the fair market value of our Common Stock subject to the option on the date of the option grant.

Consideration. The exercise price of options granted under the 2005 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) pursuant to a broker-assisted “same-day sale”, (ii) by delivery of other shares of our Common Stock, (iii) pursuant to a deferred payment arrangement or (iv) in any other form of legal consideration acceptable to the Board.

Restrictions on Repricing. Under the terms of the 2005 Plan, the Board does not have the authority to reprice any outstanding stock awards under the 2005 Plan or cancel and re-grant any outstanding stock awards under the 2005 Plan, unless our shareholders have approved such an action within 12 months prior to such an event.

Vesting. Options granted under the 2005 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. The Board has the authority to accelerate the time during which an option may vest. In addition, options granted under the 2005 Plan may permit exercise prior to vesting. However, any unvested shares acquired under such an early exercise arrangement may be subject to repurchase by us or to any other restriction the Board determines to be appropriate. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant or by such other method as the Board determines to include in the stock award agreement.

Term. The Board has the discretion to determine the term of an option. However, the maximum term of an incentive stock option granted under the 2005 Plan is 10 years, except that in certain cases (see “Eligibility” above)

the maximum permitted term of such award is 5 years. Options under the 2005 Plan terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the Code), in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination, unless the option agreement provides otherwise; (ii) the participant dies before the participant’s service has terminated, or within a certain period after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution, unless the option agreement provides otherwise; or (iii) the option by its terms specifically provides otherwise. In no event, however, may an option be exercised beyond the expiration of its term.

A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer. Unless specified otherwise by the Board or required by law, a participant in the 2005 Plan may not transfer a stock option other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. During the lifetime of the participant, only the participant may exercise a stock option. A participant may designate a beneficiary who may exercise an option following the participant’s death. Shares subject to repurchase by us pursuant to an early exercise arrangement may be subject to restrictions on transfer that the Board deems appropriate.

Terms of Stock Purchase Awards and Stock Bonus Awards

Stock purchase awards and stock bonus awards may be granted under the 2005 Plan pursuant to stock purchase award agreements and stock bonus award agreements, respectively.

Consideration. The purchase price for stock purchase awards may be paid in cash, or, at the discretion of the Board, under a deferred payment or similar arrangement, by past services rendered to us or in any other form of legal consideration acceptable to the Board and permissible under applicable law. The Board may grant stock bonus awards in consideration for past services rendered to us or any other form of legal consideration acceptable to the Board and permissible under applicable law.

Vesting. Shares of stock acquired under a stock purchase may, but need not, be subject to a repurchase right or option in our favor; and shares of stock acquired under a stock bonus award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule as determined by the Board. The Board has the authority to accelerate the vesting of stock acquired pursuant to a stock purchase or stock bonus award.

Termination of Service. Upon termination of a participant’s service, we may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable stock purchase award or stock bonus award agreement.

Restrictions on Transfer. Rights to acquire shares under a stock purchase or stock bonus award may be transferred only upon such terms and conditions as may be approved by the Board.

Terms of Stock Unit Awards

Stock unit awards may be granted under the 2005 Plan pursuant to stock unit award agreements.

Consideration. The purchase price for stock unit awards may be paid in any form of legal consideration acceptable to the Board.

Settlement of Awards. A stock unit award may be settled by the delivery of shares of our Common Stock, cash, in any combination of the two or in any other form of consideration, as determined by the Board.

Vesting. At the time of the grant of a stock unit, the Board may impose such restrictions or conditions to the vesting of the stock unit as it, in its sole discretion, deems appropriate. Also, at the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the stock unit award after vesting. The Board has the authority to accelerate the vesting of stock unit awards as it deems appropriate.

Dividend Equivalents. Dividend equivalent rights may be credited with respect to shares covered by a stock unit award, as determined by the Board. We do not anticipate paying cash dividends on our Common Stock for the foreseeable future.

Termination of Service. Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s termination of service.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2005 Plan pursuant to stock appreciation rights agreements.

Exercise. Each stock appreciation right is denominated in shares of Common Stock equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (i) the aggregate fair market value on the date of exercise of a number of Common Stock equivalents with respect to which the participant is exercising the stock appreciation right over (ii) the strike price on the date of grant, as determined by the Board.

Settlement of Awards. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, in shares of our Common Stock, in any combination of the two or in any other form of consideration determined by the Board.

Vesting. The Board may impose such conditions and restrictions as to the vesting of stock appreciation rights as it deems appropriate. The Board has the authority to accelerate the vesting of stock appreciation rights as it deems appropriate.

Termination of Service. Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Other Equity Awards

The Board may grant other equity awards based in whole or in part by reference to the value of our Common Stock. See the full text of the 2005 Plan, set forth in Appendix A to the Proxy Statement filed via EDGAR with the SEC, for more details. Subject to the provisions of the 2005 Plan, the Board has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of Common Stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

Performance-Based Stock Awards

Under the 2005 Plan, a stock award may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All employees, consultants and directors are eligible to receive performance-based stock awards under the 2005 Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Board.

In granting a performance-based stock award, the Board will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Board will establish the performance goals, based upon one or more pre-established criteria (“performance criteria”) enumerated in the 2005 Plan and described below. As soon as administratively practicable following the end of the performance period, the Board will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2005 Plan shall be determined by the Board, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total shareholder return; (vi) return on equity; (vii) return on assets, investment or capital employed; (viii) operating margin; (ix) gross margin; (x) operating income; (xi) net income (before or after taxes); (xii) net operating income; (xiii) net operating income after tax; (xiv) pre- and after-tax income; (xv) pre-tax profit; (xvi) operating cash flow; (xvii) sales or revenue targets; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) total shareholder return; (xxxi) shareholders’ equity; and (xxxii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

The Board is authorized to adjust or modify the calculation of a performance goal for a performance period in order to prevent the dilution or enlargement of the rights of participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Board’s assessment of our business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board is authorized to make adjustments in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business we divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of our Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, the Board is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects to any statutory adjustments to corporate tax rates; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

Changes to Capital Structure

In the event any change is made to the outstanding shares of our Common Stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2005 Plan; (ii) the maximum number and/or class of securities issuable as incentive stock options under the 2005 Plan; (iii) the maximum number and/or class of securities for which any one person may be granted options and/or stock appreciation rights or performance-based awards per calendar year pursuant to the limitation under Section 162(m); and (iv) the number and/or class of securities and the price per share in effect under each outstanding stock award under the 2005 Plan.

Effect of Certain Corporate Events

In the event of our dissolution or liquidation, any stock award which remains unvested or subject to a right or repurchase shall terminate immediately prior to such liquidation or dissolution and the shares of Common Stock subject to such repurchase right may be repurchased by us notwithstanding that the holder of such award is providing service to us. The Board may, in its discretion, cause some or all stock awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture before the liquidation or dissolution is completed, but contingent on its completion.

In the event of certain significant corporate transactions, all outstanding stock awards under the 2005 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such stock awards, then (i) with respect to any such stock awards that are held by individuals then performing services for us or our affiliates, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction; and (ii) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction.

A significant corporate transaction will be deemed to occur in the event of (i) a sale or all or substantially all of our consolidated assets and those of our subsidiaries, (ii) the sale of at least 90% of our outstanding securities, (iii) a merger or consolidation in which we are not the surviving corporation or (iv) a merger, consolidation or similar transaction in which we are the surviving corporation, but shares of our outstanding Common Stock are converted into other property by virtue of the transaction.

Following certain specified change in control transactions, the vesting and exercisability of specified stock awards will be accelerated only if specifically provided by a participant’s award agreement. The acceleration of a stock award in the event of certain significant corporate transactions or a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Duration, Termination and Amendment

The Board may suspend or terminate the 2005 Plan without shareholder approval or ratification at any time. Unless sooner terminated, the 2005 Plan will terminate on March 20, 2015.

The Board may amend the 2005 Plan at any time or from time to time. However, no amendment will be effective unless approved by our shareholders if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the 2005 Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the 2005 Plan in any other way if such modification requires shareholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the 2005 Plan for shareholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the 2005 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the 2005 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may give rise to or increase alternative minimum tax liability for the participant.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. There generally are no tax consequences to the participant or us by reason of the grant of these awards. Upon acquisition of the stock under any of these awards, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock under Section 83(b) of the Code. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Unit Awards. No taxable income is generally recognized upon receipt of a stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. We and the participant will be required to satisfy certain tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant. Section 409A of the Code may apply to the grant of a stock unit award if the award permits the participant to defer receipt of the stock after vesting, unless a deferral election and certain other requirements are met.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) and the satisfaction of a reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Section 409A. Certain awards, including stock options and stock appreciation rights granted with an exercise price that is less than fair market value, certain restricted stock units, and certain awards that are considered modified, can be considered “non-qualified deferred compensation” and subject to Section 409A of the Code. Awards that are subject to but do not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to the recipient, and may result in accelerated imposition of income tax and the related withholding.

Potential Limitation on Company Deductions. Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by shareholders.

Stock purchase awards, stock units and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount – or formula used to calculate the amount – payable upon attainment of the performance goal). The Company intends to comply with these regulations with respect to performance-based compensation that it may award.

New Plan Benefits

Since benefits under the 2005 Plan will depend on the individuals selected at the discretion of the Board and/or the Compensation Committee to receive awards, the number of shares to be awarded and the fair market value of our Common Stock at various future dates, it is not possible at this time to determine the benefits that will be received under the 2005 Plan by all eligible employees, officers, directors or consultants.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of March 31, 2013. Information is included for the equity compensation plans approved by our shareholders. There are no equity compensation plans not approved by our shareholders.

Plan Category	Common Stock to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options and Rights	Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)		(b)	(c)
Equity compensation plans approved by Aradigm shareholders	6,762,100	(1)	$0.82	4,000,849	(2)
Equity compensation plans not approved by Aradigm shareholders	—		—	—

(1)	Issued pursuant to the Company’s 1996 Equity Incentive Plan, the 1996 Non-Employee Directors’ Plan, and the 2005 Plan.
(2)	Shares available for future issuance includes 1,053,725 shares reserved under Employee Stock Purchase Plan.

PROPOSAL 4

ADJOURNMENT OF THE SPECIAL MEETING

Our shareholders may be asked to consider and vote upon a proposal to approve an adjournment of the special meeting, if necessary, including adjournments to permit further solicitation of proxies with respect to the proposals to approve the Collaboration Transaction and the Proposed Share Increase.

If a quorum is not present at the special meeting, our bylaws permit the person presiding at the meeting to adjourn the meeting from time to time until a quorum is present. If a quorum is present at the special meeting, but there are not sufficient votes at the time of the special meeting to approve the proposal to approve the Collaboration Transaction and the Proposed Share Increase, our shareholders may also be asked to vote on the proposal to approve the adjournment of the special meeting to permit further solicitation of proxies.

If the adjournment proposal is submitted for a vote at the special meeting, and if our shareholders vote to approve the adjournment proposal, the meeting may be adjourned to enable the Board to solicit additional proxies in favor of the proposals to approve the Collaboration Transaction and the Proposed Share Increase. If the adjournment proposal is approved, and the special meeting is adjourned, the Board will use the additional time to solicit additional proxies in favor of the proposals to approve the Collaboration Transaction and the Proposed Share Increase, including the solicitation of proxies from shareholders that have previously voted against the proposals to approve the Collaboration Transaction and the Proposed Share Increase. Among other things, approval of the adjournment proposal could mean that, even though we may have received proxies representing a sufficient number of votes against the proposals to approve the Collaboration Transaction and the Proposed Share Increase to defeat them, management could present the adjournment proposal for a vote of shareholders and thereby cause the special meeting to be adjourned without a vote on the proposals to approve the Collaboration Transaction and the Proposed Share Increase and seek during that period of adjournment to convince the holders of those shares to change their votes to vote in favor of the proposals to approve the Collaboration Transaction and the Proposed Share Increase.

The Board believes that if the number of shares of our Common Stock voting in favor of the proposal to approve the Collaboration Transaction and the Proposed Share Increase is insufficient to approve that proposal, it is in the best interests of our shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

OTHER MATTERS

Shareholder Proposals

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2013, to our Secretary at 3929 Point Eden Way, Hayward, California, 94545. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on March 22, 2014 and no earlier than the close of business on February 22, 2014. You are also advised to review our bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. A copy of our bylaws is available via written request to our Secretary at 3929 Point Eden Way, Hayward, California, 94545, or by accessing EDGAR on the SEC’s website at www.sec.gov.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

In connection with this meeting, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Aradigm Corporation, Secretary, 3929 Point Eden Way, Hayward, CA 94545 or contact our Secretary at (510) 265-9000. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The SEC’s Internet site can be found at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference as the information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference Items 6, 7, 7A, 8 and 9 from Aradigm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Items 1, 2 and 3 from Aradigm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, the section captioned

“Compensation” contained in Aradigm’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2013 and any other items in that Quarterly Report expressly updating the above referenced items from our Annual Report on Form 10-K.

This proxy statement incorporates important business and financial information about Aradigm from other documents, as referenced in the preceding paragraph and under the heading “Description of the Transaction Agreements,” that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You may, without charge, request a copy of any or all of the documents that are incorporated by reference into this proxy statement but not delivered with the proxy statement, including exhibits which are specifically incorporated by reference into those documents. Requests should be directed to: Aradigm Corporation, Attention: Secretary, 3929 Point Eden Way, Hayward, California 94545.

Representatives of OUM & Co. LLP, our independent registered public accounting firm, will not be present at the special meeting.

Annex A

STOCK PURCHASE AGREEMENT

by and between

ARADIGM CORPORATION

and

GRIFOLS, S.A.

Dated as of May 20, 2013

A-i

A-ii

A-iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 20, 2013, is entered into by and between the purchasers listed on the Schedule of Purchasers attached hereto as Schedule A (individually, a “Purchaser” and collectively, the “Purchasers”), and ARADIGM CORPORATION, a California corporation (the “Company”). Purchasers and the Company are sometimes referred to as the “Parties.” Certain capitalized terms used in this Agreement are defined in Article I of this Agreement.

RECITALS

WHEREAS, Purchasers desire to purchase a number of newly-issued shares of the Company’s common stock, no par value (the “Company Common Stock”), for a purchase price equal to $0.124 per share (the “Per Share Purchase Price”);

WHEREAS, as a condition to Closing, Grifols, S.A., a company (sociedad anónima) organized under the laws of Spain, one of the Purchasers (“Grifols”) and the Company will be required to enter into a Governance Agreement, substantially in the form attached as Exhibit A (the “Governance Agreement”), which sets forth certain rights and obligations of the parties thereto concerning, among other things, certain corporate governance matters and certain limitations on future acquisition and dispositions of shares of Company Common Stock by Grifols;

WHEREAS, as a condition to Closing, Grifols and the Company will be required to enter into a License and Collaboration Agreement, substantially in the form attached as Exhibit B (the “Ciprofloxacin License Agreement”), under which the Company will grant to Grifols a license to certain technology and intellectual property related to related to inhaled ciprofloxacin and the parties thereto will collaborate for the development and commercialization of inhaled ciprofloxacin, and an option agreement pursuant to which the Company will grant to Grifols an option to license the Company’s AERx Pulmonary Drug Delivery System in the form attached as Exhibit C (the “A1AT Option Agreement”);

WHEREAS, as a condition to Closing, (i) Grifols and the Company will be required to enter into a registration rights agreement, substantially in the form attached as Exhibit D (the “Grifols Registration Rights Agreement”) and (ii) the Purchasers (other than Grifols) and the Company will be required to enter into a registration rights agreement, substantially in the form attached as Exhibit E (the “Other Purchasers Registration Rights Agreement”), which set forth the rights of Grifols or the other Purchasers, as applicable, to require the Company to file with the Securities and Exchange Commission (“SEC”) certain registration statements under the Securities Act (as defined below) and with respect to the resale of shares of Company Common Stock acquired pursuant to this Stock Purchase Agreement;

WHEREAS, in order for the Company to fulfill its supply obligations under the License Agreement, the Company will be required to enter into (a) a supply agreement with Sigma-Tau PharmaSource, Inc. or another pharmaceutical manufacturer reasonable acceptable to Grifols (the “Third Party Manufacturer”) under which such Third Party Manufacturer will manufacture and supply to the Company, and the Company will purchase from the Third Party

Manufacturer, the Aradigm Products (the “Third Party Manufacturer Supply Agreement”) and (b) a supply agreement with Grifols under which the Company will supply to Grifols, and Grifols will purchase from the Company, on substantially the same terms as the Third Party Manufacturer Supply Agreement (with appropriate modifications in light of the parties to such agreement), Grifols’ entire requirements (subject to certain limitation) of the Aradigm Products for distribution and sale worldwide (the “Grifols Supply Agreement”).

WHEREAS, in connection with the execution and delivery of the Transaction Documents at the Closing and the issuance of the New Shares, the Company will be required to (i) amend the Articles of Incorporation in the form attached hereto as Exhibit F (the “Charter Amendment”), which will be adopted, filed and become effective at or prior to the Closing in accordance with Applicable Law;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has, by the unanimous vote of the directors present (i) determined that the issuance of the New Shares to Purchasers is fair and to and in the best interests of the Company and the Company’s Shareholders, (ii) approved this Agreement, the Charter Amendment and the other Transaction Documents and the transactions contemplated hereby and thereby, (iii) declared advisable the Charter Amendment, (iv) amended the Bylaws in the form attached hereto as Exhibit G, (v) resolved to submit this Agreement, the Charter Amendment and the other Transaction Documents to a vote of the Company’s Shareholders and, subject to the terms hereof, to recommend approval by the Shareholders of this Agreement, the Charter Amendment and the other Transaction Documents and (vi) determined that the consummation of Transactions (including the Ciprofloxacin License Agreement) did not result in a sale of 90% or more of the consolidated assets of the Company and its Subsidiaries during a single 12-month period; and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of First Eagle Investment Management, Second Round Capital and Boxer Capital are entering into a Voting Agreement with Grifols, dated the date hereof (each, a “Voting Agreement”), pursuant to which such each has agreed, on the terms and conditions therein, to vote all of the shares of Company Common Stock that will be beneficially owned or managed by it on the applicable record date in favor of the approval of this Agreement, the Charter Amendment and the other Transaction Documents.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“A1AT Option Agreement” has the meaning set forth in the Recitals.

“Acquisition Proposal” means, other than the Transactions, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (a) any merger consolidation or other form of business combination with or involving the Company, (b) the sale, license, disposition or acquisition of all or any material portion of the business or assets of the Company, including the grant of any license to any Intellectual Property of the Company, other than non-exclusive licenses granted to contract research organizations in the Ordinary Course of Business, or (c) the issuance, grant, disposition or acquisition of (i) any shares of Company Capital Stock (other than issuances of Company Common Stock upon the exercise or conversion of Company Options or Company Warrants outstanding on the date hereof), (ii) any option, call, warrant or right to acquire any shares of Company Capital Stock (other than the grant of Company Options to the Company’s employees by the Company pursuant to its existing Benefit Plans in the Ordinary Course of Business) or (iii) any other Company Securities.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person. For the purposes of this Agreement, Purchasers and their Affiliates, on the one hand, shall not be deemed to be Affiliates of the Company and its Affiliates, on the other hand.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity applicable to such Person or any of such Person’s property and assets or such Person’s officers, directors, employees, consultants or agents in their capacity as such Person’s officers, directors, employees, consultants or agents, respectively.

“Aradigm Products” means products developed, manufactured, marketed or distributed by or on behalf of the Company.

“Aradigm Technology” has the meaning given such term in the Ciprofloxacin License Agreement.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as further amended from time to time.

“Benefit Plan(s)” means all “employee benefit plans” (as defined in Section 3(3) of ERISA (whether or not subject to ERISA)), and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, all equity and incentive compensation plans, all employee manuals and handbooks, severance, retention, employment, consulting, change of control, collective bargaining, deferred compensation, profit sharing, commission, health, welfare, pension, vacation, retirement agreements or plans, and any other benefit plan, agreement, program or policy in respect of any present, former or retired employee, officer, director, stockholder or other Worker of the Company or its Subsidiaries or any of their respective ERISA Affiliates, or any beneficiary of any of the foregoing individuals, in each case established, sponsored, maintained, contributed or required to be contributed to (or with respect to which any obligation to contribute has or had been undertaken) by the Company, its Subsidiaries or any of their respective ERISA Affiliates or under which the Company, its Subsidiaries or any of their respective ERISA Affiliates has any current or potential Liability.

“BHCA” has the meaning set forth in Section 3.33.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means any day (other than a Saturday, Sunday or a legal holiday) on which banks are open for general business in Barcelona, Spain and San Francisco, California, USA.

“Bylaws” means the Amended and Restated Bylaws of the Company, as further amended from time to time.

“Charter Amendment” has the meaning set forth in the Recitals.

“Charter Amendment Approval” means the affirmative vote of holders of more than 50% of the issued and outstanding shares of Company Common Stock.

“Charter Documents” has the meaning set forth in Section 3.1(b).

“Ciprofloxacin License Agreement” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Purchasers in connection with the execution of this Agreement.

“Company Option” means each outstanding stock option to purchase Company Common Stock granted under any Company Plan.

“Company Partner” has the meaning set forth in Section 3.25(c).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Securities” has the meaning set forth in Section 3.2(b).

“Company Stock Sale” has the meaning set forth in Section 2.1.

“Company Warrant” means each outstanding warrant to purchase Company Capital Stock.

“Confidential Information” means all information and data including, but not limited to, proprietary materials regarding the Disclosing Party’s technology, compounds, products, business information or objectives, that is provided by or on behalf of the Disclosing Party to the Receiving Party hereunder, either (a) in written or other tangible medium and designated or marked as confidential or is of such nature or disclosed under such circumstances as it would reasonably be understood to be Confidential Information, or (b) orally, visually or physically, and designated as confidential at the time of such disclosure and confirmed to be confidential in writing within thirty (30) days after such disclosure by delivery to the Receiving Party of a written document(s) describing the information, and referencing the place and date of such oral, visual or physical disclosure or is of such nature or disclosed under such circumstances as it would reasonably be understood to be Confidential Information, except any portion of (a) or (b) that (i) is already known to the Receiving Party, as evidenced by competent written records predating disclosure under this Agreement; (ii) is or becomes known or available to the public other than through acts or omissions of the Receiving Party in violation of this Agreement; or (iii) becomes known to the Receiving Party from sources independent of the Disclosing Party who have a lawful right to make such disclosure

“Confidentiality Agreement” has the meaning set forth in Section 5.2(a).

“Contract” means, with respect to any Person, any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement, whether written or oral: (a) to which such Person is a party; (b) by which such Person or any of its assets is or may become bound or under which such Person has, or may become subject to, any obligation; or (c) under which such Person has or may acquire any right or interest.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding securities or other ownership interest of such Person.

“Default” means (a) any actual breach, violation or default, (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach, violation or default or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Development Product” means as any product candidate created by or on behalf of the Company using the Company’s Intellectual Property, including but not limited to Aradigm Products.

“Disclosing Party” means the applicable Party in its capacity either as provider of Confidential Information under this Agreement.

“EMA” means the European Medicines Agency and any successor agency thereto.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance, preemptive right, right of first refusal, restriction or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, notice, Order, or proceeding alleging Liability for, or an obligation with respect to, any investigation, monitoring, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, release or threatened release of Hazardous Material at any location or (b) any violation or alleged violation of or compliance or non-compliance with any Environmental Law, and shall include any claim, notice, Order, or proceeding seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, release or threatened release of Hazardous Material or alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means all Applicable Laws relating to pollution or protection of human health and safety or the environment, including, without limitation (a) Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq, (b) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (c) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (d) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (e) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; and (f) any regulations promulgated under any of the above statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, is treated as, or would be deemed to be, a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” the meaning set forth in the definition of Health Care Law.

“Federal Reserve” has the meaning set forth in Section 3.33.

“Fully Diluted Basis” means, as of any date, a calculation that gives effect to the number of shares of Voting Stock then issued and outstanding plus the aggregate number of all shares of Voting Stock that the Company may be required to issue as of such date pursuant any Company Securities then outstanding, whether or not such securities are then convertible, exercisable or exchangeable

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Governance Agreement” has the meaning set forth in the Recitals.

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority; or (iii) governmental or quasi-Governmental Entity of any nature (including any governmental division, department, agency, Regulatory Authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Grant Date” has the meaning set forth in Section 3.2(e).

“Grifols” has the meaning set forth in the Recitals.

“Grifols Designees” has the meaning set forth in Section 6.1(a).

“Grifols Registration Rights Agreements” has the meaning set forth in the Recitals.

“Grifols Supply Agreement” has the meaning set forth in the Recitals.

“Grifols Supply Agreement Term Sheet” has the meaning set forth in Section 7.3(d)(ii).

“Hazardous Materials” has the meaning set forth in Section 3.13.

“Health Care Law” means all Applicable Laws with respect to regulatory matters primarily relating to patient care and human health and safety, including, without limitation, such Applicable Laws pertaining to: (i) the research, testing, production, manufacturing, marketing, transfer, distribution and sale of drugs and devices, including, without limitation, the United States Food Drug and Cosmetic Act (“FDCA”) (21 U.S.C. §§ 301 et seq.), and equivalent Applicable Laws of other Governmental Entities; (ii) Permits required to be held by individuals and entities involved in the research, testing, production, manufacturing, marketing, transfer, distribution and sale of health care items and services (iii) any federal health care program (as such term is defined in 42 USC section 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback

Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder, and equivalent Applicable Laws of other Governmental Entities; and (iv) the privacy and security of patient-identifying health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d et seq.), as amended, and the regulations promulgated thereunder and equivalent Applicable Laws of other Governmental Entities, and each of (i) through (ix) as may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including guarantees and notes payable), incurred or assumed, (b) all obligations of such Person for the deferred Per Share Purchase Price of property or services (other than current trade payables incurred in the Ordinary Course of Business), (c) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (d) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases under U.S. generally accepted accounting principles, (e) all indebtedness of third parties secured by an Encumbrance on property owned or acquired by such Person under GAAP, (f) any obligation that would be required to be reflected as debt on the balance sheet of such Person under United States generally accepted accounting principles, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.

“Indemnified Liabilities” has the meaning set forth in Section 8.1.

“Indemnitees” has the meaning set forth in Section 8.1.

“Intellectual Property” means patents and patent applications and other indicia or ownership of an invention, trademarks, service marks, trade names, trade dress, domain names, copyrights, trade secrets, inventions, technology, discoveries, know-how, software, formulae, processes, confidential and proprietary information and similar proprietary rights and registrations and applications for registration for any of the foregoing recognized by any Governmental Entity.

“Knowledge” means, as applied to the Company, the knowledge of the Company’s officers and, solely with respect to Section 3.19, the Company’s senior directors, in each case, after due inquiry.

“Leased Real Property” has the meaning set forth in Section 3.6(b).

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.

“Material Adverse Effect” any change, event, development, effect, state of facts, condition, circumstance or occurrence or other matter that is, or would reasonably be expected to have or give rise to, individually or together with one or more contemporaneous change, event, development, effect, state of facts, condition, circumstance or occurrence, a material adverse effect on or material adverse change to (a) the condition (financial or otherwise), business, results of operations, prospects, assets, Liabilities, capitalization or financial performance of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to consummate the Transactions or to perform any of its obligations under this Agreement and the other Transaction Documents; provided, however, that any adverse effects attributable to any of the following as they relate to the Company and its Subsidiaries shall not be deemed to constitute, and the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) conditions affecting the pharmaceuticals industries (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants); (b) conditions affecting the U.S. economy as a whole or affecting the financial or securities markets in the United States or any foreign markets where the Company and its Subsidiaries has operations (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants); (c) changes in GAAP (or any interpretation thereof) (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants); (d) conditions caused by acts of terrorism or war (whether or not declared); or (e) the taking of any action specifically required by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“NDA” means a new drug application filed with the FDA for authorization to market a pharmaceutical product.

“New Shares” has the meaning set forth in Section 2.1.

“Notice” has the meaning set forth in Section 10.2.

“Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Entity that is binding on any Person or its property.

“Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with the past practice of the Company.

“Other Purchasers Registration Rights Agreements” has the meaning set forth in the Recitals.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Parties” has the meaning set forth in the Preamble.

“Per Share Purchase Price” has the meaning set forth in the Recitals.

“Permits” means all licenses, permits, franchises, approvals, authorizations, easements, variances, consents, exemptions, certificates, listings, registrations, orders, or filings of or with, any Governmental Entity or any other Person, necessary for the conduct of, or relating to, the operation of the business of the Company or its Subsidiaries.

“Permitted Encumbrances” means (a) liens, Taxes, assessments and other governmental charges, in each case, not yet due and payable or which are being contested in good faith by appropriate proceedings and are reserved for in full on the Company Balance Sheet in accordance with GAAP, (b) statutory, mechanics’, laborers’ and materialmen liens arising in the Ordinary Course of Business for sums not yet due, (c) statutory and contractual landlord liens under leases pursuant to which the Company is a lessee and not in Default, (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including restrictions, reservations, covenants, conditions, oil and gas leases, and mineral severances, in each case that do not impair the use of such real property in the operation of the Company’s business, (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls in each case that do materially impair the use of such real property in the operation of the Company’s business as currently conducted, (f) liens securing rental payments under capital lease arrangements to the extent they are imposed only upon the leased equipment, and (g) pledges or deposits made in the Ordinary Course of Business which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of the Company’s business as currently conducted.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, unincorporated organization, trust, union, association or any Governmental Entity.

“Proceeding” has the meaning set forth in Section 3.17.

“Proxy Statement” has the meaning set forth in Section 3.27.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” or “Purchasers” has the meaning set forth in the Preamble.

“Purchaser Material Adverse Effect”, means, with respect to any Purchaser, any event, change, circumstance, effect, development or state of facts, violation, inaccuracy or other matter that is, or would reasonably be expected to become or give rise to, individually or in the aggregate, a material adverse effect on or material adverse change to the ability of such

Purchaser to consummate the Transactions or to perform any of its obligations under this Agreement and the other Transaction Documents.

“Receiving Party” means the applicable Party in its capacity either as recipient of Confidential Information under this Agreement

“Recommendation” has the meaning set forth in Section 5.4(d).

“Regulatory Authority” means any Governmental Entity responsible for Permits with respect to any Aradigm Products, including the FDA, EMA and any corresponding Governmental Entity.

“Related Party” means: (a) each Shareholder holding 5% or more of the issued and outstanding shares of Company Capital Stock; (b) each individual who is, or who was at the time of the entry into the transaction or the creation of the interest in question an officer or director of the Company; (c) each member of the immediate family of each of the Persons referred to in clauses (a) or (b) above; and (d) each Person that is, or that was at the time of the entry into the transaction or the creation of the interest in question an Affiliate of any Shareholder holding 5% or more of the issued and outstanding shares of Company Capital Stock.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.

“Safety Notice” has the meaning set forth in Section 3.25(g).

“SEC” has the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder

“Securities Act Exemptions” has the meaning set forth in Section 4.11.

“Shareholder” means any holder of Company Capital Stock.

“Shareholders Approval” has the meaning set forth in Section 5.4(a).

“Shareholders Meeting” has the meaning set forth in Section 5.4(a).

“Subsidiary” when used with respect to any Person, shall mean any entity, corporation or other organization, whether incorporated or unincorporated, at least 50% of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means all taxes and duties and similar governmental charges, levies, imposts or withholdings (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes) whenever and by whatever Governmental Entity imposed, and whether of the United States or a foreign, state or local jurisdiction, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto.

“Third Party Manufacturer” has the meaning set forth in the Recitals.

“Third Party Manufacturer Supply Agreement” has the meaning set forth in the Recitals.

“Transaction Approval” means the approval of the Company Stock Sale, the Ciprofloxacin License Agreement and the other transactions contemplated by the Transaction Documents (other than the Charter Amendment) by a majority of the votes cast by all Shareholders entitled to vote.

“Transaction Documents” means this Agreement, the Governance Agreement, the Ciprofloxacin License Agreement, the Grifols Registration Rights Agreement, the Other Purchasers Registration Rights Agreement, the Voting Agreement and the agreements, certificates and instruments executed (or to be executed) by a Party and delivered (or to be delivered) pursuant to this Agreement in connection with the Closing.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Voting Agreement” has the meaning given to it in the Recitals.

“Voting Stock” means shares of Company Common Stock and any other securities of the Company having the power to vote in an election of members of the Board of Directors.

“Worker” or “Workers” means any individual performing services for the Company (or any of its Subsidiaries) in the capacity of an employee, director, independent contractor and/or otherwise.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3 Interpretation.

(a) In this Agreement, unless the context otherwise requires, references:

(i) to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

(ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified,

supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

(iii) to any Person include any successor to that Person or permitted assigns of that Person; and

(iv) to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.

(b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(d) Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.

(e) The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The masculine, feminine and neuter genders used herein shall include each other gender.

(f) The terms “dollars” and “$” shall mean dollars of the United States of America.

(g) It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between or among the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of New Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell, transfer, convey and deliver to each Purchaser, free of any Encumbrances, and each Purchaser, severally but not jointly, shall purchase from the Company, such aggregate number of the newly-issued shares of Company Common Stock as is set forth opposite such Purchaser’s name on Schedule A (the “Company Stock Sale”, and such newly-issued shares, collectively, the “New Shares”). If the Company issues additional shares of Company Common Stock between the date hereof and the Closing (in each case, to the extent permitted under Section 5.1(b)(v)), the number of New Shares to be purchased by Grifols at the Closing shall be adjusted such that, after giving effect to the

Company Stock Sale, the number of New Shares purchased by Grifols at the Closing shall represent 35% of the Company Common Stock on a Fully Diluted Basis (calculated as of immediately prior to the Closing) and Schedule A shall be deemed to have been amended to reflect the same.

2.2 Consideration. The consideration to be paid by each Purchaser to the Company for the number of New Shares purchased by such Purchaser at the Closing shall be an aggregate amount equal to (a) the Per Share Purchase Price multiplied by (b) the number New Shares being purchased by such Purchaser (such aggregate amount, the “Purchase Price”).

2.3 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the New Shares contemplated hereby shall take place at a closing (the “Closing”) at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, U.S.A., at 9:00 a.m. New York City time on the second Business Day following the day upon which the last of the conditions set forth in Sections 7.1, 7.2 (solely with respect to the conditions to the obligations of the Company to effect the Closing with respect to Grifols) and 7.3 (solely with respect to the conditions to the obligations of Grifols to effect the Closing) (other than those that by their terms are to be satisfied or waived at the Closing itself) is satisfied or waived in writing, or at such other time, date and location as Purchasers and the Company agree in writing. All Closing transactions shall be deemed to take place simultaneously and no one of them shall be deemed to have occurred until all shall have occurred. The Closing shall be completed at the time the applicable Purchase Price has been paid by each Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.4 Nature of Agreement. This Agreement insofar as it relates to (a) the purchase of a particular number of New Shares by any Purchaser and (b) the rights, duties and remedies of the Company and any Purchaser (whether with respect to such purchase or otherwise) is a separate agreement between that Purchaser and the Company. No Purchaser shall have any responsibility or liability to (x) any other Purchaser with respect to its own performance of this Agreement or any other Transaction Document, or (y) the Company with respect to the performance hereof or thereof by any other Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to each Purchaser to enter into this Agreement, and subject to the exceptions set forth in (a) the Company Disclosure Letter (it being understood that the Company Disclosure Letter shall be arranged in sections corresponding to the sections contained in this Article III, and the disclosures in any section of the Company Disclosure Letter shall qualify the representations in the corresponding section of this Article III and shall be deemed made in any other section or sections of the Company Disclosure Letter to the extent the relevance of such disclosures is readily apparent from the text of such disclosure) or (b) the Company SEC Documents filed after March 26, 2013 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to each Purchaser that:

3.1 Organization of the Company.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with all requisite power and authority to conduct its business as it is presently being conducted, to own, license, use, lease and operate its assets and properties, and to perform all its obligations under its Contracts.

(b) The Company has made available to such Purchaser prior to the date of this Agreement true, correct and complete copies of the articles of incorporation, bylaws, or other similar organizational documents or operating agreements, as applicable, including all amendments thereto (collectively, the “Charter Documents”) of the Company and each of its Subsidiaries. Such Charter Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any provision thereunder.

(c) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned, licensed, used, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 3.1 sets forth each jurisdiction in which each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 297,527,214 shares of Company Common Stock and 5,000,000 shares of preferred stock (“Company Preferred Stock”). At the close of business on April 22, 2013, (i) 251,693,888 shares of Company Common Stock were issued and outstanding (including an aggregate of 1,323,917 shares of restricted stock granted under the applicable Company Plans), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 6,802,100 shares of Company Common Stock were issuable upon the exercise of all Company Options, (iv) 412,280 shares of Company Common Stock were issuable upon the settlement of outstanding restricted stock units granted under the applicable Company Plans, (v) 706,222 shares of Company Common Stock were reserved and available for issuance under the Company’s Employee Stock Purchase Plan (as amended from time to time) and (vi) 2,840,909 shares of Company Common Stock were reserved and available for issuance pursuant to outstanding warrant agreements. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws, and have not been issued in violation of any preemptive or similar rights. The Company has duly reserved an aggregate of 2,907,124, shares of Company Common Stock for issuance under the Company Plans, 2,907,124 of which shares (excluding those shares subject to outstanding restricted stock, restricted stock units and Company Options expressly enumerated above in this paragraph), as at the close of business on April 22, 2013, are available for future issuances under such Company Plans.

(b) Except as set forth in Section 3.2(b) above and for changes since the date referred to above resulting from the exercise of Company Options outstanding on such date in accordance with their terms, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company or (iii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any of its Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of the Company or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of the Company (clauses (i) through (iii), collectively “Company Securities”).

(c) Except as described on Schedule 3.2(c), there are no Contracts or other obligations of the Company relating to the grant, issuance, repurchase, redemption or other acquisition by the Company of any capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company, and no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of capital stock of the Company. The Company has provided to such Purchaser true, correct and complete copies of each Contract identified on Schedule 3.2(c).

(d) To the Company’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other restrictions that restrict or limit the voting, sale or other disposition of any shares of capital stock of the Company. There is no Indebtedness or any other securities of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which Shareholders of the Company may vote. There are no declared or accrued but unpaid dividends or distributions with respect to any capital stock of the Company or other securities of the Company.

(e) With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the Shareholders of the Company by the necessary number of votes or written consents, and material terms of such grant were communicated to the recipient of such grant within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of and pursuant to the applicable Company Plan and all Applicable Law, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the Grant Date; (iv) no Company Option has had its exercise date or grant date delayed or “back-dated”; (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements of the Company and its Subsidiaries included in the Company SEC Documents (including any related notes thereto) and in accordance with all Applicable Laws, and (v) no modifications have been made to any such grants after the Grant Date.

3.3 Subsidiaries; Investments.

(a) Schedule 3.3 lists each of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of organization, the authorized and outstanding shares of capital stock of or other equity or voting interests in such Subsidiary and the owner(s) of record of such outstanding capital stock or other equity or voting interests. All outstanding shares of capital stock, or other equity or voting securities in, each such Subsidiary is owned by the Company, free and clear of all Encumbrances. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any Person or hold any rights to acquire, any capital stock or any other securities, interests or investments (other than investments that constitute cash or cash equivalents) in any other corporation, partnership, trust, joint venture, association, or other Person.

(b) Other than the shares of capital stock or other equity or voting interests set forth in Schedule 3.3, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of such Subsidiary. There is no Indebtedness or any other securities of any Subsidiary of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which Shareholders of such Subsidiary may vote.

(c) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.4 Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party, to consummate the Transactions and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document and the consummation by the Company of the Transactions have been or, when executed and delivered, will be duly approved by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other Transaction Document to which it is a party or to consummate the Transactions, other than the Charter Amendment Approval and the Transaction Approval. This Agreement and the other Transaction Documents have been or, when executed and delivered, will be duly executed and delivered by the Company and are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

3.5 Validity of New Shares. When issued and paid for in accordance with the provisions of this Agreement, the New Shares will be duly authorized and validly issued, fully paid and nonassessable and free of any Encumbrances, other than Encumbrances imposed under applicable securities laws.

3.6 Title to Properties and Assets.

(a) Except as described on Schedule 3.6(a), each of the Company and its Subsidiaries has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its material personal properties and assets material to the business of the Company and its Subsidiaries. All of the tangible assets of each of the Company and its Subsidiaries are in all material respects in good operating condition and repair and are adequate for the conduct of its business in substantially the same manner as it has heretofore been conducted. Each of the Company and its Subsidiaries holds title to each material property and asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances. Notwithstanding the foregoing, the representations in this Section 3.6 do not apply to the Intellectual Property rights, which rights are subject to the representations and warranties contained in Section 3.19.

(b) Schedule 3.6(b) sets forth a true, correct and complete list of all real property leased by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”), including the location of, and a brief description of the nature of the activities conducted on, such Leased Real Property. The Company or the applicable Subsidiary has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth on Schedule 3.6(b), to the Knowledge of the Company, no Person other than the Company or its Subsidiaries has any right to use, occupy or lease all or any portion of the Leased Real Property. The Company or the applicable Subsidiary has all certificates of occupancy and Permits of any Governmental Entity necessary for the current use and operation of the Leased Real Property, and the Company or the applicable Subsidiary has complied in all material respects with the conditions of such certificates of occupancy and other Permits. No Default has occurred in the due observance of any Permit applicable to the Leased Real Property.

(c) None of Company or any of its Subsidiaries owns, nor has the Company or any of its Subsidiaries ever owned, any real property.

3.7 Absence of Certain Activities or Changes. Since the date of the Company Balance Sheet through the date of this Agreement, the Company and its Subsidiaries have conducted their operations in the Ordinary Course of Business and there has been no: (i) Material Adverse Effect or (ii) action taken which, if taken after the date of this Agreement without Grifols’s consent, would violate the provisions of Section 5.1(b) of this Agreement.

3.8 Material Contracts.

(a) Schedule 3.8(a) sets forth a list, as of the date of this Agreement, of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party and which remain in effect:

(i) Contracts material to the conduct and operations of its business and its properties;

(ii) Contracts containing covenants not to (or otherwise restricting or limiting the Company’s ability to) compete in any line of business or geographical area (including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line), solicit any customer of any Person, solicit or hire any employee, consultant or independent contractor of any Person or transact business or deal in any other manner with any other Person;

(iii) Contracts involving a joint venture, strategic alliance, partnership, or limited liability company relationship;

(iv) Contracts governing or relate to Indebtedness, including guarantees for money borrowed by others;

(v) Contracts obligating the Company or any of its Subsidiaries to develop any product or technology;

(vi) Contracts relating to the acquisition or disposition of any material assets entered into since January 1, 2010;

(vii) Contracts relating to any rights or obligations to undertake the development or commercialization of any pharmaceutical product;

(viii) to the extent not otherwise set forth on Schedule 3.8(a), Contracts relating to Aradigm Technology (as defined in the Ciprofloxacin License Agreement) or any related products or product candidates; or

(ix) Contracts involving the payment of royalties or other amounts calculated upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product or Intellectual Property of the Company or any of its Subsidiaries.

“Material Contracts” means any Contract required to be set forth on Schedule 3.6(b), Schedule 3.8(a) and Schedule 3.20(b) and any Contract entered into by the Company or any of its Subsidiaries between the date of this Agreement and the Closing Date in compliance with the provisions of this Agreement and of the types required to be disclosed on Schedule 3.6(b), Schedule 3.8(a) or Schedule 3.20(b). Copies of each Material Contract (or, in the case of oral Contracts, a summary of the material terms and conditions thereof), including all amendments thereto, have been made available to Grifols and, if requested, each other Purchaser.

(b) Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, against the other parties thereto in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law, except as would reasonably be expected not to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary is in Default under any Material Contract, which default would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiaries has received any written notice of any claim of Default under a Material Contract. To the Knowledge of the Company, no other party is in Default under any Material Contract, which default would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.9 Consents and Approvals; No Conflicts.

(a) No consent, approval or authorization of, or filing or registration with, any Governmental Entity or any other Person is required to be made, obtained or given by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for: (i) filings and the expiration or early termination of any waiting period under any applicable Antitrust Law and (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with the Transaction Documents and Transactions.

(b) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the Transactions will not (i) result in a violation or breach of, or be in conflict with or constitute a violation of, the applicable Charter Documents of the Company or any of its Subsidiaries, (ii) violate any Applicable Laws, Orders or Permits applicable to the Company or any of its Subsidiaries or (iii) violate, conflict with, result in a material Default under, or give to any Person any rights of termination or acceleration under any Material Contract of the Company or any of its Subsidiaries, other than where any such termination or acceleration would not have a Material Adverse Effect, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii), as would not be material to the Company and its Subsidiaries, taken as a whole.

3.10 SEC Reports; Financial Statements; Accounting Matters.

(a) The Company has filed with the SEC all reports on Form 10-K, 10-Q and 8-K, and all proxy materials, required to be filed or furnished by it since January 1, 2010 (collectively, the “Company SEC Documents”). None of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to make any filings with the SEC or any similar Governmental Entity, or any stock exchange or quotation service.

(b) The audited consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents (including any related notes thereto) were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, the effect of which adjustments would not be material to the Company and its Subsidiaries, taken as a whole).

(c) The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002.

(d) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that would adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and is accumulated and made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.11 No Undisclosed Liabilities. The Company and its Subsidiaries have no Liabilities of any nature which are not shown or provided for on the Company’s audited consolidated balance sheet as of December 31, 2012, included in the 2012 Annual Report filed on Form 10-K (the “Company Balance Sheet”), except for (a) Liabilities incurred or accrued in the Ordinary Course of Business since the date of the Company Balance Sheet and which are not material to the Company and its Subsidiaries, taken as a whole, or (b) Liabilities incurred under the Transaction Documents or in connection with the Transactions. The Company has never effected or maintained any “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K of the Securities Act).

3.12 Taxes.

(a) The Company has timely filed all Tax Returns it is required to have filed. Such Tax Returns are accurate, complete and correct in all material respects.

(b) The Company has timely paid all Taxes required to have been paid (whether or not shown as due on any Tax Returns) and all Taxes due in connection with the operations of the Companies until the date hereof have been or will be timely paid in full, or, if not yet due and payable, have been or will be fully reserved in the Company Balance Sheet.

(c) All deficiencies asserted or assessments made against the Company as a result of any examinations by any taxing authority have been fully paid.

(d) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(e) The Company is not party to or bound by (i) any Tax indemnity, Tax sharing, tax allocation or similar agreement or (ii) any closing agreement, offer in compromise or other agreement with any taxing authority.

(f) (i) The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent;

(ii) The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by Contract (excluding for purposes of this Section 3.12(f) Liability pursuant to customary provisions in Contracts not primarily relating to Taxes) or otherwise; and

(iii) The Company has not engaged in a transaction that constitutes a “reportable transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(1).

(g) The Company has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(h) Except as described on Schedule 3.12(h), the Company has not undergone prior ownership changes as defined in Section 382 of the Code.

3.13 Environmental Matters. The Company and its Subsidiaries have been and are in material compliance with applicable Environmental Laws and have obtained and are in material compliance with the terms and conditions of all Permits required under applicable Environmental Laws for the use and operation of the Leased Real Property and the Company’s and its Subsidiaries’ businesses. To the Knowledge of the Company, there have been no disposal, releases or threatened releases of Hazardous Materials (as defined below) on, at, from, near or under the Leased Real Property or any property formerly leased or operated by the Company or any of its Subsidiaries that would be reasonably likely to form the basis of an Environmental Claim against the Company or any of its Subsidiaries. (a) Neither the Company, its Subsidiaries or any third party has used, generated, manufactured, treated or stored on, under or about the Leased Real Property or transported to or from the Leased Real Property any Hazardous Materials in violation of applicable Environmental Laws or that would be reasonably likely to form the basis of an Environmental Claim against the Company of any of its Subsidiaries, (b) there are no Environmental Claims pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries is subject to any Order, letter or memorandum by or with any Governmental Entity or Contract with any Person imposing any Liability under any Environmental Law; and (d) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any Liability or obligation that would reasonably be expected to have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries. For purposes of this Section 3.13, “Hazardous Materials” shall mean any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste, including medical or infectious waste, which is regulated under any Environmental Law.

3.14 Employee Benefits.

(a) Each Benefit Plan complies in form and has been established, maintained and administered in accordance with its terms, and in compliance in all material respects in accordance with the requirements of Applicable Law (including ERISA and the Code).

(b) None of the Company, its Subsidiaries, any of their respective ERISA Affiliates or any of their respective predecessors has ever maintained, sponsored or contributed to, maintains, sponsors or contributes to, has ever been required to maintain, sponsor or contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan (including any Benefit Plan) subject to Section 412 or 430 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA. None of the Benefit Plans provide any material retiree health or welfare insurance benefits to any current or former employee or other Worker of the Company or its Subsidiaries except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Applicable Law.

(c) The execution and delivery of any Transaction Document, or the consummation of the Transactions (either alone or in combination with another event, including a termination of any employee, officer, director, stockholder or other Worker of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or eligible dependents) will not (i) result in any material payment becoming due, or increase the amount of any compensation or benefits due, to any employee, officer, director, stockholder or other Worker of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or eligible dependents or with respect to any Benefit Plan; (ii) materially increase any benefits or payments otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company (or any of its Subsidiaries) to any Person.

(d) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

3.15 Compliance with Law. The operations of the businesses of the Company and its Subsidiaries have been and are being conducted in compliance with all Applicable Laws, all Orders applicable to the Company or any of its Subsidiaries or any of their businesses and all Permits required for the operations of the Company’s and its Subsidiaries’ businesses, except where any such failure to comply would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any such Applicable Laws, Orders or Permits, and, to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected to result in violations of any of the foregoing.

3.16 Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. No Governmental Entity has notified the Company that it is challenging the right of the Company or any of its Subsidiaries to design, research, develop, pre-clinically or clinically test, manufacture, license, offer or sell any of their products or services.

3.17 Litigation. Except as described on Schedule 3.17, there is no action, suit, proceeding, claim, arbitration, audit of Governmental Entity, criminal prosecution, unfair labor practice charge or complaint, examination or investigation (“Proceeding”) pending (or, to the Company’s Knowledge, threatened) against the Company or any of its Subsidiaries, or relating to their activities, properties or assets or any Person whose Liability the Company or any of its Subsidiaries has retained or assumed, either by contract or by operation of Applicable Law or, against any officer, director or employee of the Company or any of its Subsidiaries in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or the relevant Subsidiary. To the Knowledge of the Company, there is no factual or legal basis that would be reasonably expected to result in any such Proceeding that could result in material monetary damages or any equitable remedy. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order, and there is no material Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

3.18 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company believes that its and its Subsidiaries’ relations with their respective employees are good. No executive officer (as defined in Rule 501(f) promulgated under the Securities Act) or other key employee of the Company or any Subsidiary has notified the Company or any Subsidiary that such officer intends to leave the Company or any of its Subsidiaries or otherwise terminate such officer’s employment with the Company or any of its Subsidiaries. To the Company’s Knowledge, no executive officer or other key employee of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be), to the Company’s Knowledge, does not subject the Company or its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment, classification of employees, plant closing, mass layoffs and employment practices and benefits, terms and conditions of employment and wages and hours, except where any such failure to comply would not have a Material Adverse Effect. There are no material claims, disputes, grievances, controversies, labor disputes or other Proceedings pending or, to the Company’s Knowledge, threatened or anticipated, that involves any Worker, Benefit Plan and/or Governmental Entity, and there have been no such claims, disputes, grievances, controversies, labor disputes or Proceedings within the past three (3) years.

3.19 Intellectual Property.

(a) Schedule 3.19(a) sets forth a true, correct and complete list of all (i) patents, patent applications and other indicia of ownership of an invention issued or filed with any Governmental Entity, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (iii) registered and unregistered copyrights and (iv) domain name registrations and websites in each case owned, used or held for use by the Company in the conduct of its business, specifying as to each such item, as applicable (w) the owner(s) of the item, (x) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (y) the respective issuance, registration, and application number of the item, and (z) the date of application and issuance or registration of the item.

(b) Schedule 3.19(b) sets forth a true, correct and complete list of all licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any Intellectual Property used by the Company in the conduct of its business (other than licenses to commercially available off-the-shelf software), and (ii) by which the Company licenses or otherwise authorizes a third party to use or covenants not to sue or grants an immunity from suit any Intellectual Property of the Company. Neither the Company nor, to the Company’s Knowledge, any third party is in Default under any such license or other agreement in any material respect, and except as set forth on Schedule 3.19(b), each such license or other agreement is now and immediately following the Closing shall be in full force and effect.

(c) The operations of the Company do not and have not infringe(d), misappropriate(d) or otherwise violate(d) the Intellectual Property rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated the Intellectual Property of the Company, and the Company has not filed or threatened in writing any claims alleging that a third party has infringed, misappropriated or otherwise violated any Intellectual Property of the Company. No third party has filed any or, to the Company’s Knowledge, threatened any claims alleging that the Company has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights and, to the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to such an infringement, misappropriation or violation. The Company has not given any indemnification, release or covenant to any third party against infringement, misappropriation or other violation of

Intellectual Property of the Company. The Company has not requested (whether or not received) any opinion of patent counsel that concerns infringement, validity or enforceability of any Person’s patent.

(d) Except as set forth thereon, all of the items listed in Schedule 3.19(a) are owned solely by the Company free and clear of all Encumbrances , and (i) are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their scope or validity, (ii) no opposition, extension of time to oppose, interference, rejection, or refusal to register has been filed in connection with any such application, (iii) are active, valid and enforceable, and (iv) the ownership of the entire right, title and interest therein is recorded with the applicable Governmental Entity solely in the name of the Company. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any such Intellectual Property have been paid in full in a timely manner to the proper Governmental Entity, and except as set forth in Schedule 3.19(a), no such fees are due within the one year period following the date hereof. Except as set forth in Schedule 3.19(d), none of the Intellectual Property owned or used by the Company is the subject of any order, decree or injunction of any Governmental Entity, and the Company has not been the subject to any order, decree or injunction of any Governmental Entity in respect of any other Person’s Intellectual Property.

(e) The Company has obtained from all Persons (including employees, directors, consultants and other service providers) who have created any portion of, or otherwise would have any rights underlying, any Intellectual Property purportedly owned by the Company, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company, and have delivered true and complete copies of such assignments to the Company.

(f) None of the trade secrets or other material confidential or proprietary information of the Company has been disclosed to any Person unless such disclosure was made pursuant to an appropriate written confidentiality agreement. To the Company’s Knowledge, there has not been any breach by any such Person of any such agreement. The Company has taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality of the trade secrets and other material confidential or other proprietary information and in each such case using not less than a reasonable degree of care under the circumstances.

(g) Except for any fees payable to a Governmental Entity to issue, register or maintain any of the Intellectual Property listed in Schedule 3.19(a) and for any payments required pursuant to a contract listed in Schedule 3.19(b), the Company is not currently obligated to make any payment of any kind to any Person (including directors, officers, employees, consultants, contractors and agents of the Company) for the ownership or use of any Intellectual Property, and, to the Knowledge of the Company, there exists no basis for any such obligation to arise in the future. None of the Intellectual Property owned by the Company was developed with funding by any Governmental Entity and no Governmental Entity has any rights, contingent or otherwise, thereto.

(h) All data and personal information used or maintained by the Company has been collected, maintained, used and transferred in accordance with the Company’s applicable data protection and privacy principles and policies. All such data protection and privacy principles and policies are designed and administered in accordance with all Applicable Laws. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data or information, and no facts or circumstances exist that might give rise to such a claim.

3.20 Transactions with Certain Persons. No Related Party has or has had, either directly or indirectly, a material interest in: (a) any Person or entity which purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries any goods, property, technology, intellectual or other property rights or (b) any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject. No event has occurred, and no circumstance or condition exists, that has resulted in, or would reasonably be expected to result in, any claim by an employee, officer or director of the Company or any of its Subsidiaries for indemnification or advancement of expenses related thereto pursuant to (x) the terms of the applicable Charter Documents of the Company or any of its Subsidiaries, (y) any indemnification agreement or other Contract between the Company or any of its Subsidiaries and any such employee or (z) any Applicable Laws. No employee, officer or director of the Company or any of its Subsidiaries or any member of the immediate family of any such employee, officer or director is indebted to the Company or any of its Subsidiaries, nor is the Company or and its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them.

3.21 Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect. The Company has made available to such Purchaser true and complete copies of its current policies of insurance.

3.22 Certain Business Practices. None of the directors, officers, agents or employees of the Company or any of its Subsidiaries or any of their Affiliates has, in each case in connection with the Company’s or any of its Subsidiaries’ businesses, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any payment to any customer or supplier of the Company or any of its Subsidiaries, or given any other consideration to any such customer or supplier in respect of the Company’s or any of its Subsidiaries’ businesses that violates Applicable Law, (d) received any payment or any services which were not legal for the payer or provider of such services to make or provide, (e) had any material transactions or payments that were not recorded in its accounting books or records, (f) had any off-book bank of cash accounts or “slush funds”, or (d) made or received any other unlawful payment.

3.23 No Brokers. Except as set forth on Schedule 3.23, none of the Company, its Subsidiaries or any of their Representatives or Affiliates has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in an obligation of any Purchaser, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or any other Transaction Document.

3.24 Books and Records. The Company and its Subsidiaries have made and kept (and given such Purchaser access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries. The minute books of the Company and its Subsidiaries made available to such Purchaser accurately reflect in all material respects all action previously taken by the Shareholders of the Company, its Subsidiaries, the Board of Directors and any committees of thereof. The copies of the stock book records of the Company and its Subsidiaries previously made available to such Purchaser are true complete, and accurately reflect all issuance or grant of all Company Securities through and including the date hereof.

3.25 Health Care Law and Regulatory Matters.

(a) The Company and its Subsidiaries have been and are in material compliance with applicable Health Care Laws and have obtained and are in material compliance with the terms and conditions of all Permits required under applicable Health Care Laws for the use and operation of the Company’s and its Subsidiaries’ businesses, and neither the Company nor any of its Subsidiaries has reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable. The consummation of the transactions contemplated by this Agreement shall not cause the revocation, modification or cancellation of any Permit required under applicable Health Care Laws relating to the Company or any of its Subsidiaries, and no additional Permit is required in connection therewith or for the ability of the Company and its Subsidiaries to maintain the businesses and operations of the Company and its Subsidiaries immediately following such consummation.

(b) The Company and its Subsidiaries have not received notice of any pending or threatened claim, suit, proceeding, enforcement, investigation, or other action from a Governmental Entity alleging that any operation or activity of the Company or any of its Subsidiaries is in violation of any Health Care Law. Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with any Governmental Entity related to any allegation that any operation or activity of the Company or its Subsidiaries is in violation of any Health Care Law. This includes that neither the Company nor any of its Subsidiaries is subject to, and has received notice of, any criminal, injunctive, seizure or civil penalty actions begun or threatened by any Regulatory Authority against the Company or any of its Subsidiaries.

(c) Except as described on Schedule 3.25(c), there is no pending or threatened claim, suit, proceeding, enforcement, investigation, or other action of any sort (other than non-material routine or periodic inspections or reviews) against the Company or any of its Subsidiaries or any Person that manufactures, develops or distributes Aradigm Products or compounds contained in Aradigm Products pursuant to a development, contract research, commercialization, manufacturing, supply or other collaboration arrangement with the Company (each, a “Company Partner”) by any Regulatory Authority. None of the Company, any of its Subsidiaries or any Company Partner has committed or permitted to exist any material violation of the rules and regulations of any Regulatory Authority which has not been cured by the Company, the applicable Subsidiary or the applicable Company Partner, or waived by the relevant Regulatory Authority.

(d) All Aradigm Products and all compounds contained in Aradigm Products are being and have been developed, manufactured, distributed, used, processed, packaged, labeled, stored and tested by or on behalf of the Company in compliance in all material respects with all applicable requirements under all Applicable Laws, including current good manufacturing practices, and all protocols, specifications and approvals by institutional review boards (and similar bodies). Except as described on Schedule 3.25(d), neither the Company nor any of its Subsidiaries is conducting, or has conducted, directly or through a Company Partner, any clinical trials of a Development Product. All studies, tests, preclinical and clinical trials conducted by or on behalf of the Company or any of its Subsidiaries with respect to Aradigm Products and compounds contained in Aradigm Products are being and have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls, and all Applicable Laws, and the Company and its Subsidiaries have not received notice from the FDA or the EMA (or similar Governmental Authorities) or an institutional review board (or similar body) requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials with respect to Aradigm Products and compounds contained in Aradigm Products conducted by or on behalf of the Company and any of its Subsidiaries.

(e) None of the Company, any of its Subsidiaries, or any of their agents or subcontractors, has been convicted of any crime or to the Company’s Knowledge engaged in any conduct which could result in debarment, exclusion or disqualification by any Regulatory Authority, and there are no claims, actions, investigations or proceedings pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in criminal liability or debarment or exclusion or disqualification by any Regulatory Authority.

(f) Except as described on Schedule 3.25(f)-1, neither the Company nor any of its Subsidiaries has imported, exported, marketed, sold, offered for sale, or distributed for sale any products. The Company and its Subsidiaries have made available to such Purchaser true, correct and complete copies of all material data and information with respect to the Aradigm Products and compounds contained in Aradigm Products, including any correspondence with the Regulatory Authorities. Except as described on Schedule 3.25(f)-2, neither the Company nor any of its Subsidiaries has filed any Investigational New Drug or similar applications with respect to any compounds contained in Aradigm Products. All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared with the intention to be utilized, as the basis for or submitted in connection with any regulatory or marketing approvals or Permits from the FDA, EMA or any other Regulatory Authority relating to the Aradigm Products and compounds contained in Aradigm Products were true and correct in all material respects as of the date of preparation and submission, as applicable, and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA, EMA or other Regulatory Authority.

(g) Neither the Company nor any of its Subsidiaries has received from any Regulatory Authority any (i) inspection reports, (ii) notices of adverse findings, warning, untitled letters, minutes of meetings, or (iii) other correspondence from any Regulatory Authority concerning the Aradigm Products or compounds contained in Aradigm Products in which any Regulatory Authority alleged or asserted that the operations of the Company or any of its Subsidiaries may not be in compliance with Applicable Laws or Permits, or that Aradigm Products or compounds contained in Aradigm Products may not be safe, effective, or approvable, and to the knowledge of the Company and its Subsidiaries no such Regulatory Authority is considering any such action. Neither the Company nor any of its Subsidiaries nor any Company Partner has issued any investigator notice, safety alert or other notice relating to an alleged lack of safety, efficacy or regulatory compliance of Aradigm Products and all compounds contained in Aradigm Products (a “Safety Notice”), and to the knowledge of the Company and any of its Subsidiaries there are no facts that would be reasonably likely to result in the issuance of a Safety Notice or in the termination or suspension of any studies, tests or preclinical or clinical trials with respect to Aradigm Products and compounds contained in Aradigm Products.

(h) There is no material interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material effect on the subsequent development (as such development is contemplated as of the date of the Ciprofloxacin License Agreement) of the Aradigm Products or compounds contained in Aradigm Products, nor do any conditions exist that reasonably could be expected to lead to such manufacturing problems.

3.26 Takeover Statutes; Rights Agreement. Application of Takeover Protections; Rights Agreement. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation, Bylaws or other organizational documents or Applicable Law or otherwise which is or could become applicable to such Purchases solely as a result of the transactions contemplated by the Transaction Documents, including the Company’s issuance of the New Shares and such Purchaser’s ownership of the New Shares. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of the Company Capital Stock or a change in control of the Company or any of its Subsidiaries as a result of the transactions contemplated by the Transaction Documents.

3.27 Proxy Statement. None of the information included or incorporated by reference in the letter to the Shareholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Proxy Statement”), to be filed with the SEC in connection with the approval of this Agreement and the other Transactions Documents and the Transactions, at the date it is first mailed to the Shareholders or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by such Purchaser or its Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.28 Disclosure. This Agreement (including the Company Disclosure Letter) does not, and none of the certificates delivered to such Purchaser in connection with the Transactions will, (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.29 Investment Company Status. The Company is not, and upon consummation of the sale of the New Shares will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.30 Acknowledgement Regarding Such Purchaser’s Trading Activity. It is understood and acknowledged by the Company that: (a) other than as contemplated by the Governance Agreement, following the public disclosure of the transactions contemplated by the Transaction Documents, in accordance with the terms thereof, such Purchaser has not been asked by the Company or any of its Subsidiaries to agree, nor has any Purchaser agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Company Common Stock for any specified term; (b) any Purchaser, and counterparties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Company Common Stock which was established prior to such Purchaser’s knowledge of the transactions contemplated by the Transaction Documents; and (c) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company further understands and acknowledges that following the public disclosure of the transactions contemplated by the Transaction Documents pursuant to the initial press release to be issued with respect to the Transactions, except as provided in the Governance Agreement, (x) such Purchaser may engage in hedging and/or trading activities at various times during the period that the shares of Company Common Stock are outstanding and (y) hedging and/or trading activities, if any, can reduce the value of the existing shareholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any other Transaction Document or any of the documents executed in connection herewith or therewith.

3.31 U.S. Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries is, or has ever been, and so long as any of the shares of Company Common Stock are held by such Purchaser, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended, and the Company and each of its Subsidiaries shall so certify upon any Purchaser’s request.

3.32 Registration Eligibility. The Company is eligible to register the Company Common Stock for resale by such Purchaser using Form S-1 promulgated under the Securities Act.

3.33 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the New Shares to be sold to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

3.34 Bank Holding Company Act. Neither the Company nor any of its Subsidiaries is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any equity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

3.35 Utility Holding Act. None of the Company or any of its Subsidiaries is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Act of 2005.

3.36 Federal Power Act. None of the Company or any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended.

3.37 Shell Company Status. The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i) of the Securities Act.

3.38 No Other Registration Rights. There are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to (a) the Grifols Registration Rights Agreements, (b) the Other Purchasers Registration Rights Agreement, (c) that certain Registration Rights Agreement, dated as of July 30, 2010, between the Company and Novo Nordisk A/S, (d) that certain Registration Rights Agreement, dated as of July 5, 2011, by and among the Company and the investors listed on the signature pages thereto, and (e) that certain Registration Rights Agreement, dated as of December 11, 2012, by and among the Company and the investors listed on the signature pages thereto).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby, severally and not jointly, represents and warrants to the Company with respect to only itself that, as of the date hereof and as of the Closing Date:

4.1 Organization of Such Purchaser. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

4.2 Authorization. Such Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party, to consummate the Transactions and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other such Transaction Document and the consummation by such Purchaser of the Transactions have been, or when executed and delivered, will be duly approved by all necessary action on the part of such Purchaser and no other proceedings on the part of such Purchaser are necessary to authorize the execution and delivery of this Agreement and each other Transaction Document to which it is a party or to consummate the Transactions. This Agreement and the other Transaction Documents have been or, when executed and delivered, will be duly executed and delivered by such Purchaser and are the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

4.3 Consents and Approvals; No Conflicts.

(a) No consent, approval or authorization of, or filing or registration with, any Governmental Entity, or any other Person, is required to be made, obtained or given by such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for: (i) filings and the expiration or early termination of any waiting period under any applicable Antitrust Law and (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Transaction Documents and the Transactions.

(b) The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the Transactions will not (a) result in a violation or breach of, or be in conflict with or constitute a violation of, the applicable Charter Documents of such Purchaser, (b) assuming the consents and approvals referred to in Section 4.3(a) are duly obtained, violate any Applicable Laws, Orders or Permits applicable to such Purchaser (c) violate, conflict with, result in a material Default under, or give to any Person any rights of termination or acceleration under any material Contract of such Purchaser, except in the case of clauses (b) and (c), as would not be material to such Purchaser, taken as a whole.

4.4 Litigation. There are no Proceedings pending, or to the knowledge of such Purchaser, threatened against such Purchaser which materially affects or might be reasonably expected to materially affect such Purchaser’s ability to perform any of its obligations under the Agreement or each other Transaction Document, or the consummation of the Transactions.

4.5 No Brokers. Neither such Purchaser nor any of its Representatives or Affiliates has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in an obligation of the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or any other Transaction Document.

4.6 Proxy Statement. None of the information with respect to such Purchaser that such Purchaser or any of its Representatives furnishes in writing to the Company expressly for use in the Proxy Statement, will, at the date such Proxy Statement is first mailed to the Shareholders or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such Purchaser with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

4.7 Sufficiency of Funds. Such Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price with respect to the New Shares to be purchased by such Purchaser and to consummate the transactions contemplated by this Agreement.

4.8 No Public Sale or Distribution. Such Purchaser is acquiring New Shares to be purchased by such Purchaser for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act; provided, however, by making the representations herein, such Purchaser does not agree, or make any representation or warranty, to hold any of such New Shares for any minimum or other specific term and reserves the right to dispose of such New Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Such Purchaser is acquiring such New Shares hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of such New Shares in violation of applicable securities laws.

4.9 Accredited Investor Status. At the time such Purchaser was offered the New Shares to be purchased by such Purchaser, such Purchaser was, and as of the date hereof such Purchaser is, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act. Such Purchaser is not a registered broker-dealer under Section 15 of the

Exchange Act. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in such New Shares.

4.10 Reliance on Exemptions. Such Purchaser understands that the New Shares to be purchased by such Purchaser are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire such New Shares.

4.11 Transfer or Resale. Such Purchaser understands that except as provided in the Grifols Registration Rights Agreement and the Other Purchasers Registration Rights Agreement: (a) the New Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, (ii) such New Shares can be sold, assigned or transferred pursuant to and in accordance with the terms and conditions of Rule 144, Rule 144A, or Regulation S, promulgated under the Securities Act (or a successor rule thereto) (collectively, “Securities Act Exemptions”); or (iii) if Securities Act Exemptions are not applicable by their terms, and any resale of the New Shares under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (b) neither the Company nor any other Person is under any obligation to register the New Shares under the Securities Act or any state securities, but the Company does undertake to file all required public reports under Rule 144(c)(1) of the Securities Act so that Rule 144 of the Securities Act is available to investors that satisfy its terms, including applicable holding periods.

4.12 General Solicitation. Such Purchaser is not purchasing the New Shares to be purchased by such Purchaser as a result of any advertisement, article, notice or other communication regarding such New Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Conduct of Business by the Company.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the Ordinary Course of Business and in material compliance with all Applicable Law and (ii) use commercially reasonable efforts to preserve intact its present business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has business relationships.

(b) In addition, without limiting the generality of Section 5.1(a), without the prior written consent of Grifols, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause its Subsidiaries, not do any of the following:

(i) propose or adopt any amendments to the Charter Documents of the Company or any of its Subsidiaries;

(ii) adopt a plan of complete or partial liquidation or dissolution;

(iii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Company Securities;

(iv) (A) adjust, split, combine or reclassify or otherwise amend the terms of any capital stock of the Company or authorize the issuance of any Company Securities in respect of, in lieu of or in substitution for any capital stock of the Company or (B) purchase, redeem or otherwise acquire, directly or indirectly, any Company Securities;

(v) issue, deliver, grant, sell, authorize, pledge or otherwise encumber any Company Securities, or enter into other agreements or commitments of any character obligating it to issue any such Company Securities, other than issuances of Company Common Stock upon the exercise or conversion of Company Options or Company Warrants outstanding on the date hereof in accordance with their terms or any agreement to which the Company is a party in effect as of the date hereof, each of which agreements have been disclosed to Purchasers;

(vi) acquire or agree to acquire by merging or consolidating with, or by, directly or indirectly, purchasing (A) any shares of capital stock or other voting securities in, (B) any securities convertible into or exchangeable for share of capital stock or other voting securities in, (C) any subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights relating to the issuance, sale, repurchase or transfer of any such securities or (D) any material assets of or any material business or any Person or material division thereof;

(vii) sell, lease or otherwise dispose of material assets, including by merger, consolidation, asset sale or other business combination, except payment of invoices in the Ordinary Course of Business;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, which, individually, are not in excess of $5,000 and, in the aggregate, are not in excess of $25,000;

(ix) except as required by GAAP, make any material change in its methods or principles of accounting since the date of the last audited financial statements;

(x) revalue any of its assets other than in the Ordinary Course of Business;

(xi) grant any rights with respect to any Intellectual Property of the Company or any of its Subsidiaries other than non-exclusive rights granted to third party service providers solely for the purpose of conducting, on behalf of the Company or any of its Subsidiaries, any research and development activities, except in connection with the Company’s proposed spinout of its “nicotine inhalation” program and GERD Aspiration Diagnostic technology;

(xii) enter into any agreement or commitment the effect of which would be to grant to a third party following the Closing any license to any Intellectual Property owned by Purchaser or any of its Subsidiaries, except in connection with the Company’s proposed spinout of its “nicotine inhalation” program and GERD Aspiration Diagnostic technology;

(xiii) disclose any trade secrets of the Company or any of its Subsidiaries outside of an appropriate confidentiality agreement, other than only as necessary in the Ordinary Course of Business;

(xiv) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, (B) issue or sell any debt securities, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (C) guarantee any debt securities of another Person, (D) enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), in each case, involving amounts in excess of $250,000, or (E) enter into any arrangement having the economic effect of any of the foregoing;

(xv) make or commit to make capital expenditures in excess of an aggregate of $100,000 or fail to pay its obligations or satisfy its Liabilities as the same become due and payable; or

(xvi) agree in writing or otherwise to take any of the actions described in clauses (i) through (xv) above.

5.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. (b) Each of Grifols and the Company shall hold, and shall cause their respective directors, officers, employees, consultants and other agents to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Mutual Nondisclosure Agreement, dated as of April 19, 2012, between Grifols and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.2 information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the Parties contained in this Agreement.

(b) Access to Information. The Company shall, upon reasonable prior notice, afford Grifols and Grifols’s employees, accountants, consultants, prospective financing sources (and their advisors), agents, attorneys and other Representatives reasonable access during normal business hours to its properties, books, records, personnel and Representatives during the period prior to the Closing to obtain all information concerning the business of the Company, including the status of product development efforts, properties, results of operations and personnel for purposes of this Agreement, as Grifols may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any Applicable Law or Order applicable to the Company requires the Company to restrict or prohibit access to any such properties or information. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 5.2(b) shall be subject to the Section 5.2(a).

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification of a Party shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

5.3 Regulatory Filings; Commercially Reasonable Efforts.

(a) Regulatory Filings. The Parties shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Applicable Laws, and as promptly as practicable after the date hereof, Grifols and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity, including (i) notification and report forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act and (ii) any other filings necessary to satisfy the closing condition set forth in Section 7.1(b), in connection with the Transactions. Each of Grifols and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.3(a) to comply in all material respects with all Applicable Law.

(b) Exchange of Information. Grifols and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.3(a). Subject to Applicable Law relating to the exchange of information, Section 5.2(a) of this Agreement, and the preservation of any applicable attorney-client privilege, work product doctrine, self-audit privilege, or other similar privilege, each of the Company and Grifols shall use commercially reasonable efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to the Company, Grifols or any of their Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with any filing, investigation, or proceeding in connection with this Agreement or the Transactions (including under any Antitrust Law). In connection with such collaboration, the Company and Grifols each shall act reasonably and as promptly as practicable.

(c) Notification. Grifols and the Company each shall notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.3(a), Grifols or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary, appropriate or desirable actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with any Person (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions (other than any suits, claims, actions, investigations or proceedings brought by a Governmental Entity); and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, neither Grifols nor any of its Affiliates shall be under any obligation to, nor, without Grifols’s prior written consent (which consent may be withheld in Grifols’s sole discretion), shall the Company, (x) make proposals, execute, agree or consent to or carry out agreements or submit to any Order (A) providing for the sale or other disposition or holding separate of any assets of Grifols, any of its Affiliates or Subsidiaries or any of their Affiliates, or the Company or the holding separate of any capital stock of any such Person, or imposing or seeking to impose any limitation on the ability of Grifols or any of its Affiliates, to own such assets or to acquire, hold or exercise full rights of ownership of capital stock of the Company, or (B) imposing or seeking to impose (1) any limitation whatsoever on the business activities of Grifols or any of its Affiliates or (2) any limitation on the business activities of the Company, or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted or requested under any Applicable Law governing competition, monopolies or restrictive trade practices.

5.4 Shareholders Approval; Preparation of Proxy Statement.

(a) The Company shall, in accordance with Applicable Law and the Articles of Incorporation and Bylaws, as promptly as practicable following the date of this Agreement and the date on which the Proxy Statement is cleared by the staff of the SEC, duly call, give notice of, convene and hold a meeting of its Shareholders (the “Shareholders Meeting”) for the Transaction Approval and Charter Amendment Approval (collectively, the “Shareholders Approval”).

(b) The Company shall, as soon as reasonably practicable following the date of this Agreement, but no later than within twelve Business Days from the date hereof, prepare and file a preliminary Proxy Statement with the SEC and thereafter each of the Company and Grifols shall use their commercially reasonable efforts to respond to any comments of the SEC or its staff, and to any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information. The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Shareholders Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Grifols, mail to the Shareholders such an amendment or supplement. Grifols shall cooperate with the Company in the preparation of the Proxy Statement, including any amendment or supplement thereto, and shall furnish the Company, promptly upon the Company’s request, with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Grifols and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and related proxy materials and any proposed amendment or supplement to the Proxy Statement prior to its filing with the SEC or dissemination to the Company’s Shareholders, and reasonable and good faith consideration shall be given to any comments made by Grifols and its counsel. The Company shall as soon as reasonably practicable (i) notify Grifols of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Grifols with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c) Without limiting the generality of the foregoing, each of the Parties shall correct promptly any information provided by it to be used in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Shareholders, in each case to the extent required by Applicable Law or otherwise deemed appropriate by the Company.

(d) (i) The Board of Directors shall recommend that the Company’s Shareholders vote in favor of the Company Stock Sale, the Ciprofloxacin License Agreement, the Charter Amendment and the other transactions contemplated by the Transaction Documents and (ii) the Proxy Statement shall include a statement that the Board of Directors has recommended that the Company’s Shareholders vote in favor of the Company Stock Sale, the Ciprofloxacin License Agreement, the Charter Amendment and the other transactions contemplated by the Transaction Documents (this statement and the statement in the Proxy Statement, the “Recommendation”). The Company shall submit the Company Stock Sale, the Ciprofloxacin License Agreement, the Charter Amendment and the other transactions contemplated in the Transaction Documents to the Shareholders for their vote. The Company shall use commercially reasonable efforts to (x) solicit from the Shareholders proxies in favor of the Company Stock Sale, the Ciprofloxacin License Agreement, the Charter Amendment and the other transactions contemplated by the Transaction Documents and (y) take all other actions necessary or advisable to secure the vote or consent of Shareholders required by Applicable Law to obtain the Shareholders Approval.

(e) Notwithstanding anything to the contrary in this Agreement, the Shareholders Meeting may not be postponed, except with the written consent of Grifols.

(f) As promptly as practicable following the Charter Amendment Approval, the Company shall duly execute and file the Charter Amendment with the Secretary of State of California in accordance with the California Corporations Code.

5.5 Notification of Certain Matters.

(a) By the Company. The Company shall promptly after obtaining Knowledge of such matter notify Purchasers of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5(a) shall not limit or otherwise affect the remedies available hereunder to Purchasers or the representations, warranties or covenants of the Company or the conditions to the obligations of Purchasers.

(b) By Purchasers. Each Purchaser shall promptly after obtaining knowledge of such matter notify the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of such Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5(b) shall not limit or otherwise affect the remedies available hereunder to the Company or the representations, warranties or covenants of such Purchaser or the conditions to the obligations of the Company.

5.6 No Solicitation.

(a) From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Section 9.1, the Company agrees that neither it nor any of its Representatives, Affiliates nor any Persons acting on behalf of the Company shall, directly or indirectly:

(i) initiate, solicit, seek or encourage or facilitate (including in each case by way of providing information) any inquiries, proposals or offers with respect to or that could reasonably be expected to lead to, or the making, announcement, submission or the completion of, an Acquisition Proposal;

(ii) participate or engage in or continue any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company, or otherwise cooperate with, facilitate or assist any Person in connection with an Acquisition Proposal;

(iii) approve, endorse or recommend, or publicly announce the intent to approve, endorse or recommend, any Acquisition Proposal;

(iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Proposal;

(v) submit an Acquisition Proposal to the Shareholders; or

(vi) resolve, propose or agree to do any of the foregoing.

(b) The Company shall, and shall cause each of its Representatives and Affiliates to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal. The Company shall enforce and shall not waive any rights under any standstill, confidentiality or similar agreements to which the Company is a party. The Company shall promptly inform its Representatives and Affiliates of the Company’s obligations under this Section 5.6. If any Representatives or Affiliates of the Company takes any action that the Company is obligated by this Section 5.6 to cause such Representative or Affiliate not to take, the Company shall be deemed to have breached this Section 5.6.

(c) The Company shall notify Purchasers promptly (and in any event within 24 hours) upon receipt by it or any of its Representatives of (i) any Acquisition Proposal, indication by any Person that it is considering making an Acquisition Proposal or amendment or modification to an Acquisition Proposal, (ii) any request for non-public information relating to the Company other than requests for information in the Ordinary Course of Business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Purchasers promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto.

5.7 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement or the Transactions, each of Grifols, the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

5.8 Public Disclosure. Without limiting any other provision of this Agreement, no Party shall (and each Party shall cause its Representatives not to) make, directly or indirectly, any public announcement with respect to this Agreement and the Transactions, except as may be required by Applicable Law without the consent of the other Party. The initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the Parties.

5.9 Third Party Manufacturer Supply Agreement. During the period from the date hereof and continuing until the execution and delivery of a fully negotiated Third Party Manufacturer Supply Agreement, the Company shall use commercially reasonable efforts to negotiate the terms of the Third Party Manufacturer Supply Agreement with the Third Party Manufacturer and shall use commercially reasonable efforts to obtain the terms set forth on Schedule 5.9 (it being understood that the Third Party Manufacturer would fulfill on behalf of the Company the obligations of the Company set forth on Schedule 5.9). Grifols and its counsel shall be given an opportunity to participate fully in such negotiations with the Third Party Manufacturer and the Company shall provide Grifols with a reasonably opportunity to review and comment upon any term sheets or drafts of the Third Party Manufacturer Supply Agreement in advance of their being exchanged between the Company and the Third Party Manufacturer.

5.10 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI

POST-CLOSING COVENANTS OF ALL PARTIES

6.1 Indemnification of Directors and Officers.

(a) The Company agrees to indemnify (including the advancement of expenses) and hold harmless all directors (including former directors) of the Company who have been designated for election or appointment by Grifols under the Governance Agreement (each, a “Grifols Designees”), to the same extent such individuals are entitled to indemnification by the Company pursuant to the Articles of Incorporation and Bylaws as in effect as of the date of this Agreement, for any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions that occurred at or prior to the Closing. This Section 6.1 shall survive the Closing, and is intended to be for the benefit of, and shall be enforceable by, all Grifols Designees, their respective heirs and personal representatives and shall be binding upon the Company. The obligations of the Company under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.1 applies without the express written consent of such affected indemnitee.

(b) So long as Grifols is entitled to designate one or more candidates for election or appointment as director of the Company, the Company shall maintain in effect in the Articles of Incorporation and Bylaws of it or any successor of it the provisions regarding the elimination of liability of directors, indemnification of officers and directors thereof and advancement of reasonable expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents of the Company as of the date of this Agreement.

(c) If the Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume the obligations set forth in this Section 6.1.

(d) The rights of Grifols Designees of the Company under this Section 6.1 shall be in addition to any rights such individual may have under the Articles of Incorporation and Bylaws or under any Applicable Law.

6.2 Disclosure. In the event that the Company engages in any transaction to which Grifols or any of Grifols’s Affiliates is a party and which requires the disclosure by the Company to a U.S. Governmental Entity (other than the SEC) of the identity of Grifols or such Affiliate engaged in such transaction, the Company agrees to (a) provide a copy of any document containing such disclosure to Grifols at least 30 days prior to the due date for submitting such document with the appropriate U.S. Governmental Entity, and (b) incorporate any changes to such document as reasonably requested by Grifols prior to the submission of such document with the appropriate U.S. Governmental Entity.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

7.1 Conditions to the Obligations of Each Party. The respective obligations of the Company and each Purchaser to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, temporary restraining Order, preliminary or permanent injunction or other Order which (i) is in effect and (ii) has the effect of otherwise prohibiting or preventing the consummation of the Transactions.

(b) Regulatory Approvals/HSR Act. If applicable, all waiting periods under the HSR Act and other applicable Antitrust Law relating to the Transactions will have expired or terminated early, and the conditions of any agreement entered into by any Party with any Governmental Entity the effect of which is to prohibit the Transactions pending the completion of the Governmental Entity’s review or investigation of the Transactions shall have been satisfied or waived in accordance with the terms thereof.

7.2 Conditions to the Company’s Obligations. The obligations of the Company to effect the Closing with respect to each Purchaser are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived with respect to such Purchaser by the Company:

(a) Representations and Warranties. (i) Each of the representations and warranties of such Purchaser in Section 4.1 (Organization of Such Purchaser), Section 4.2 (Authorization), and Section 4.5 (No Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) all other representations and warranties of such Purchaser shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).

(b) Covenants. Such Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of such Purchaser by an authorized executive officer of such Purchaser.

(c) Deliveries.

(i) The obligations of the Company to effect the Closing with respect to Grifols shall be subject to the Company’s receipt of the Governance Agreement, the Ciprofloxacin License Agreement, the A1AT Option Agreement and the Grifols Registration Rights Agreement, each signed on behalf of Grifols.

(ii) The obligations of the Company to effect the Closing with respect to each other Purchaser (other than Grifols), shall be subject to the Company’s receipt of the Other Purchasers Registration Rights Agreements, signed on behalf of the applicable Purchaser.

7.3 Conditions to the Obligations of Each Purchaser. The obligations of each Purchaser to effect the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (but only with respect to itself) by any Purchaser:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.1 (Organization of the Company), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries; Investments), Section 3.4 (Authorization), Section 3.5 (Validity of New Shares) and Section 3.23 (No Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).

(b) Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Purchasers shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company.

(d) Deliveries.

(i) The obligations of Grifols to effect the Closing shall be subject to Grifols’s receipt of the Governance Agreement, the Ciprofloxacin License Agreement, the A1AT Option Agreement and the Grifols Registration Rights Agreement, each signed on behalf of the Company.

(ii) The obligations of Grifols to effect the Closing shall be subject to Grifols’s receipt of a binding term sheet addressing the material provisions to be included in the Grifols Supply Agreement (the “Grifols Supply Agreement Term Sheet”) or the fully negotiated Grifols Supply Agreement, in either case, signed on behalf of the Company and which shall contain the pricing terms set forth on Schedule 7.3(d) and other terms and conditions that are either (A) substantially similar to and consistent with the terms set forth on Schedule 5.9 or (B) reasonably acceptable to Grifols in its sole discretion (it being understood that each of the terms set forth on Schedule 5.9 shall be deemed reasonably acceptable to Grifols).

(iii) The obligations of Grifols to effect the Closing shall be subject to Grifols’s receipt of a binding term sheet addressing the material provisions to be included in the Third Party Manufacturer Supply Agreement or the fully negotiated Third Party Manufacturer Supply Agreement, in either case, signed on behalf of the Company and the Third Party Manufacturer Supply Agreement, which shall contain substantially the same terms as the Grifols Supply Agreement Term Sheet or Grifols Supply Agreement, as applicable, with appropriate modifications in light of the parties to such agreement.

(iv) The obligations of each Purchaser (other than Grifols) to effect the Closing shall be subject to such Purchaser’s receipt the Other Purchasers Registration Rights Agreement, signed on behalf of the Company.

(v) The obligations of each Purchaser to effect the Closing shall be subject to such Purchaser’s receipt of stock certificates evidencing the New Shares to be purchased by such Purchaser, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to such Purchaser and with all required stock transfer tax stamps affixed.

(vi) The obligations of each Purchaser to effect the Closing shall be subject to such Purchaser’s receipt of a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers or directors of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(vii) The obligations of each Purchaser to effect the Closing shall be subject to such Purchaser’s receipt of a certificate of the Secretary or an Assistant Secretary of the Company certifying, with respect to the Company, as to the matters set forth in Sections 7.3(a), 7.3(b), 7.3(c), 7.3(e), and 7.3(f).

(viii) The obligations of each Purchaser (other than Grifols) to effect the Closing shall be subject to the following additional conditions: (A) there shall have been no change from the date of this Agreement to the Closing in the rights, preferences and privileges of the Common Stock or in the Per Share Purchase Price, (B) the License Agreement shall have been duly executed and delivered by the Company and Grifols and shall be in effect without any material change to the economic terms thereof contained in Exhibit B, and (C) Grifols shall have closed on the purchase of New Shares having a Purchase Price of at least $25,000,000.

(e) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws shall have been amended in the forms attached as Exhibit F and Exhibit G, respectively, and each shall have become effective.

(f) Consents and Approvals. The Company shall have received (i) all Permits from and consents of Governmental Entities that are required for the consummation of the Transactions and (ii) the Shareholders Approval.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification. In consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the New Shares hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Purchaser and all of its Shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, fines, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company or the Subsidiaries) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the obligations set forth in this Agreement, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the New Shares, (iii) any disclosure properly made pursuant to Section 5.5 or (iv) the status of such Purchaser or holder of the New Shares as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8.1 shall be the same as those set forth in

Section 7(c) of the Grifols Registration Rights Agreement or the Other Purchasers Registration Rights Agreement, as applicable.

8.2 Remedies. Subsequent to the Closing, the remedies in this Article VIII shall be the sole and exclusive remedies of the Parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies, if and to the extent fraud, willful misconduct or intentional misrepresentation is proven on the part of a Party by another Party hereto or such rights, claims, causes of action or remedies may not be waived under Applicable Law. Each Purchaser can separately exercise any of its rights, claims, causes of action or remedies under this Agreement and no waiver or other action by any Purchaser shall be binding on any other Purchaser.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination of the Agreement. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by the board of directors of the terminating Party or Parties, and as provided below:

(a) by mutual written consent duly authorized by the boards of directors of Grifols and the Company;

(b) by either the Company or Grifols if the Closing shall not have occurred by November 20, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by either the Company or Grifols if a Governmental Entity shall have issued an Order or taken any other action (including the failure to have taken an action) having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing of the consummation of the Transactions, which Order or other action is final and nonappealable;

(d) by Grifols, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, prior to the Outside Date through the exercise of reasonable efforts, then Grifols may not terminate this Agreement under this Section 9.1(d) prior to 30 days following the receipt of written notice from Grifols to the Company of such breach.

9.2 Termination of Individual Purchasers. The Company may terminate this Agreement with respect to any Purchaser, by action or authorized by the board of directors of the Company, upon a breach of any representation, warranty, covenant or agreement on the part of each applicable Purchaser set forth in this Agreement, or if any representation or warranty of such Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in such Purchaser’s representations and warranties or breach by such Purchaser is curable by such Purchaser prior to the Outside Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 9.2 prior to 30 days following the receipt of written notice from the Company to such Purchaser of such breach. For the avoidance of doubt, the Company’s exercise of its termination rights under this Section 9.2 would terminate the rights and obligations of the Company and the applicable Purchaser solely with respect to such Purchaser and shall have no effect on the rights and obligations of any other Purchaser under this Agreement.

9.3 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 or 9.2 above shall be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.2(a), Section 5.9, this Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement.

9.4 Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses whether or not the Transactions are consummated.

ARTICLE X

MISCELLANEOUS

10.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void, except that (a) Grifols may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Grifols without the consent of the Company, (b) Grifols may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that will acquire substantially all of Grifols’s assets by merger, stock purchase, asset purchase or otherwise and (c) Grifols may assign without the consent of the Company to any permitted assignee under Section 14.5 of the License Agreement, provided, that, in the case of clause (a), as between Grifols and its assignee, on the one hand, and the Company, on the other hand, Grifols shall remain the primary obligor with respect to its and its assignee’s obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

10.2 Notices. All notices, deliveries, requests, waivers, approvals, consents and other communications (each, a “Notice”) pursuant to this Agreement will be in writing and shall be delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom Notice is to be given may have furnished to the other Parties in accordance with this Section 10.2. Any such Notice will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine (provided that the original thereof also is sent contemporaneously by another method set forth in this Section 10(b)), and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

If to Grifols:

Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Valles 08174
Barcelona, Spain
Facsimile:	+34.93.571.0267
Attention:	Victor Grifols

with copies (which shall not constitute Notice) to:

Osborne Clarke S.L.P.
Avenida Diagonal, 477
Planta 20
08036 Barcelona
Spain
Facsimile:	+34.93.410.2513
Attention:	Tomás Dagá
Raimon Grifols

and

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036 U.S.A.
Facsimile:	+1 (212) 969-2900
Attention:	Peter G. Samuels
Rima R. Moawad

If to the Company:

Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
Facsimile:	(510) 265-8878
Attention:	Igor Gonda
Nancy Pecota

with a copy (which shall not constitute Notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California
Facsimile:	(415) 268-7197
Attention:	John W. Campbell

All Notices to Purchasers (other than Grifols) shall be addressed to such Purchaser at their respective mailing addresses or facsimile numbers as set forth on Schedule A.

10.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

10.4 Entire Agreement; Amendments and Waivers. This Agreement, together with the other Transaction Documents and the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement and understanding between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

10.5 Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto, which shall be action taken by or on behalf of the board of directors of such Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.6 Counterparts. This Agreement may be executed (including by facsimile transmission or e-mail of an electronic file such as .pdf) with counterpart signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7 Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the Parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the Parties as closely as possible. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties.

10.8 Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

10.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and assigns and, other than pursuant to Section 6.1, nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

10.10 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.11 Jurisdiction; Venue. Except as otherwise provided in Section 10.13, the sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the Southern District of New York, and the Parties consent to the jurisdiction of such court and waive any objection to the venue of such proceeding. Each of the parties agrees that process may be served upon it in the manner specified in Section 10.2 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

10.12 WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.13 Injunctive Relief; Specific Performance. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the Parties would not have any adequate remedy at law. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived. Without limiting the generality of the foregoing, each Purchaser shall be entitled to an order or orders of specific performance to enforce or prevent the breach of the Company’s affirmative obligations with respect to the conduct of its business under Section 5.1 and its obligations to refrain from taking certain actions under Section 5.2.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ARADIGM CORPORATION

By:	/s/ Igor Gonda
	Name:	Igor Gonda
	Title:	Chief Executive Officer

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GRIFOLS, S.A.

By:	/s/ Victor Grifols
	Name:	Victor Grifols
	Title:	President and Chief Executive Officer

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

21 APRIL FUND, LP

By:	/s/ Tim Tabor
	Name:	Tim Tabor
	Title:	Senior Vice President – First Eagle Investment Management, LLC, the General Partner

21 APRIL FUND, LTD.

By:	/s/ Tim Tabor
	Name:	Tim Tabor
	Title:	Senior Vice President – First Eagle Investment Management, LLC, the Investment Advisor

DEF ASSOCIATES LP

By:	/s/ Tim Tabor
	Name:	Tim Tabor
	Title	Senior Vice President – First Eagle Investment Management, LLC, the General Partner

FIRST EAGLE VALUE IN BIOTECHNOLOGY MASTER FUND, LTD

By:	/s/ Tim Tabor
	Name:	Tim Tabor
	Title:	Senior Vice President – First Eagle Investment Management, LLC, the Investment Advisor

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BOXER CAPITAL, LLC

By:	/s/ Aaron Davis
	Name:	Aaron Davis
	Title:	Vice President/Member

MVA INVESTORS, LLC

By:	/s/ Chris Fuglesang
	Name:	Chris Fuglesang
	Title:	President

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BIOMEDICAL VALUE FUND, L.P.

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

BIOMEDICAL INSTITUTIONAL VALUE FUND, L.P.

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

BIOMEDICAL OFFSHORE VALUE FUND, LTD.

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

WS INVESTMENTS III, LLC

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

DAVID J. MORRISON

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

CLASS D SERIES OF GEF-PS, L.P.

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LAURENCE W. LYTTON

/s/ Laurence W. Lytton

[Signature page to Stock Purchase Agreement]

Schedule A

Purchasers

Purchaser	Address	Shares Purchased
Grifols, S.A.	[omitted]	209,774,558
First Eagle Value in Biotechnology Master Fund, Ltd.	[omitted]	20,161,290
21 April Fund, LP	[omitted]	2,943,548
21 April Fund, Ltd.	[omitted]	12,177,419
DEF Associates LP	[omitted]	5,040,323
Boxer Capital, LLC	[omitted]	35,806,451
MVA Investors, LLC	[omitted]	2,096,774
Biomedical Value Fund, L.P.	[omitted]	15,269,111
Biomedical Institutional Value Fund, L.P.	[omitted]	5,609,062

Biomedical Offshore Value Fund, Ltd.	[omitted]	10,283,279
WS Investments II, LLC	[omitted]	806,452
David J. Morrison	[omitted]	321,334
Class D Series of GEF-PS, L.P.	[omitted]	8,033,342
Laurence W. Lytton	[omitted]	5,645,161

Exhibit A

GOVERNANCE AGREEMENT

by and between

ARADIGM CORPORATION

and

GRIFOLS, S.A.

Dated as of [            ], 2013

Page

ARTICLE I	DEFINITIONS	A-A-1

Section 1.1	Certain Definitions	A-A-1
Section 1.2	Additional Defined Terms	A-A-5
Section 1.3	Interpretation	A-A-5

ARTICLE II	LIMITATIONS ON TRANSACTIONS INVOLVING VOTING STOCK	A-A-6

Section 2.1	Limitations on Purchases of Additional Voting Stock	A-A-6
Section 2.2	Pre-emptive Rights	A-A-6
Section 2.3	Grace Periods Under This Agreement	A-A-8
Section 2.4	[intentionally omitted]	A-A-8
Section 2.5	[intentionally omitted]	A-A-9
Section 2.6	Standstill	A-A-9
Section 2.7	Transfers of Voting Stock to Affiliates	A-A-9

ARTICLE III	CORPORATE GOVERNANCE	A-A-9

Section 3.1	Board of Directors Composition Following the Effective Date	A-A-9
Section 3.2	Committees	A-A-10
Section 3.3	Annual Nomination Process	A-A-10
Section 3.4	[intentionally omitted]	A-A-11
Section 3.5	Solicitation and Voting of Shares	A-A-11
Section 3.6	Charter; Bylaws	A-A-11
Section 3.7	Change in Law	A-A-11

ARTICLE IV	PURCHASER APPROVALS	A-A-11

Section 4.1	Purchaser Approvals	A-A-11

ARTICLE V	MISCELLANEOUS	A-A-12

Section 5.1	Effectiveness	A-A-12
Section 5.2	Notice	A-A-12
Section 5.3	Entire Agreement	A-A-13
Section 5.4	Amendments; Waivers	A-A-13
Section 5.5	No Third Party Beneficiaries	A-A-14
Section 5.6	No Strict Construction	A-A-14
Section 5.7	Binding Effect; Assignment	A-A-14
Section 5.8	GOVERNING LAW	A-A-14
Section 5.9	Jurisdiction; Venue	A-A-14
Section 5.10	WAIVER OF JURY TRIAL	A-A-15
Section 5.11	Severability	A-A-15
Section 5.12	Counterparts	A-A-15
Section 5.13	Remedies	A-A-15

A-A-i

GOVERNANCE AGREEMENT

This GOVERNANCE AGREEMENT, dated as of [            ], 2013 (this “Agreement”), is by and between ARADIGM CORPORATION, a California corporation (the “Company”), and GRIFOLS, S.A., a company (sociedad anónima) organized under the laws of Spain (“Purchaser”).

RECITALS

WHEREAS, on [            ], 2013, the Company and Purchaser entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”);

WHEREAS, following consummation of the transactions contemplated by the Stock Purchase Agreement (the “Closing”), Purchaser will own thirty five percent (35%) of the shares of the Company’s common stock, no par value (the “Common Stock”), on a Fully Diluted Basis (as defined below);

WHEREAS, as a condition to the Closing, Purchaser and the Company will be required to enter into this Agreement to provide for certain governance arrangements that are to take effect upon the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Closing, Purchaser and the Company are entering into that certain License and Collaboration Agreement relating to the Company’s inhaled ciprofloxacin product candidate (the “License Agreement”), to be dated the date hereof, and (b) Registration Rights Agreement (the “Registration Rights Agreement”), to be dated the date hereof; and

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For the purposes of this Agreement, Purchaser and its Affiliates, on the one hand, shall not be deemed to be Affiliates of the Company and its Affiliates, on the other hand.

“Aradigm Sale” means the sale, license or disposition to, or the purchase or acquisition by, including by tender offer, stock purchase, equity issuance, license, merger, consolidation or other business combination, a Person or Group (other than Purchaser or any Group that includes Purchaser), directly or indirectly, in one transaction or a series of related transactions, of (i) more than 50% of the Capital Stock of the Company or (ii) all or substantially all of the assets of the Company.

A-A-1

“Beneficially Own” means, with respect to any security, having or sharing the power to direct or control the voting or disposition of such security and “Beneficial Ownership” has a correlative meaning.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day (other than a Saturday, Sunday or a legal holiday) on which banks are open for general business in Barcelona, Spain and San Francisco, California, USA.

“Capital Stock” means Common Stock or other capital stock or the equivalent thereof of the Company.

“Change in Control” means, with respect to the Company,

(a) any transaction or series of related transactions (including tender offers, mergers, consolidations and other forms of business consolidations) following which a Person or Group (other than Purchaser of any Group that includes Purchaser) who owns less than 50% of the issued and outstanding voting securities of the Company (taking into account in the case of the Company the operation of the Grace Period provisions in Section 2.3) immediately prior to such transaction or series of related transactions beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of the issued and outstanding voting securities of either the Company (taking into account in the case of the Company the operation of the Grace Period provisions in Section 2.3), the entity surviving such transaction or any direct or indirect parent entity of such continuing or surviving entity; provided that if such Person is not a shareholder of the Company as of the date hereof or such Group does not consist solely of shareholders of the Company as of the date hereof, the references to the number 50% in this clause (a) shall be replaced by the number 40%, or

(b) the sale, lease, exchange, conveyance license, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the business or assets of the Company to any Person or Group (other than Purchaser or any Group that includes Purchaser), including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith.

“Company Equity Plan” means the Company’s 1996 Equity Incentive Plan, 2005 Equity Incentive Plan, 1996 Non-Employee Directors’ Plan, and Employee Stock Purchase Plan, each as amended from time to time, and any successor plans which may be adopted by the Company after the date of this Agreement.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, 50% or more of the outstanding securities or other ownership interest of such Person.

“Convertible Securities” means securities of the Company convertible into or exercisable or exchangeable for shares of Capital Stock, including options, warrants or other agreements or

A-A-2

commitments to acquire from the Company, or obligations of the Company to issue, shares of Capital Stock (or securities convertible into or exercisable or exchangeable for shares of Common Stock or other capital stock of) the Company.

“Director” means a member of the Board of Directors.

“Effective Date” means the date of the Closing.

“Equity Securities” means Capital Stock and Convertible Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“First Commercial Sale” means the First Commercial Sale of an Aradigm Product in any region, as those terms are defined in the License Agreement.

“Fully Diluted Basis” means, as of any date, a calculation that gives effect to the number of shares of Voting Stock then issued and outstanding plus the aggregate number of all shares of Voting Stock that the Company may be required to issue as of such date pursuant any Convertible Securities then outstanding, whether or not such securities are then convertible, exercisable or exchangeable.

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, regulatory authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Grace Period” means, with respect to any New Securities issued after the Effective Date, the period (a) commencing on the date such New Securities are issued and (b) ending at 11:59 p.m. New York City time on the date that is six months after Purchaser’s receipt of the New Equity Issuance Notice or Equity Plan Issuance Notice applicable to such New Securities.

“Group” shall mean any group of Persons formed for the purpose of acquiring, holding, voting, disposing of or beneficially owning Equity Securities, which group of Persons would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Equity Securities representing more than 5% of any class of Equity Securities then outstanding.

“Independent Director” means a Director who is not a Purchaser Designee or the Management Director and who meets the definition of “independent director” in the NASDAQ Marketplace Rule 5605(a)(2), as it may be amended or re-designated from time to time, taking into account any directors’ or nominees’ relationships with each of the Company and the Purchaser (as if it were the Company), regardless of whether the Company is subject to such rules at the time of such designation.

A-A-3

“New Securities” shall mean an issuance by the Company of Equity Securities, excluding (a) securities issued pursuant to the exercise by Purchaser of its rights pursuant to Section 2.2 and, to the extent the securities purchased by Purchaser upon exercise of its rights pursuant to Section 2.2 are Convertible Securities, any such issuance upon conversion, exercise or exchange of such Convertible Securities, (b) Convertible Securities issued or granted pursuant to any Company Equity Plan, as distinguished from the issuance of shares of Capital Stock upon the exercise, vesting or conversion of such Convertible Securities, which shares of Capital Stock shall be considered New Securities as of such issuance and (c) securities issued pursuant to the exercise of Rights, as such term is defined in the Rights Agreement (“Rights Securities”), or upon conversion or exercise of rights to acquire securities of the Company pursuant to the terms of such Rights Securities, in each case, in response to Purchaser or its Affiliates becoming an Acquiring Person, as such term is defined in the Rights Agreement.

“Nominee Calculation Date” means with respect to any meeting of the Nominating Committee held to select nominees for election at an annual meeting of the Company’s stockholders, the close of business on the last Business Day of the month before the meeting.

“Ownership Percentage” means the aggregate percentage of the shares of Voting Stock that are Beneficially Owned by Purchaser or its Affiliates on a Fully Diluted Basis, taking into account the operation of the Grace Period provisions in Section 2.3.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, unincorporated organization, trust, union, association or any Governmental Entity.

“Purchaser Designee” means a Person designated by Purchaser for election or appointment as a Director pursuant to the provisions of this Agreement.

“Restricted Period” means the period beginning on the Effective Date and ending at 11:59 p.m. New York City time on the date that is twelve months after the date of the First Commercial Sale.

“Rights Agreement” means that certain Amended and Restated Rights Agreement dated September 5, 2008 by and between the Company and ComputerShare Trust Company, N.A.

“Rights Securities” shall have the meaning set forth in the definition of “New Securities”.

“SEC” means the Securities and Exchange Commission.

“Target Percentage” means thirty five percent (35%).

“Voting Stock” means shares of Common Stock and any other securities of the Company having the power to vote in an election of members of the Board of Directors.

A-A-4

Section 1.2 Additional Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Closing	Recitals
Committee	§3.2
Common Stock	Recitals
Company	Preamble
Equity Plan Issuance Notice	§ 2.2(d)
License Agreement	Recitals
Management Director	§ 3.1(b)
New Equity Issuance	§ 2.2(a)
New Equity Issuance Acceptance Notice	§ 2.2(b)(i)
New Equity Issuance Notice	§ 2.2(b)(i)
Notice	§5.2
Purchaser	Preamble
Registration Rights Agreement	Recitals
Sale Process	§2.1
Stock Purchase Agreement	Recitals

Section 1.3 Interpretation.

(a) In this Agreement, unless the context otherwise requires, references:

(i) to the Articles or Sections are to an Article or a Section of this Agreement;

(ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section; and

(iii) to any Person include any successor to that Person or permitted assigns of that Person.

(b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(d) Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.

(e) The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The masculine, feminine and neuter genders used herein shall include each other gender.

(f) The terms “dollars” and “$” shall mean dollars of the United States of America.

A-A-5

ARTICLE II

LIMITATIONS ON TRANSACTIONS INVOLVING VOTING STOCK

Section 2.1 Limitations on Purchases of Additional Voting Stock. Subject to Sections 2.2 and 2.7, during the Restricted Period, neither Purchaser nor any of its Affiliates shall, directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or acquire, any shares of Voting Stock or any Beneficial Ownership thereof, whether by tender offer, open market purchase, privately negotiated purchase, merger or otherwise, except that:

(a) Purchaser and its Affiliates may acquire shares of Voting Stock effected pursuant to a transaction or transactions approved by a majority of the Independent Directors;

(b) Purchaser and its Affiliates may acquire shares of Voting Stock, whether by tender offer, open market purchase, privately negotiated purchase, merger or otherwise, to the extent necessary for Purchaser and its Affiliates, collectively, to maintain Beneficial Ownership of the Target Percentage on a Fully Diluted Basis; and

(c) Purchaser and its Affiliates may acquire shares of Equity Securities (including Voting Stock) whether directly from the Company, by tender offer, open market purchase, privately negotiated purchase, merger or otherwise pursuant to Purchaser’s exercise of its rights under Sections 2.2 and 2.3;

provided, however, that the restrictions set forth in this Section 2.1 shall terminate upon the earliest of to occur of the following: (x) a Change in Control of the Company; or (y) any Person or Group (other than Purchaser or any Group that includes Purchaser) shall publicly propose a transaction which would lead to an Aradigm Sale and the Board of Directors shall not have rejected such proposal within thirty days of receipt, or shall have commenced a tender offer to effect an Aradigm Sale. In the event that the Company or the Board of Directors (or a committee thereof) shall (i) receive any nonpublic proposal or offer from a Person or Group (other than Purchaser or any Group that includes Purchaser) to effect an Aradigm Sale and shall not have rejected such proposal within thirty days of receipt, or shall propose to enter into discussions with such Person or Group, or (ii) shall solicit any proposal or offer from any Person or Group (other than Purchaser or any Group that includes Purchaser) for an Aradigm Sale, or (iii) shall commence an auction process in connection with a potential Aradigm Sale or engage an investment banker in connection with a potential Aradigm Sale (collectively, a “Sale Process”), then Purchaser shall be entitled, but not required, to submit its own proposal or offer to the Company for an Aradigm Sale subject to the same terms and conditions of the Sale Process as other Persons or Groups, including confidentiality restrictions.

Section 2.2 Pre-emptive Rights.

(a) General. The Company hereby grants to Purchaser the irrevocable and exclusive first option to purchase all or a part of its Ownership Percentage of any New Securities that the Company may, from time to time after the Effective Date, propose to issue and sell or otherwise transfer (each, a “New Equity Issuance”).

(b) Issuances Other Than Under Company Equity Plans.

A-A-6

(i) If the Company proposes to undertake a New Equity Issuance (other than pursuant to any Company Equity Plan), the Company shall give Purchaser written notice, no less than fifteen Business Days prior to the anticipated closing date of such issuance, of the Company’s intention to make such New Equity Issuance that sets forth: (A) the proposed date of the closing of the New Equity Issuance; (B) the number, type and material terms of the New Securities to be issued in the New Equity Issuance; (C) the calculation of Purchaser’s estimated Ownership Percentage of the New Securities to be issued in the New Equity Issuance (on the basis of information filed by Purchaser and its Affiliates with the SEC); and (D) the capitalization of the Company on an actual and pro forma basis after giving effect to the issuance of the New Securities (each, a “New Equity Issuance Notice”). Purchaser shall have ten Business Days from receipt of each New Equity Issuance Notice to agree to purchase up to its Ownership Percentage of each type and class of such New Securities for the price and upon the terms and conditions specified in the New Equity Issuance Notice by delivering written notice indicating the number of New Securities that Purchaser agrees to purchase from the Company (each an “New Equity Issuance Acceptance Notice”).

(ii) If the actual closing of any New Equity Issuance does not occur within 30 Business Days following the proposed date of the closing set forth in, and on the terms and conditions in all material respects as set forth in, the New Equity Issuance Notice, the Company shall be obligated to deliver a revised New Equity Issuance Notice and Purchaser shall have ten Business Days following the date of receipt of such revised New Equity Issuance Notice to provide a new New Equity Issuance Acceptance Notice, which revised New Equity Issuance Notice and New Equity Issuance Acceptance Notice shall supersede and replace any prior notices delivered by the Company or Purchaser, as applicable, and shall otherwise be subject to the terms and processes set forth in this Section 2.2.

(iii) If the Company proposes to issue and sell or otherwise transfer New Securities for consideration other than cash consideration, the Board of Directors and Purchaser shall negotiate in good faith to determine the equivalent cash purchase price to be paid by Purchaser in consideration of Purchaser’s purchase of its portion of such New Securities as set forth on the applicable New Equity Issuance Acceptance Notice.

(iv) Without the prior written consent or waiver of Purchaser, the Company may not issue any New Securities (other than pursuant to any Company Equity Plan) without complying with this Section 2.2.

(c) Post-Issuance Pre-emptive Rights. Notwithstanding the requirements of Section 2.2(b), the Company may proceed, in its sole discretion, with any New Equity Issuance prior to having complied with the provisions of Section 2.2(b); if the Company takes the following actions:

(i) provide to Purchaser in connection with such issuance (A) prompt notice of such New Equity Issuance and (B) the New Equity Issuance Notice described in Section 2.2(b), which notice shall include the actual price per New Security;

(ii) offer to issue to Purchaser such number of New Securities of the type and class issued in such New Equity Issuance as may be requested by Purchaser (not to exceed the Ownership Percentage of such New Securities that Purchaser would have been

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entitled to pursuant to Section 2.2(b) multiplied by the sum of (A) the number of New Securities included in such New Equity Issuance and (B) the maximum aggregate number of shares issuable pursuant to this Section 2.2(c) with respect to such issuance) for the same price and upon the same terms and conditions as the subscribers of such New Equity Issuance received; and

(iii) keep such offer open for a period of thirty (30) days after receipt by Purchaser of the New Equity Issuance Notice, during which period, Purchaser may exercise such option by delivery of a written notice by Purchaser to the Company on or prior to the date that is thirty (30) days following delivery of such New Equity Issuance Notice.

(d) Issuances Under Company Equity Plans. If the Company issues any New Securities pursuant to any Company Equity Plan, the Company shall provide Purchaser with written notice within fifteen Business Days after the end of the fiscal quarter during which such New Securities were issued that sets forth: (i) the number, type and material terms of New Securities (such number to be net of any New Securities returned to a Company Equity Plan during the applicable fiscal quarter), (ii) the consideration paid to the Company therefore, (iii) the calculation of the Ownership Percentage of such New Securities (on the basis of information filed by Purchaser and its Affiliates with the SEC) and (iv) the capitalization of the Company after giving effect to the issuance of such New Securities (each, an “Equity Plan Issuance Notice”). Purchaser shall have ten Business Days from receipt of each Equity Plan Issuance Notice to give the Company written notice indicating the number of Equity Securities (not to exceed Purchaser’s Ownership Percentage of each type and class of each New Securities set forth on the applicable Equity Plan Issuance Notice) that Purchaser intends to purchase (whether directly from the Company, pursuant to open market purchases or privately negotiated purchases) within the applicable Grace Period. In the event that Purchaser shall elect to acquire such Equity Securities from the Company, the purchase price of such Equity Securities shall be the fair market value of such Equity Securities on the date of purchase, determined in good faith by the Board of Directors of the Company employing the same methodology as would be employed to establish the exercise price of Convertible Securities issued to employees of the Company on such date.

(e) Purchaser may assign, in whole or in part, any rights under this Section 2.2 to any of its Affiliates.

Section 2.3 Grace Periods Under This Agreement. If the Company issues any New Securities after the Effective Date, for the purposes of this Agreement, Purchaser shall be deemed to own its Ownership Percentage of such New Securities during the Grace Period applicable to such issuance of New Securities. During such Grace Period, Purchaser and its Affiliates may, directly or indirectly, purchase or otherwise acquire up to its Ownership Percentage of such New Securities (or, a sufficient number of Company Common Stock to maintain such Ownership Percentage) either by (a) exercising its pre-emptive rights pursuant to Section 2.2 or (b) tender offer, open market purchase, privately negotiated purchase, merger or otherwise; provided, that, Purchaser shall give the Company written notice of its purchase or acquisition of any Equity Securities pursuant to clause (b) above within ten Business Days of such purchase or acquisition.

Section 2.4 [intentionally omitted]

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Section 2.5 [intentionally omitted]

Section 2.6 Standstill. Without first obtaining the approval of a majority of the Independent Directors, during the Restricted Period, neither Purchaser nor its Affiliates shall, directly or indirectly:

(a) “solicit,” or become a “participant” in any “solicitation” of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Voting Stock in connection with the election or removal of Directors; provided that neither Purchaser nor its Affiliates shall not be deemed to be participating in a solicitation merely by reason of the membership of Purchaser Designees on the Board of Directors pursuant to this Agreement;

(b) grant any proxies with respect to any Voting Stock to any Person (other than as recommended by the Board of Directors) or deposit any Voting Stock in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof;

(c) seek, alone or in concert with other Persons, additional representation on the Board of Directors (in addition to that provided for in this Agreement) or seek the removal of any member of the Board of Directors that is not a Purchaser Designee or a change in the composition or size of the Board of Directors that is inconsistent with this Agreement; or

(d) enter into any arrangements, understandings or agreements (whether written or oral) with respect to the foregoing.

Section 2.7 Transfers of Voting Stock to Affiliates. Notwithstanding anything to the contrary to this Article II, Purchaser and its Affiliates may sell, assign or otherwise transfer any shares of Voting Stock to, or purchase or accept the assignment or transfer of any shares of Voting Stock from, any of its or their Affiliates, provided that any such Affiliates agree in writing to be bound by all of the terms of this Agreement as they apply to Purchaser.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1 Board of Directors Composition Following the Effective Date.

(a) On the Effective Date, the Board of Directors shall be reconstituted so as to consist of (i) the Chief Executive Officer of the Company; (ii) three persons selected prior to the Effective Date by the Board of Directors, each of whom qualifies as an Independent Director; and (iii) two persons designated by Purchaser to serve as Directors as of the Effective Date.

(b) From and after the Effective Date, the number of nominees that Purchaser has the right to designate shall be equal to the product of (i) the percentage of shares of Voting Stock that are Beneficially Owned by Purchaser and its Affiliates and (ii) the total number of directors comprising the Board of Directors. In the event that this calculation results in Purchaser having the right to designate a non-whole number of nominees, (x) so long as Purchaser Beneficially Owns Voting Stock constituting less than 50% of the shares of Voting Stock, the number of nominees that Purchaser has a right to designate will be rounded up or

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down to the nearest whole number, but in no event shall the number of nominees Purchaser is entitled to designate represent 50% or more of the total number of directors of the Company, and (y) so long as Purchaser Beneficially Owns Voting Stock constituting more than 50% of the shares of Voting Stock, the number of nominees that Purchaser has a right to designate will be rounded up to the nearest whole number. For the avoidance of doubt, the Beneficial Ownership levels of Purchaser in this Section 3.1(b) shall take into account the Grace Period provisions of Section 2.3.

(c) In the event that Purchaser has nominated less than the total number of Purchaser Designees that Purchaser is entitled to nominate pursuant to this Section 3.1, Purchaser shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Board of Directors and the Company shall take all necessary actions to (i) increase the size of the Board as required to enable Purchaser to so nominate such additional designees and (ii) designate such additional designees nominated by Purchaser to fill such newly-created vacancies.

(d) If at any time the number of Purchaser Designees serving as Directors exceeds the number provided for in Section 3.1(b), Purchaser shall as promptly as practicable procure the resignation or removal of such number of Purchaser Designees as shall be required to cause the composition of the Board of Directors to be consistent with Section 3.1(b).

Section 3.2 Committees. The Board of Directors at all times during the term of this Agreement shall maintain the following committees: a Compensation Committee, an Audit Committee and a Nominating Committee (each a “Committee” and, collectively, the “Committees”). Subject to compliance with applicable laws and the regulations of any exchange on which the Capital Stock may from time to time be traded, each of the Committees shall consist of one Purchaser Designee (or more if nominated by the Nominating Committee) and the remaining Directors on the Committees shall be Independent Directors.

Section 3.3 Annual Nomination Process. Subject to compliance with applicable laws and the regulations of any exchange on which the Capital Stock may from time to time be traded, in connection with each annual meeting of the Company’s stockholders the following director nomination procedures shall be followed:

(a) the Nominating Committee of the Board of Directors shall nominate for election to the Board of Directors at the annual meeting of stockholders (i) the Chief Executive Officer or, if there is none, the most senior executive officer of the Company and (ii) three additional candidates, each of whom shall be an Independent Director;

(b) Purchaser shall designate for nomination by the Nominating Committee the number of persons Purchaser is entitled to designate pursuant to Section 3.1(c), based on Beneficial Ownership levels as of the applicable Nominee Calculation Date (taking into account the operation of the Grace Period provisions in Section 2.3); and

(c) the independence of each Independent Director in accordance with the NASDAQ Marketplace Rule described above shall be determined annually, at the time each such Independent Director is nominated to the Board of Directors in accordance with Section 3.3 above, in the sole discretion of the Board of Directors; provided, however, that if the Company

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determines or becomes aware that an Independent Director no longer meets such standard in the course of his or her term, the Board of Directors will be promptly notified and will determine, in its sole discretion, what action, if any, will be taken.

Section 3.4 [intentionally omitted]

Section 3.5 Solicitation and Voting of Shares.

(a) The Company shall use its reasonable best efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the nominees designated in accordance with Section 3.3.

(b) In any election of Directors or any meeting of the stockholders of the Company called for the election of directors, Purchaser shall use its reasonable best efforts to cause the record holder(s) of all shares of Voting Stock Beneficially Owned by Purchaser and its Affiliates to attend such meeting in person or by proxy for purposes of establishing a quorum and to vote all such shares of Voting Stock in favor of the election as Directors of any persons who have been nominated for election by the Nominating Committee in accordance with the procedures set forth in Section 3.3.

(c) Purchaser agrees not to permit any shares of Voting Stock Beneficially Owned by Purchaser to be voted in a manner inconsistent with the provisions of this Agreement, or in a manner that would frustrate or prevent implementation of the provisions of this Agreement.

Section 3.6 Charter; Bylaws. The Company shall take or cause to be taken all lawful action necessary to ensure at all times that the Company’s certificate of incorporation, bylaws and any other governance documents are not at any time inconsistent with the provisions of this Agreement.

Section 3.7 Change in Law. In the event any law, rule or regulation comes into force or effect (including by amendment) which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise the Agreement to achieve the parties’ intention set forth herein.

ARTICLE IV

PURCHASER APPROVALS

Section 4.1 Purchaser Approvals. The Company shall not do or propose or agree to, directly or indirectly, do any of the following without the prior written consent (including by e-mail) of Purchaser, which shall be deemed given upon the approval of at least one director of the Company who is a Purchaser Nominee:

(a) amend the articles of incorporation or bylaws of the Company (or any successor governing document of the Company) that does any of the following:

(i) adversely affects the right of Purchaser to designate Purchaser Designees to the Board of Directors or any Committee pursuant to Section 3.1 or Section 3.2, respectively;

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(ii) changes the method for calling or holding meetings of the Board or Directors;

(iii) adversely changes the exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company; or

(iv) changes the rights, preferences of privileges of Common Stock existing as of the Effective Date or creates (including by reclassification or otherwise) any new class or series of Equity Securities having terms that adversely affects or impairs the rights of Purchaser set forth in Section 3.1 or Section 3.2 or this Section 4.1; provided, that the Company may, subject to compliance with the certification of incorporation and bylaws, amend the certificate of incorporation of the Company to increase its authorized amount of capital stock.

(b) terminate the employment of the Chief Executive Officer or appoint any successor Chief Executive Officer.

ARTICLE V

MISCELLANEOUS

Section 5.1 Effectiveness. The provisions of this Agreement shall become effective on the Effective Date.

Section 5.2 Notice. All notices, requests, waivers, approvals, consents, deliveries and other communications (each, a “Notice”) pursuant to this Agreement will be in writing and shall be delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom Notice is to be given may have furnished to the other parties hereto in accordance with this Section 5.2. Any Notice will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine (provided that the original thereof also is sent contemporaneously by another method set forth in this Section 5.2), and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

If to Purchaser:

Grifols, S.A. Avinguda de la Generalitat, 152-158 Parc de Negocis Can Sant Joan
Sant Cugat del Valles 08174 Barcelona, Spain
Facsimile:	+34.93.571.0267
Attention:	Victor Grifols

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with copies (which shall not constitute Notice) to:

Osborne Clarke S.L.P.
Avenida Diagonal, 477
Planta 20
08036 Barcelona
Spain
Facsimile:	+34.93.410.2513
Attention:	Tomás Dagá Raimon Grifols
and
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036 U.S.A.
Facsimile:	+1 (212) 969-2900
Attention:	Peter G. Samuels Rima R. Moawad
If to the Company:

Aradigm Corporation 3929 Point Eden Way
Hayward, California 94545
Facsimile:	(510) 265-8878
Attention:	Igor Gonda Nancy Pecota
with a copy (which shall not constitute Notice) to:
Morrison & Foerster LLP
425 Market Street San Francisco, California
Facsimile:	(415) 268-7197
Attention:	John W. Campbell

Section 5.3 Entire Agreement. This Agreement, together with the Stock Purchase Agreement, License Agreement and Registration Rights Agreement and the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

Section 5.4 Amendments; Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and

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signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 5.5 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.6 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 5.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to any Affiliate of Purchaser without the consent of the Company (and an Affiliate of Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to another Affiliate of Purchaser or to Purchaser without the consent of the Company), (b) to any entity that will acquire substantially all of Purchaser’s assets by merger, stock purchase, asset purchase or otherwise and (c) in connection with the sale, transfer or conveyance of 25% or more of the Voting Stock of the Company, in each case, so long as the assignee agrees to be bound to the terms of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

Section 5.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

Section 5.9 Jurisdiction; Venue. The sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the

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Southern District of New York, and the parties to this Agreement hereby consent to the jurisdiction of such court and waive any objection to the venue of such proceeding. Each of the parties agrees that process may be served upon it in the manner specified in Section 5.3 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

Section 5.10 WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 5.11 Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the parties as closely as possible. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

Section 5.12 Counterparts. This Agreement may be executed (including by facsimile transmission or e-mail of an electronic file such as .pdf) with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

Section 5.13 Remedies. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity to which the parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ARADIGM CORPORATION

By:
Name:
Title:

GRIFOLS, S.A.

By:
Name:
Title:

[Signature Page to Governance Agreement]

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Exhibit B

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of [                ], 2013 (the “Effective Date”) by and between ARADIGM CORPORATION, a California corporation having a principal place of business at 3929 Point Eden Way, Hayward, CA 94545 (“Aradigm”), and GRIFOLS, S.A., a company (sociedad anónima) organized under the laws of Spain having a principal place of business at Avinguda de la Generlitat, 152-158, Parc de Negocis Can Sant Joan, Sant Cugat del Valles 08174, Barcelona, Spain (“Grifols”). Grifols and Aradigm may each be referred to as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Aradigm owns or has rights to certain technology and intellectual property, including technology and intellectual property related to inhaled ciprofloxacin and is willing to license such technology to Grifols, and Grifols desires to accept such license;

WHEREAS, Aradigm and Grifols desire to establish a collaboration for the development and commercialization of inhaled ciprofloxacin, including the product candidate referred to by Aradigm as ARD-3150, for the treatment of non-cystic fibrosis bronchiectasis, in accordance with the terms and conditions set forth herein;

WHEREAS, on May 20, 2013, Aradigm and Grifols entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which Grifols agreed to purchase a number of shares equal to 35% of the outstanding shares of Aradigm’s common stock, no par value (the “Common Stock”) on a fully diluted basis;

WHEREAS, as a condition to the Closing of the Stock Purchase Agreement, Aradigm and Grifols will be required to execute and deliver this Agreement; and

WHEREAS, in order for Aradigm to fulfill its supply obligations under this Agreement, Aradigm will be required to enter into a supply agreement with Sigma-Tau PharmaSource, Inc. or another pharmaceutical manufacturer reasonable acceptable to Grifols (the “Third Party Manufacturer”) under which such Third Party Manufacturer will manufacture and supply to Aradigm, and Aradigm will purchase from the Third Party Manufacturer, the Aradigm Products (the “Supply Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Aradigm and Grifols are entering into an option agreement (the “A1AT Option Agreement”) pursuant to which Aradigm will grant to Grifols an exclusive option to license Aradigm’s AERx Pulmonary Drug Delivery System for use with Grifols’ alpha-1 antitrypsin (“A1AT”) molecule.

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NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated elsewhere in this Agreement (and derivative forms of them shall be interpreted accordingly). The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion).

1.1 “AAA” has the meaning set forth in Section 13.3.

1.2 “Acquiror” has the meaning set forth in Section 14.5.

1.3 “Additional Aradigm Product” means each Aradigm Product elected by Grifols to be Developed for an Additional Indication pursuant to Section 4.6.

1.4 “Additional Development Plan” has the meaning set forth in Section 4.6.

1.5 “Additional Indications” means cystic fibrosis, non-tuberculosis mycobacteria, chronic obstructive pulmonary disease, and/or a bio-defense application, or any additional indication proposed by a Party in accordance with Section 4.6, but expressly excludes any Excluded Bio-Defense Indications.

1.6 “Affiliate” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding securities or other ownership interest of such Person. For the purposes of this Agreement, neither Party shall be considered an Affiliate of the other, and the Affiliates of each Party shall not be considered Affiliates of the other Party or of any of such other Party’s Affiliates.

1.7 “Agreement” has the meaning set forth in the Preamble.

1.8 “Aradigm” has the meaning set forth in the Preamble.

1.9 “Aradigm Breach” has the meaning set forth in Section 12.3(a).

1.10 “Aradigm Change in Control” means:

(a) any transaction or series of related transactions (including tender offers, mergers, consolidations and other forms of business consolidations) following which a Person or Group (other than Grifols or any Group that includes Grifols) who owns less than 50% of the issued and outstanding voting securities of Aradigm immediately prior to such transaction or series of related transactions beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of the issued and outstanding

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voting securities of either Aradigm, the entity surviving such transaction or any direct or indirect parent entity of such continuing or surviving entity; provided that if such Person is not a shareholder of Aradigm as of the date hereof or such Group does not consist solely of shareholders of Aradigm as of the date hereof, the references to the number 50% in this clause (a) shall be replaced by the number 40%, or

(b) the sale, lease, exchange, conveyance license, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the business or assets of Aradigm to any Person or Group (other than Grifols or any Group that includes Grifols), including any liquidation, dissolution or winding up of the affairs of Aradigm, or any other distribution made, in connection therewith.

1.11 “Aradigm Indemnitees” has the meaning set forth in Section 10.2.

1.12 “Aradigm Know-How” means all Know-How Controlled by Aradigm as of the Effective Date or during the Term, to the extent it is necessary for, and actually used by Aradigm in, the Development of the Aradigm Products. For clarity, Aradigm Know-How excludes Know-How described in the Aradigm Patents.

1.13 “Aradigm Marks” has the meaning set forth in Section 8.5(b).

1.14 “Aradigm Patents” means all Patents Controlled by Aradigm as of the Effective Date or during the Term which Cover the Aradigm Products, including the Patents listed in Exhibit A. For the avoidance of doubt, “Aradigm Patents” shall include all Patents Controlled by Aradigm which Cover Lipoquin, Free Ciprofloxacin, and Pulmaquin (and any derivatives thereof).

1.15 “Aradigm Product” means any pharmaceutical preparation containing the Compound and includes any Additional Aradigm Product but expressly excludes any Bio-Defense Aradigm Product.

1.16 “Aradigm Technology” means the Aradigm Know-How and the Aradigm Patents.

1.17 “Aradigm’s Knowledge” means the knowledge of Aradigm’s officers and senior directors, after due inquiry.

1.18 “Audited Party” has the meaning set forth in Section 7.7.

1.19 “Auditing Party” has the meaning set forth in Section 7.7.

1.20 “Bankrupt Party” has the meaning set forth in Section 12.5.

1.21 “Bankruptcy Code” has the meaning set forth in Section 12.5.

1.22 “Bio-Defense Application” means the use of the Aradigm Product to treat or prevent disease, conditions or symptoms caused by or otherwise associated with terrorist, military, wartime acts (or threatened or potential actions) or other similar hostile actions or causes, including without limitation the treatment of inhalational anthrax, inhalational tularemia, pneumonic plague, Q-fever and respiratory infections with Burkholderia pseudomallei.

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1.23 “Bio-Defense Aradigm Product” has the meaning set forth in Section 4.6(b).

1.24 “Budget” has the meaning set forth in Section 4.1.

1.25 “Business Day” means any day (other than a Saturday, Sunday or a legal holiday) on which banks are open for general business in Barcelona, Spain and San Francisco, California, USA.

1.26 “Claims” has the meaning set forth in Section 10.1.

1.27 “Commercialization Plan” has the meaning set forth in Section 6.2.

1.28 “Commercialization Records” has the meaning set forth in Section 6.4.

1.29 “Commercialize” or “Commercialization” means to manufacture commercial supplies, market, promote, sell, offer for sale and/or distribute.

1.30 “Common Stock” has the meaning set forth in the recitals.

1.31 “Competitive Aradigm Product” means, with respect to a given Aradigm Product and on country-by-country basis, any inhaled liquid liposomal product containing ciprofloxacin (other than such Aradigm Product) which has received Regulatory Approval for use in the Initial Indication or any Additional Indication for which such Aradigm Product also has received Regulatory Approval.

1.32 “Compound” means ciprofloxacin in a liposomal formulation and/or Free Ciprofloxacin and any improvements and enhancements to such formulations, and any other modifications and derivatives thereto.

1.33 “Confidential Information” of a Party means any and all information of a confidential or proprietary nature disclosed by such Party to the other Party under this Agreement or under the Prior NDA, whether in oral, written, graphic or electronic form.

1.34 “Control” means, with respect to any particular Know-How or Patent, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such Know-How or Patent and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such Know-How or Patent on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.35 “Cover” means, with respect to a particular item and a particular Patent, that such Patent claims or covers, in any of the countries of manufacture, use, and/or sale, (a) the composition of such item, any of its ingredients or formulations or any product containing or that is made using such item (by virtue of such product containing or being made using such item); (b) a method of making or using any of the foregoing things referred to in (a); (c) an item used or

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present in the manufacture of any of the foregoing things referred to in (a); and/or (d) the method by which such item was discovered or identified, or another item present during or used in such method.

1.36 “Develop” or “Development” means activities that relate to obtaining Regulatory Approval of an Aradigm Product, including manufacturing of the Aradigm Product for clinical supplies, quality control, preclinical testing, toxicology testing, clinical trials, and preparation and submission of applications for obtaining Regulatory Approval of an Aradigm Product. Development shall exclude Commercialization and the building of commercial inventory of an Aradigm Product.

1.37 “Development Costs” means the out-of-pocket and internal costs and expenses associated with particular Development activities through the submission of an application for obtaining Regulatory Approval of such Aradigm Product, as set forth from time to time in the Development Plan. Such costs and expenses shall include, without limitation, reimbursement of fully-burdened FTEs (including overhead), all expenditures arising from or relating to the supply of clinical product, the preparation and submission of applications for obtaining Regulatory Approval, and any other expenses or direct payments to consultants, contractors, service providers and other Third Parties arising directly from or relating directly to the Development Plan.

1.38 “Development Plan” means the plan set forth on Exhibit B (as may be amended in accordance with the terms hereof) setting forth the activities to be conducted to Develop the Compound for the Initial Indication in accordance with the terms of ARTICLE 4.

1.39 “Development Records” has the meaning set forth in Section 4.4.

1.40 “Diligent Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations with a level of effort and resources consistent with those commercially reasonable efforts and practices of a company comparable with such Party under the circumstances.

1.41 “Dollar” or “$” means a USA dollar.

1.42 “EMA” means the European Medicines Agency or any successor entity.

1.43 “EU” or “European Union” means the European Union member states as then constituted. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom.

1.44 “Event of Bankruptcy” has the meaning set forth in Section 12.5.

1.45 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.46 “Excluded Bio-Defense Indication” has the meaning set forth in Section 4.6(b).

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1.47 “Executive Officer” means, with respect to Aradigm, its Chief Executive Officer, and with respect to Grifols, its Chief Executive Officer or his designee.

1.48 “FD&C Act” means the USA Federal Food, Drug and Cosmetic Act, as amended.

1.49 “FDA” means the USA Food and Drug Administration or any successor entity.

1.50 “First Commercial Sale” means, with respect to a Aradigm Product, the first sale, transfer or disposition for value to a Third Party of such Aradigm Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.

1.51 “Free Ciprofloxacin” means ciprofloxacin that is not encapsulated in liposomes.

1.52 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.53 “Grifols” has the meaning set forth in the Preamble.

1.54 “Grifols Control Event” means:

(a) a Person, acting individually or jointly with other Persons, obtains, directly or indirectly, the control of thirty percent (30%) or more of the voting rights of Grifols;

(b) a change in the current shareholders such that, without reaching the percentage included in clause (a) above, allows a shareholder of Grifols to appoint directors of Grifols, S.A., as applicable, who, together with any other directors of the Grifols such shareholder has already appointed, if any, represent more than half of the members of the board of directors of Grifols; or

(c) a change, or series of changes occurring at the same time, either by dismissal, resignation or nonrenewal, of more than half of the members of the board of directors of Grifols.

1.55 “Grifols Indemnitees” has the meaning set forth in Section 10.1.

1.56 “Grifols Sublicense Agreement” has the meaning set forth in Section 2.2(a).

1.57 “Group” shall mean any group of Persons formed for the purpose of acquiring, holding, voting, disposing of or beneficially owning equity securities, which group of Persons would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d-1(c) with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned equity securities representing more than 5% of any class of equity securities then outstanding.

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1.58 “Indemnified Party” has the meaning set forth in Section 10.3.

1.59 “Indemnifying Party” has the meaning set forth in Section 10.3.

1.60 “Infringement” has the meaning set forth in Section 8.2(a).

1.61 “Initial Indication” means the treatment of one of the following with the Aradigm Product: (i) non-cystic fibrosis bronchiectasis, or (ii) pulmonary infections associated with non-cystic fibrosis bronchiectasis.

1.62 “JSC” means the committee formed by the Parties as described in Section 3.1(a).

1.63 “Know-How” means all technical information and know-how, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, expertise, materials, methods, protocols and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise.

1.64 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including common law.

1.65 “Liabilities” has the meaning set forth in Section 10.1.

1.66 “Licensed Rights” means the rights granted to Grifols by Aradigm to the Aradigm Technology under Section 2.1(a).

1.67 “Lipoquin” means Aradigm’s proprietary liposomal ciprofloxacin formulation marketed under the name “Lipoquin”.

1.68 “Milestone Event” has the meaning set forth in Section 7.2.

1.69 “Milestone Payment” has the meaning set forth in Section 7.2.

1.70 “NDA” means a New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA, and the equivalent application to the equivalent agency in any other regulatory jurisdiction.

1.71 “Net Sales” means, with respect to any Aradigm Product or Bio-Defense Aradigm Product, the gross amounts received by a Party and its Affiliates and their respective licensees and sublicensees for the sale, transfer, or other disposition of such Aradigm Product or Bio-Defense Aradigm Product, as applicable, to Third Parties less the following deductions to the extent reasonable and customary and actually allowed and taken with respect to such sale, transfer or other disposition:

(a) reasonable cash, trade or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local government;

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(b) credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Aradigm Product or Bio-Defense Aradigm Product, as applicable, including in connection with recalls;

(c) freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of such Aradigm Product or Bio-Defense Aradigm Product, as applicable; and

(d) taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Aradigm Product or Bio-Defense Aradigm Product, as applicable, including VAT, excise taxes and sales taxes.

Notwithstanding the foregoing, amounts received or invoiced by a Party, its Affiliates or their licensees or sublicensees for the sale of such Aradigm Product or Bio-Defense Aradigm Product, as applicable, to Affiliates, licensees or sublicensees shall not be included in the computation of Net Sales hereunder. For the purposes of determining Net Sales, an Aradigm Product shall be deemed to be sold when payment has been received by Grifols or its Affiliates or Aradigm, as applicable, for such Aradigm Product or Bio-Defense Aradigm Product, as applicable. Net Sales shall be accounted for in accordance with the International Financial Reporting Standards, consistently applied in such country in the Territory. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales.

With respect to any sale of any Aradigm Product or Bio-Defense Aradigm Product, as applicable, in a given country for substantive consideration other than monetary consideration on arms-length terms, for the purposes of calculating the Net Sales under this Agreement, such Aradigm Product or Bio-Defense Aradigm Product, as applicable, shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, the average Net Sales price charged to Third Parties for cash sales in all countries in the Territory during the applicable reporting period).

1.72 “Non-Bankrupt Party” has the meaning set forth in Section 12.5.

1.73 “ODD” means the grant of orphan designation to a drug for a specified rare disease or condition by the FDA pursuant to Section 526 of the FD&C Act, by the European Commission of the EU pursuant to Regulation (EC) No 141/200 of 16 December 1999 and Commission Regulation (EC) No 847/2000, or pursuant to equivalent applicable Laws of other Governmental Authorities.

1.74 “Party” or “Parties” has the meaning set forth in the Preamble.

1.75 “Patents” means, collectively, (a) pending patent applications (and patents issuing therefrom), issued patents, regional patents, utility models and designs; and (b) reissues, divisions, substitutions, confirmations, renewals, extensions, provisionals, registrations,

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validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, divisionals, or any Supplementary Protection Certificates or restoration of patent terms of or to any patents, patent applications, utility models or designs, in each case being enforceable within the applicable territory.

1.76 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.77 “Pharmaceutical Company” means any Third Party company that is in the business of developing and commercializing pharmaceutical products.

1.78 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.5.

1.79 “Phase III Report” means the final report detailing the data and results obtained from the Phase III clinical trial for the Initial Indication.

1.80 “Prior NDA” means that certain Mutual Non-Disclosure Agreement between the Parties dated April 19, 2012.

1.81 “Product Marks” has the meaning set forth in Section 8.5(a).

1.82 “Pulmaquin” means Aradigm’s proprietary inhaled liposomal and Free Ciprofloxacin product, comprising a mixture of Lipoquin with unencapsulated ciprofloxacin.

1.83 “Regulatory Approval” means all approvals necessary for the commercial sale of an Aradigm Product for any indication in a given country or regulatory jurisdiction in the Territory, which shall include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing and reimbursement approvals.

1.84 “Regulatory Authority” means the FDA or any corollary agency involved in granting Regulatory Approval in any other country or jurisdiction in the Territory, including the EMA in the EU.

1.85 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize an Aradigm Product in a particular country or jurisdiction.

1.86 “Remedial Action” has the meaning set forth in Section 5.6.

1.87 “Revenue” has the meaning set forth in Section 8.2(e).

1.88 “Royalty Term” has the meaning set forth in Section 7.3(c).

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1.89 “Stock Purchase Agreement” has the meaning set forth in the recitals.

1.90 “Supply Agreement” has the meaning set forth in the recitals.

1.91 “Supply Failure” has the meaning set forth in the Supply Agreement.

1.92 “Term” has the meaning set forth in Section 12.1.

1.93 “Termination Fee” has the meaning set forth in Section 12.6.

1.94 “Territory” means the entire world.

1.95 “Third Party” means any Person not including the Parties or the Parties’ respective Affiliates.

1.96 “Third Party Manufacturer” has the meaning set forth in the recitals.

1.97 “USA” means the United States of America, including all possessions and territories thereof.

1.98 “Valid Claim” means a claim of a Patent within the Aradigm Patents, which claim is pending and has not been finally abandoned or finally rejected or is issued and unexpired and has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken, shall be taken or can be taken.

ARTICLE 2

LICENSES

2.1 License to Grifols. Subject to the terms and conditions of this Agreement, Aradigm hereby grants to Grifols during the Term (a) an exclusive, royalty-bearing license, with the right to sublicense solely as provided in Section 2.2, under the Aradigm Technology, to use, import, offer for sale and sell and otherwise fully Commercialize Aradigm Products in the Territory, and (b) a non-exclusive, royalty-free license, under the Aradigm Technology, to make and have made such Aradigm Products in the Territory; provided, however, that (i) Grifols shall have no license or right under the Aradigm Technology to Develop Aradigm Products, and (ii) Grifols shall have no right to practice the license granted in Section 2.1(b) except (A) to the extent necessary to set up or validate a back-up manufacturing facility, (B) to provide for a safety stock or (C) to prepare and manufacture Aradigm Products in the event Grifols reasonably believes, following failures to meet forecasts or quality-related concerns, there is likely to be a Supply Failure (as that term is defined in the supply agreement between the parties), and, in any event, in the event of a Supply Failure. Grifols shall not, and shall ensure that its Affiliates and sublicensees do not, use or practice any Aradigm Technology outside the scope of the license granted to it under this Section 2.1. Aradigm hereby expressly retains for itself exclusive rights under the Aradigm Technology to Develop Aradigm Products.

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2.2 Grifols Sublicense Rights.

(a) Grifols shall have the right to (i) grant sublicenses of the licenses granted in Section 2.1 to its Affiliates or Third Parties, and (ii) allow such Affiliates or Third Parties to grant further sublicenses through multiple tiers, in each case solely as set forth in this Section 2.2 (each such sublicense, a “Grifols Sublicense Agreement”). Grifols shall remain primarily responsible for all of its sublicensees’ activities with respect to such sublicenses and any and all failures by its sublicensees to comply with the applicable terms of this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 12.2, Grifols shall include in each Grifols Sublicense Agreement a provision that prohibits such sublicensee from challenging the validity of the Aradigm Patents.

(b) Grifols shall, within thirty (30) days after granting any Grifols Sublicense Agreement, notify Aradigm of the grant of such sublicense. Each Grifols Sublicense Agreement shall (i) be consistent with the terms and conditions of this Agreement and Grifols shall include in such sublicense provisions that require the sublicensee to be, and to require any further sublicensee to be, bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as Grifols is bound thereby, or (ii) otherwise include terms that are mutually agreed upon by the Parties.

2.3 Third Party Licenses.

(a) Aradigm Product in the same form and formulation as of the Effective Date. Aradigm shall be responsible for entering into (and/or maintaining) any necessary Third Party licenses and any related payment obligations to Third Parties to allow Grifols to practice the Licensed Rights in connection with the Aradigm Product in the same form and formulation existing as of the Effective Date. Aradigm hereby represents and warrants that no Third Party rights are included in the Licensed Rights.

(b) Changes to the Aradigm Product during the Term. The responsibility, necessity and handling of any Third Party license required as a result of improvements or changes to an Aradigm Product or the Development of an Additional Aradigm Product, in each case, requested or proposed by Grifols and conducted pursuant to Development activities overseen by the JSC shall be agreed upon by the JSC, provided that the costs associated with any such requirements shall be the responsibility of Grifols.

2.4 Aradigm Retained Rights. All rights, licenses, benefits and privileges not expressly granted to Grifols hereunder are reserved by Aradigm.

ARTICLE 3

GOVERNANCE

3.1 Joint Steering Committee.

(a) Formation and Role. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to facilitate the exchange of information relating to the Parties’ Development and Commercialization activities under this Agreement. The JSC shall not have the power to bind either of the Parties or to make any tactical decisions with respect to either Party’s activities under this Agreement, except (i) with respect to day-to-day operational matters relating to the Development Plan, and with respect to

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the review and revision of the Development Plan and/or the Budget and (ii) as otherwise expressly set forth herein. Notwithstanding any other provision of this Agreement, Aradigm shall have no obligation to (but may in its sole discretion) continue its participation in the JSC at any time after the First Commercial Sale of an Aradigm Product for the Initial Indication, unless Grifols has agreed to Develop Additional Aradigm Products for Additional Indications pursuant to Section 4.6, in which case Aradigm shall be required to participate in the JSC until the First Commercial Sale of all such Additional Aradigm Products.

(b) Members. Each Party shall initially appoint two (2) representatives to the JSC, each of whom shall be a senior officer or employee of the applicable Party. The initial members of the JSC are set forth on Schedule 3.1(b). The JSC may change its size from time to time by mutual consent of its members; however, at all times the JSC shall be comprised of equal members from each Party. Each Party may replace its representatives at any time upon written notice to the other Party specifying the prior representative(s) and their replacement(s). Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting. The JSC shall have a chairperson, who shall be selected alternately, on an annual basis, by Aradigm or Grifols from its representatives to the JSC. The initial chairperson shall be selected by Aradigm. The role of the chairperson shall be to convene and preside at the meeting of the JSC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by other JSC representatives.

(c) Meetings. The JSC shall meet at least one (1) time per calendar quarter during the Term unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least five (5) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than two (2) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision. No later than ten (10) Business Days prior to any meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference, provided however, at least one (1) meeting per calendar year shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference. In-person JSC meetings shall be held at locations in the USA or the EU, alternately selected by Aradigm and by Grifols. The chairperson of the JSC shall be responsible for preparing reasonably detailed written minutes of all JSC meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval (or comment, which comment shall be incorporated in good faith) within ten (10) Business Days after each JSC meeting. Such minutes shall be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within ten (10) Business Days of receipt.

(d) Decision Making. Each representative shall have one (1) vote on all matters properly brought before the JSC for a decision. The JSC shall operate as to matters within its responsibility by majority vote. If the JSC is deadlocked due to a vote resulting in a draw on any particular matter for twenty (20) Business Days after such matter is brought to a

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vote before the JSC, Grifols shall have the final decision-making authority, except with respect to the following matters, as to which Aradigm shall have the final decision-making authority (it being understood and agreed that Aradigm shall, in good faith, reasonably consider Grifols’ suggestions):

(i) Any proposal or matter that relates solely to the technical Development of the Aradigm Product, including design of the Aradigm Products, preclinical and clinical development, regulatory interactions and submissions with respect to the Aradigm Product, manufacturing and quality control of the Aradigm Product, vendor selection and agreements related to the Development of the Aradigm Product;

(ii) any proposal which would have the effect of changing any timeframes or target dates set forth in the Development Plan or in any Additional Development Plan relating to an Additional Aradigm Product;

(iii) any proposal which would have the effect of changing the form or formulation of the active pharmaceutical ingredient of the Aradigm Product for the Initial Indication;

(iv) any proposal which would have the effect of changing the Budget or the Development Costs for the Development of the Initial Indication;

(v) any proposal to modify the activities, methods, processes, experiments and other issues (including any study designs and trials protocols) agreed upon prior to the Effective Date by Aradigm and Regulatory Authorities, institutional review boards, or such other entities having similar responsibilities with respect to Aradigm Products;

(vi) with respect to day-to-day operational matters relating to the Development Plan;

(vii) any proposal by Grifols to modify anything previously approved by FDA or EMA including any rat and canine studies which may be the subject of a special protocol assessment; or

(viii) any proposal by Grifols to modify the countries listed in Schedule 8.1(a)(i) or to otherwise expand Aradigm patent prosecution responsibilities beyond those countries listed on Schedule 8.1(a)(i).

ARTICLE 4

DEVELOPMENT

4.1 Development Plan. Attached hereto as Exhibit B is the initial Development Plan, setting forth the activities to be conducted by Aradigm to Develop an Aradigm Product for the Initial Indication, and a detailed budget (the “Budget”) of the Development Costs allocated to such Development and each such activity. From time to time throughout the Development of such Aradigm Product for the Initial Indication, Aradigm may revise the Development Plan to reflect additional or different activities which are appropriate in light of the prior Development, and to reflect any changes in the cost of conducting such revised Development activities, by

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giving notice to Grifols; provided, however, that such revised Development Plan (including changes to both the activities and the Budget) must be commercially reasonable in light of the prior Development, and approved by the JSC.

4.2 Development Responsibility. Aradigm shall have sole responsibility for Developing, and, subject to the timely payment by Grifols of amounts properly invoiced by Aradigm pursuant to Section 4.3 shall use Diligent Efforts to Develop, (i) an Aradigm Product for the Initial Indication in accordance with the Development Plan and (ii) any Additional Aradigm Product for an Additional Indication elected by Grifols pursuant to Section 4.6.

4.3 Development Costs.

(a) On the Effective Date, Aradigm shall submit to Grifols an invoice for the Development Costs that Aradigm reasonably expects to incur during the first calendar quarter after the Effective Date in accordance with the Development Plan and the Budget. Thereafter, no later than thirty (30) days prior to the start of each calendar quarter while Development of an Aradigm Product for the Initial Indication is ongoing, Aradigm shall submit to Grifols an invoice for the Development Costs that Aradigm reasonably expects to incur during such calendar quarter in accordance with the Development Plan and the Budget. Grifols shall pay each such invoice in Dollars, the initial invoice being payable no later than thirty (30) days following Grifols’ receipt of the invoice, and for each subsequent invoice that is properly invoiced no later than the first day of each such quarter, provided that the invoice is consistent with the Development Plan and Budget. Aradigm shall have no obligation to perform Development activities affected by Grifols’ withholding payment of Development Costs which were included in the Budget. Notwithstanding anything to the contrary in this Agreement, and without limiting Grifols rights at law or in equity, if Aradigm fails to perform any specific Development activity during a calendar quarter, Grifols shall have no obligation to pay Development Costs to Aradigm for future calendar quarters until, at the discretion of Grifols, (i) all amounts previously paid by Grifols for such Development activity not performed by Aradigm have been reimbursed by Aradigm or credited to Grifols, or (ii) such Development activity has been properly performed by Aradigm. Within sixty (60) days after the end of each calendar quarter while Development of an Aradigm Product for the Initial Indication is ongoing and for one calendar quarter thereafter, Aradigm shall provide to Grifols an accounting of the Development Costs actually incurred by Aradigm during such calendar quarter, such accounting to be detailed in accordance with the categories set forth in the Development Plan.

(b) In the event that the actual Development Costs were less than the Development Costs invoiced by Aradigm for that calendar quarter, Aradigm shall include a credit on the next quarterly invoice for such over-payment by Grifols (or, if the Development of an Aradigm Product for the Initial Indication has been completed, refund such over-payment to Grifols within thirty (30) days). In the event that the actual Development Costs exceed the Development Costs invoiced by Aradigm for that calendar quarter, Aradigm shall include such excess Development Costs on the next quarterly invoice. Notwithstanding anything to the contrary, the total amount of Development Costs that Grifols shall be required to pay for each calendar quarter shall not exceed one hundred and thirty percent (130%) of the Budget for such calendar quarter, without Grifols’ prior written consent. Without limiting the foregoing, Aradigm shall promptly notify Grifols and the JSC in the event that Development Costs are

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expected to exceed the Budget in any calendar quarter during the Term. Aradigm shall have the right to include any Development Costs in excess of such one hundred and thirty percent (130%), to the extent not previously reimbursed by Grifols, in the Development Costs invoiced during the next calendar quarter (subject, in all events, to the 130% limitation per quarter). Subject to Grifols’ rights in Section 4.3(a), within sixty (60) days after the end of each calendar year, if Aradigm has incurred Development Costs in excess of one hundred and thirty percent (130%) in any calendar quarter in such calendar year and such excess Development Costs have not been paid by Grifols, then, provided Aradigm provides Grifols with documentation reasonably acceptable to Grifols verifying such Development Costs, Grifols shall pay such unpaid, excess Development Costs to Aradigm within thirty (30) days after Aradigm provides Grifols with such documentation. Notwithstanding anything to the contrary in this Agreement, in no event shall the total, aggregate Development Costs for which Grifols is liable under this Agreement with respect to the Aradigm Product for the Initial Indication exceed sixty-five million dollars ($65,000,000).

4.4 Records and Reports. Aradigm shall maintain complete, current and accurate records of (i) all work conducted by it, its Affiliates or sublicensees under the Development Plan; (ii) all data, Know-How and Patents resulting from such work; and (iii) all Development Costs incurred in connection therewith (collectively, the “Development Records”). Within ten (10) days of the end of each calendar month during the Term, Aradigm shall provide Grifols with written reports, in a form to be reasonably approved by Grifols, detailing all Development Records for such month. The Parties shall review all such reports on a quarterly basis at each meeting of the JSC. Grifols shall have the right to audit the financial records relating to the Development Costs in accordance with Section 7.6.

4.5 Subcontracts. Aradigm may perform any of its Development obligations under this Agreement through its Affiliates and through one or more subcontractors or consultants, provided that (a) Aradigm remains responsible for the work allocated to such Affiliates, subcontractors and consultants to the same extent it would if it had done such work itself, (b) the Affiliate or subcontractor (as the case may be) undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties pursuant to ARTICLE 11 hereof, and (c) the Affiliate or subcontractor (as the case may be) agrees in writing to assign to Aradigm all data, inventions, other Know-How, Patents and other intellectual property developed in the course of performing any such work, in each case to the extent related to the Aradigm Product.

4.6 Development of Additional Indications. At any time during the Term, Aradigm may submit to Grifols, or Grifols may request that Aradigm submit (in which case Aradigm shall so submit, promptly) proposed Development plans (each, an “Additional Development Plan”) for the Development of Aradigm Products for Additional Indications, with such proposed Additional Development Plan detailing proposed Development costs for such proposed Development activities. Upon receipt (or agreement by the Parties on a form, it being agreed and understood that each Party shall in good faith take into consideration the comments of the other Party) of any such Additional Development Plan, Grifols may, in its sole discretion, elect whether to pursue the Development of such Additional Indication.

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(a) In the event Grifols elects to pursue the Development of the Aradigm Product for such Additional Indication (each, an “Additional Aradigm Product”), (i) Grifols shall (A) commence to fund the Development costs for all Development activities in accordance with such Additional Development Plan, and (B) prior to Commercialization of such Additional Aradigm Product, present to Aradigm a Commercialization plan related to such Additional Aradigm Product, and (ii) Sections 4.1 through 4.5 shall apply to the Development of such Additional Aradigm Product to the same extent as such Sections apply to the Development of the Aradigm Product for the Initial Indication, provided the Development Costs in the amount detailed in Section 4.3 will only apply to the Development of the Aradigm Product for the Initial Indication and will not be shared with Development activities for any Additional Aradigm Product. For clarity, Grifols will bear all Development Costs for any Additional Aradigm Product and Aradigm will have no obligation to conduct Development activities with respect to an Additional Aradigm Product which is not funded by Grifols.

(b) In the event that (A) Grifols elects not to pursue the Development of the Aradigm Product with respect to an Additional Indication which is a Bio-Defense Application or (B) after electing to pursue Development of the Aradigm Product with respect to an Additional Indication which is a Bio-Defense Application, thereafter fails to fund the Development of such Additional Indication in accordance with the Additional Development Plan, (any such proposed Bio-Defense Application, an “Excluded Bio-Defense Indication” and such related Aradigm Product, a “Bio-Defense Aradigm Product”) (X) Aradigm shall have the right (but not the obligation) to pursue such Development and (Y) such Excluded Bio-Defense Indication shall automatically be excluded from the scope of the Licensed Rights and excluded from the definition of “Additional Indications”, provided, however, that: (i) such Development of the Excluded Bio-Defense Indication shall be at Aradigm’s sole cost and expense, (ii) Aradigm may only sell the resulting Bio-Defense Aradigm Product to Governmental Authorities (for use or distribution solely by such entities), and (iii) any revenue resulting from such sales shall be subject to royalty payments to Grifols pursuant to Section 7.3(b). For the avoidance of doubt, Aradigm may not license or otherwise grant rights to or under such Bio-Defense Aradigm Products without the prior written consent of Grifols, and subject to terms and conditions designated by Grifols.

ARTICLE 5

REGULATORY MATTERS

5.1 Regulatory Activities. Aradigm shall be responsible for conducting all Development activities related to regulatory filings for the Initial Indication in the USA and the EU and shall use Diligent Efforts to obtain and support Regulatory Approval for such Initial Indication of the Aradigm Product in the USA and the EU. Aradigm shall be responsible, subject to Grifols’ approval and Grifols’ reimbursement of all related costs and expenses, for submitting the NDAs for all Aradigm Products in such other countries selected by the JSC, provided that Aradigm shall be required to submit NDAs with the FDA in the USA and with the EMA in the EU in accordance with this Agreement. Aradigm shall file and, subject to Section 12.6, own all right, title and interest in all Regulatory Materials designed to obtain or support such Regulatory Approval. Aradigm hereby grants to Grifols during the Term an exclusive, fully-paid, irrevocable license to use the Regulatory Materials in the Territory as necessary to fulfill its obligations under this Agreement.

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5.2 Regulatory Reports; Meetings with Regulatory Authorities. Each Party shall keep the other Party informed of material regulatory developments relating to Aradigm Products in the Territory through regular reports at the JSC meetings. Aradigm shall provide Grifols for review and comment all draft material regulatory filings at least twenty (20) Business Days in advance of their intended date of submission to any Regulatory Authority in any country or jurisdiction and shall consider in good faith any comments thereto provided by Grifols. Aradigm shall promptly notify Grifols of any Regulatory Materials (other than routine correspondence) submitted to or received from any Regulatory Authority in any jurisdiction and shall provide Grifols with copies thereof within ten (10) Business Days after submission or receipt. Aradigm shall provide Grifols with reasonable advance notice of all meetings, conferences, and discussions scheduled with any Regulatory Authority in any country or jurisdiction concerning an Aradigm Product, and Aradigm shall consider in good faith any input from Grifols in preparing for such meetings, conferences or discussions. If permitted by the relevant Regulatory Authority (it being agreed and understood that Aradigm shall use Diligent Efforts to obtain the permission of the relevant Regulatory Authority), Grifols shall have the right to attend such meetings, conferences or discussions at its own expense.

5.3 Regulatory Costs. Grifols shall be solely responsible for all costs and expenses incurred by either Party in the preparation, filing and maintenance of all Regulatory Materials and Regulatory Approvals for Aradigm Products in the Territory. The costs and expense for such preparation and filing activities conducted by Aradigm, to the extent such activities are Development activities for the Initial Indication of the Aradigm Product in the USA and EU, are to be included as part of the Development Costs (subject, in all events, to the agreed upon caps and limitations set forth herein).

5.4 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may materially affect the Development, Commercialization or regulatory status of an Aradigm Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

5.5 Adverse Event Reporting and Safety Data Exchange. No later than thirty (30) days after the delivery by Aradigm to Grifols of the Phase III Report, the Parties shall enter into a commercially reasonable pharmacovigilance agreement (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall include customary guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any Aradigm Product. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant guidelines of the International Conference on Harmonisation, except where such guidelines may conflict with existing local regulatory reporting or safety reporting requirements, in which case the local reporting requirements shall prevail. The Pharmacovigilance Agreement shall provide for an adverse event database for Aradigm Products in the Territory to be maintained by Grifols at Grifols’ expense. Grifols shall be responsible for reporting quality complaints, adverse events and safety data related to Aradigm Products to applicable Regulatory Authorities in the Territory,

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as well as responding to safety issues and to all requests of Regulatory Authorities relating to Aradigm Products in the Territory. Aradigm shall provide Grifols with all reasonable assistance and cooperation, at Grifols’ request and expense, in connection with the maintenance of the adverse events database and all of the foregoing reporting and response requirements. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted sublicensees to comply with such obligations.

5.6 Remedial Actions. Each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Aradigm Product may be subject to any recall, corrective action or other regulatory action with respect to an Aradigm Product taken by virtue of applicable Laws (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Grifols shall, and shall ensure that its Affiliates and sublicensees will, maintain records in accordance with Grifols’ normal and customary practices, intended to permit the Parties to trace the distribution and use of the Aradigm Products. Grifols shall have the right to decide whether any Remedial Action with respect to Aradigm Products should be commenced and Grifols shall, at its expense, control and coordinate all efforts necessary to conduct such Remedial Action.

ARTICLE 6

COMMERCIALIZATION AND SUPPLY

6.1 Commercialization Responsibilities. During the Term, subject to the receipt of Regulatory Approval for a particular Aradigm Product or Additional Aradigm Product, as applicable, Grifols shall be responsible for all aspects of the Commercialization of the Aradigm Product for the Initial Indication and any Additional Aradigm Products for their applicable Additional Indications in countries within the Territory in which such Aradigm Product and/or Additional Aradigm Product (as applicable) has received Regulatory Approval. Such Commercialization responsibilities shall include: (a) developing and executing a commercial launch and pre-launch plan including considerations for the distribution of commercial supplies of the Aradigm Product and/or Additional Aradigm Product (as applicable); (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of such Aradigm Product and/or Additional Aradigm Product (as applicable); (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of such Aradigm Product and/or Additional Aradigm Product (as applicable) in the Territory. Grifols shall bear all of the costs and expenses incurred in connection with such Commercialization activities.

6.2 Commercialization Plan. The strategy for the Commercialization of each Aradigm Product and Additional Aradigm Product shall be described in a comprehensive plan that describes the pre-launch, launch and subsequent Commercialization activities for such Aradigm Product in the Territory, which may include, in Grifols’ sole but reasonable judgment: (i) the annual anticipated number of details to be conducted in each of the USA, EU, China and

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Japan, (ii) the annual anticipated marketing expenses to be incurred in each of the USA, EU, China and Japan, (iii) the annual anticipated number of FTEs to be assigned to Commercialize in each of the USA, EU, China and Japan, and (iv) a report on pricing, advertising, education, planning, marketing, and sales force training (the “Commercialization Plan”). Grifols shall submit the initial Commercialization Plan to the JSC no later than thirty (30) days after the delivery by Aradigm to Grifols of the Phase III Report, and shall deliver an updated Commercialization Plan at each meeting of the JSC (as necessary).

6.3 Commercial Diligence. During the Term for each Aradigm Product or Additional Aradigm Product, as applicable, Grifols, except as set forth on Schedule 6.3, shall use Diligent Efforts to Commercialize each Aradigm Product for the Initial Indication and any Additional Aradigm Products for their respective Additional Indications, throughout the Territory, in each case to the extent that Regulatory Approval has been obtained.

6.4 Records and Reports. Grifols shall maintain, in accordance with its normal and customary practices, records of all work conducted by it, its Affiliates or sublicensees under the Commercialization Plan (the “Commercialization Records”). At each JSC meeting, Grifols shall provide written reports to the JSC on its Commercialization of the Aradigm Product, in a form reasonably acceptable to Aradigm, detailing all work conducted by it, its Affiliates or sublicensees under the Commercialization Plan during the previous calendar quarter, unless Aradigm has exercised its right under Section 3.1(a) to discontinue its participation in the JSC, in which case such Commercialization Reports shall be delivered to Aradigm on a calendar quarter basis.

6.5 Post-Commercialization Trials. After initiation of Commercialization, Grifols shall have the right, but not the obligation, at its sole cost and expense, to support any post-Commercialization trials, such as Phase IV clinical trials and observational studies, as well as any investigator sponsored studies conducted with the Aradigm Product.

ARTICLE 7

COMPENSATION

7.1 Equity Investment. In connection with this Agreement, Grifols and Aradigm are entering into the Stock Purchase Agreement pursuant to which Aradigm is selling to Grifols 209,774,558 shares of Aradigm’s common stock.

7.2 Development Milestone Payments. Grifols shall make each of the following milestone payments (each, a “Milestone Payment”) to Aradigm upon the achievement of the following milestone events (each, a “Milestone Event”) in connection with the Development of an Aradigm Product for the Initial Indication. Grifols shall pay to Aradigm each such amount within thirty (30) days after Grifols receives a properly documented invoice from Aradigm in connection with the achievement of the applicable Milestone Event. Milestones 3 through 6 shall be deemed achieved, with respect to a given country, in the event that there are Net Sales in such country. If any of Milestone Events 2 through 6 is achieved and Grifols has not yet made the corresponding Milestone Payment for Milestone Event 1, Milestone Event 1 shall be deemed achieved and the corresponding Milestone Payment is due and payable together with the payment of the Milestone Payment for the first such subsequent Milestone Event achieved. If

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Milestone Event 3 is achieved and Grifols has not yet made the corresponding Milestone Payment for Milestone Event 2, Milestone Event 2 shall be deemed achieved and the corresponding Milestone Payment is due and payable together with the payment of the Milestone Payment for Milestone Event 3; similarly, if Milestone Event 4 is achieved and Grifols has not yet made the corresponding Milestone Payment for Milestone Event 2, Milestone Event 2 shall be deemed achieved and the corresponding Milestone Payment is due and payable together with the payment of the Milestone Payment for Milestone Event 4. For clarity, each of the following Milestone Payments shall be made no more than once upon the first occurrence of the applicable Milestone Event, regardless of the number of Aradigm Products that achieve such Milestone Event.

	Milestone Event for Aradigm Product	Milestone Payment

1	Initiation of a Phase III clinical study for any indication for an Aradigm Product	Five Million Dollars ($5,000,000)

2	Filing of an NDA in either the USA or the EU for any indication for an Aradigm Product	Five Million Dollars ($5,000,000)

3	First Regulatory Approval for an Aradigm Product in the USA	Five Million Dollars ($5,000,000)

4	First Regulatory Approval for an Aradigm Product in the EU	Five Million Dollars ($5,000,000)

5	First Regulatory Approval for an Aradigm Product in China	Two Million Five Hundred Thousand Dollars ($2,500,000)

6	First Regulatory Approval for an Aradigm Product in Japan	Two Million Five Hundred Thousand Dollars ($2,500,000)

7.3 Royalties.

(a) Aradigm Products. Subject to subsections (i) or (ii), below, and during the Royalty Term, Grifols shall pay to Aradigm royalties on aggregate annual Net Sales of all Aradigm Products, with such royalties calculated on a country-by-country basis by multiplying the applicable royalty rate in the table below (as may be adjusted for such country under subsections (i) or (ii), below), by the corresponding amount of Net Sales of all such Aradigm Products in such country attributable to each royalty rate detailed in the table below, as applicable. The royalty rate shall begin at twelve and one-half percent (12.5%) on January 1 of each calendar year.

Annual Net Sales of Aradigm Products in the Territory	Royalty Rate

For that portion of annual Net Sales of Aradigm Products (aggregated across the Territory) less than or equal to three hundred million dollars ($300,000,000)	Twelve and one-half percent (12.5%)

For that portion of annual Net Sales of Aradigm Products (aggregated across the Territory) greater than three hundred million dollars ($300,000,000)	Twenty percent (20.0%)

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For example, if aggregate annual Net Sales of all Aradigm Products in the Territory during any calendar year is $1 billion, with Net Sales in Country A of $800 million and Net Sales in Country B of $200 million (with a Competitive Aradigm Product present in Country B) and, when the aggregate Net Sales in the Territory achieved $300 million for such year, Country A had Net Sales of $200 million and Country B had Net Sales of $100 million, then royalties payable by Grifols equal one hundred sixty-one million two hundred fifty thousand dollars ($161,250,000) calculated as follows:

Royalties due for Country A (12.5% (royalty rate applicable in Country A) x $200 million (Net Sales occurring in Country A prior to achieving $300 million in aggregate Net Sales across the Territory)) + (20.0% (royalty rate applicable in Country A) x $600 million (Net Sales occurring in Country A after achieving $300 million in aggregate Net Sales across the Territory)) = $145,000,000

Plus

Royalties due for Country B (6.25% (royalty rate applicable in Country B taking into account Section 7.3(a)(i)) x $100 million (Net Sales occurring in Country B prior to achieving $300 million in aggregate Net Sales across the Territory)) + (10.0% (royalty rate applicable in Country B taking into account Section 7.3(a)(i)) x $100 million (Net Sales occurring in Country B after achieving $300 million in aggregate Net Sales across the Territory)) = $16,250,000.

Totaling $161,250,000

Royalties for each subsequent calendar year for each country shall be computed at 12.5%, until such time, if ever, aggregate annual Net Sales for such calendar year in the entire Territory are greater than $300 million.

(i) If, during the Royalty Term, there is a Competitive Aradigm Product available for sale in a particular country, then Grifols’ royalty payment obligations with respect to such country shall be reduced by fifty percent (50%) for however long as such Competitive Aradigm Product is available for sale in such country. In the event there ceases to be a Competitive Aradigm Product available in such country, Aradigm shall thereafter be entitled to full royalty payments with respect to such country, in accordance with the provisions of Section 7.3(a) but subject to reduction pursuant to Section 7.3(a)(ii).

(ii) If, during the Royalty Term, in a particular country, the Aradigm Products are neither (a) Covered by a Valid Claim, nor (b) protected by ODD in such country, then (1) Grifols’ royalty payment obligations with respect to such country shall be reduced by fifty percent (50%) from the date neither of the foregoing subsections (a) or (b) is true until the end of the Royalty Term, and (2) Grifols’ obligations under Section 6.3 with respect to such Aradigm Product shall cease. The foregoing fifty percent (50%) royalty shall be payable from the date neither of the foregoing subsections (a) or (b) is true until ten (10) years from the date of the First Commercial Sale of such Aradigm Product in such country. For clarity, the reductions in subsection (i) and (ii) may not be combined; the maximum reduction in royalties in instances in which both subsections (i) and (ii) are applicable shall be fifty percent (50%).

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(b) Bio-Defense Aradigm Products. During the applicable Royalty Term, Aradigm shall pay to Grifols royalties on aggregate annual Net Sales of all Bio-Defense Aradigm Products in the Territory during the Term of this Agreement, as follows: twelve and one-half percent (12.5%) of Net Sales for that portion of aggregate annual Net Sales of such Bio-Defense Aradigm Products which is less than or equal to three hundred million dollars ($300,000,000), and twenty percent (20%) of Net Sales for that portion of aggregate annual Net Sales of such Bio-Defense Aradigm Products which is greater than Three hundred million dollars ($300,000,000). The potential royalty reductions applicable to the Aradigm Products in each of Sections 7.3(a)(i) and 7.3(a)(ii) will additionally apply to royalties payable with respect to the Bio-Defense Aradigm Products should the conditions described in Sections 7.3(a)(i) and 7.3(a)(ii) apply with respect to any Bio-Defense Aradigm Product.

(c) Royalty Term. Royalties on Aradigm Products and Bio-Defense Aradigm Product shall be due under Section 7.3(a) and 7.3(b), respectively, during the period of time beginning, on a country-by-country basis, from the First Commercial Sale of an Aradigm Product or Bio-Defense Aradigm Product, as applicable, in such country until the later of (i) the last to expire Valid Claim Covering such Aradigm Product or Bio-Defense Aradigm Product, as applicable, in such country, or the expiration or termination of the applicable ODD Designation in such country and (ii) ten (10) years after the First Commercial Sale of such Aradigm Product or Bio-Defense Aradigm Product, as applicable, in such country (the “Royalty Term”).

(d) Royalty Reports and Payments. Within thirty (30) days following the end of each calendar quarter, commencing, with respect to (a) Grifols’ obligations under Section 7.3(a), with the calendar quarter in which the First Commercial Sale of any Aradigm Product is made anywhere in the Territory and (b) Aradigm’s obligations under Section 7.3(b), with the calendar quarter in which the first sale of the applicable Bio-Defense Aradigm Product to a Governmental Authority is made, the applicable Party shall provide the other with a royalty report on a country-by-country and product-by-product basis, which shall include: (i) the amount of gross sales of such applicable Aradigm Product or Bio-Defense Aradigm Product in the Territory, (ii) an itemized calculation of Net Sales in the Territory showing deductions provided for in the definition of Net Sales, (iii) a calculation of the royalty payment due on such sales, and (iv) the exchange rate for such country. Such report shall include such other information reasonably requested by the payee Party, provided that (x) such information reasonably relates to the sale of Aradigm Products or Bio-Defense Aradigm Product, as applicable, which are the subject of this Agreement, and the calculation of Net Sales, and (y) the payee Party agrees to provide the same information to the payor Party, with respect to its Net Sales. Within thirty (30) days of the delivery of the applicable quarterly report, the selling Party shall pay in Dollars all royalty amounts due to the other Party in connection with such quarterly report.

7.4 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be made at the closing exchange rate reported in The Wall Street Journal for the last Business Day of the applicable calendar quarter.

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7.5 Payment Method; Late Payments. All undisputed payments due to either Party hereunder shall be made in Dollars by wire transfer of immediately available funds into an account in the USA designated by such Party. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due until the date of payment at the per annum rate of one and one half percent (1.5%) over the then current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower.

7.6 Records. Each Party and its Affiliates and licensees and sublicensees shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of royalty payments. Each Party shall have the right to audit such records in accordance with Section 7.6.

7.7 Audits. For a period of two (2) years from the end of the calendar year in which a payment was due hereunder, upon thirty (30) days prior notice, each Party (the “Audited Party”) shall (and shall require that its Affiliates and licensees and sublicensees) make such records relating to such payment available, during regular business hours and not more often than once each calendar year, for examination by an independent certified public accountant selected by the other Party (the “Auditing Party”) and reasonably acceptable to the Audited Party, for the purposes of verifying compliance with this Agreement and the accuracy of the financial reports and/or invoices furnished pursuant to this Agreement. The results of any such audit shall be shared by the auditor with both Parties and shall be considered Confidential Information of both Parties. Any amounts shown to be owed by either Party to the other shall be paid within thirty (30) days from the auditor’s report, plus interest (as set forth in Section 7.5) from the original due date. The Auditing Party shall bear the full cost of such audit unless such audit discloses a deficiency in the Audited Party’s payments of greater than five percent (5%) (i.e., an under-payment by Grifols pursuant to Section 7.3, or an over-charge by Aradigm pursuant to Section 4.3), in which case the Audited Party shall bear the full cost of such audit.

7.8 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made under this Agreement. To the extent that a Party is required to deduct and withhold taxes on any payment to the other Party, the first Party shall deduct and pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes. The other Party shall provide the first Party any tax forms that may be reasonably necessary to permit first Party to make any payments made under this Agreement without withholding tax or at a reduced rate of withholding. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this

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Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Grifols shall require its sublicensees in the Territory to cooperate with Aradigm in a manner consistent with this Section 7.8(b).

ARTICLE 8

INTELLECTUAL PROPERTY MATTERS

8.1 Prosecution of Patents.

(a) Aradigm Prosecuted Patents.

(i) Subject to Section 8.1(a)(ii) below, as between the Parties, Aradigm shall have the first right to prepare, file, prosecute and maintain the Aradigm Patents in the Territory. The costs of preparation, filing, prosecution and maintenance of Aradigm Patents in the countries listed in Schedule 8.1(a)(i)(1) shall be included in Development Costs, and, to the extent any new Patents are developed under this Agreement that are owned or controlled by Aradigm, Aradigm agrees to file such Patents with the applicable Regulatory Authorities in the countries listed in Schedule 8.1(a)(i)(1) and 8.1(a)(i)(2), and that the costs of preparation, filing, prosecution and maintenance of such Patents shall be in accordance with financial terms to be mutually agreed upon by the parties in writing. Aradigm shall provide Grifols reasonable opportunity to review and comment on such prosecution efforts regarding the Aradigm Patents, as set forth in this Section 8.1(a)(i). Aradigm shall provide Grifols with copies of all material communications from any patent office or similar patent authority regarding the Aradigm Patents and shall provide Grifols (reasonably in advance of submission, but in no event less than twenty (20) Business Days) with drafts of any material filings or responses to be made to such patent offices or similar patent authorities. Aradigm shall consider in good faith and incorporate any reasonable comments thereto provided by Grifols to the extent applicable to the Aradigm Products.

(ii) If Aradigm decides to cease the prosecution or maintenance of any Aradigm Patent, it shall notify Grifols in writing sufficiently in advance (but in no event less than twenty (20) Business Days) so that Grifols may, at its discretion, assume the responsibility for the prosecution or maintenance of such Patent, at Grifols’ cost and expense. If Grifols assumes such responsibility, Aradigm shall promptly assign to Grifols all right, title and interest in such Aradigm Patent.

(b) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provide above in this Section 8.1, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

8.2 Enforcement of Aradigm Patents.

(a) Notification. If either Party becomes aware of any existing or threatened infringement of the Aradigm Patents which infringing activity involves the using, making, importing, offering for sale or selling of Aradigm Products or a Competitive Aradigm Product or otherwise adversely affects or is reasonably expected to adversely affect the Commercialization of any Aradigm Product in the Territory (an “Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties shall consult with each other regarding any actions to be taken with respect to such Infringement.

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(b) Actions Controlled by Grifols; Aradigm’s Back-Up Enforcement Right. Grifols shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any Third Party engaged in any Infringement but only in such instances in which it would be commercially reasonable for a company having a similar internal product to undertake such suit or action when taking into account the economic harm caused by the Infringement as well as the expected costs of the litigation. In the event Grifols elects to exercise the foregoing right, Aradigm shall reimburse Grifols for all reasonable costs and expenses incurred with such suit or action. If, after its receipt or delivery of notice thereof under Section 8.2(a), Grifols (i) notifies Aradigm that it will not bring any claim, suit or action to prevent or abate such Infringement or (ii) fails to commence a suit to prevent or abate such Infringement within one hundred and eighty (180) days. Aradigm shall have the right, but not the obligation, to commence a suit or take action to prevent or abate such Infringement under the Aradigm Patents at its own cost and expense. If Grifols brings suit or action, it will use counsel reasonably acceptable to Aradigm. Recoveries on suits under this Section 8.2(b) shall be handled as provided in Section 8.2(e).

(c) Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court, which consent shall not be unreasonably withheld or delayed. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d) Settlement. Grifols shall not settle any claim, suit or action under Section 8.2(b) in a manner that would negatively impact the applicable Aradigm Patents (e.g., shorten the life of such Patents or narrow their scope) without the prior written consent Aradigm, which shall not be unreasonably withheld or delayed.

(e) Expenses and Recoveries. The term “Revenue” includes all fees, minimum royalties, payments, compensation, or consideration of any kind, including without limitation in-kind payments, forbearance in connection with settlement, equity amounts taken in lieu of cash, or discounts below fair market value of equity received by either Party or its Affiliates, to which entity pays, transfers or otherwise provides the Revenue, or how the Revenue is structured, denominated, or paid, transferred or provided. If the enforcing Party receives Revenue in such claim, suit or action, such Revenue shall be allocated first to the reimbursement of any expenses incurred by the Party which paid for such expenses in such claim, suit or action (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be partially allocated to Aradigm in an amount equal to the royalty that would have been payable to Aradigm under Section 7.3 if Grifols had made Net Sales equivalent to the remaining amount, with the remaining portion of the remaining amount allocated to Grifols.

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8.3 Infringement of Third Party Rights in the Territory. Subject to Article 10, if any Aradigm Product used or sold by Grifols, its Affiliates or licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Third Party’s Patent granted by a jurisdiction within the Territory (and such alleged infringement is caused by the Aradigm Technology and not Grifols’ use of its own or any Third Party technologies), Grifols shall promptly notify Aradigm and the Parties shall agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Grifols shall be responsible for defending such claim (with all of its costs and expenses, including a reasonable allocation of costs of internal counsel, being reimbursed by Aradigm) and Aradigm shall provide all necessary assistance to Grifols with such defense at no cost to Grifols. Without limitation of any other rights Grifols may have under this Agreement, at law or in equity (including, without limitation, Grifols’ right to indemnification for breaches of Aradigm’s representation and warranty under Section 9.2(c)), Grifols may deduct fifty percent (50%) of its costs and expenses incurred in defending such claim (including, for this purpose, a reasonable allocation of expenses of internal counsel), such deduction to be limited to fifty percent (50%) of the royalties otherwise payable to Aradigm under this Agreement.

8.4 Patent Marking. Grifols and its Affiliates and licensees and sublicensees shall mark (or shall use Diligent Efforts to ensure the marking of) each Aradigm Product marketed and sold by Grifols or its Affiliates or licensees or sublicensees hereunder with appropriate patent numbers or indicia as required by applicable Law.

8.5 Trademarks.

(a) Product Marks. Grifols shall have the right to brand the Aradigm Products and create all Aradigm Product labels using Grifols-related trademarks and any other trademarks and trade names it determines appropriate for the Aradigm Products, which may vary by country or within a country (collectively, the “Product Marks”). Additionally, in conjunction with the Product Marks, Grifols may use the Aradigm Marks in the Commercialization of the Aradigm Products as set forth in Section 8.5(b) below.

(b) Aradigm Marks. Subject to the terms and conditions of this Agreement, Aradigm hereby grants to Grifols an exclusive, worldwide, royalty-free license to use and display, during the Term and in the Territory, the Aradigm trademarks as set forth in Exhibit C, and/or other registered device trademarks or trade dress used to identify an Aradigm Product as may be designated by Aradigm in writing from time to time (collectively, the “Aradigm Marks”), (i) on any Aradigm Product, (ii) as part of the Product Marks and (iii) on any other labels, promotional materials or Regulatory Materials used in connection with any Aradigm Product. Grifols shall follow Aradigm’s written trademark guidelines at all times as to the use of any Aradigm Marks in conjunction with the Product Marks. Other than as expressly set forth herein, use of any Aradigm Marks shall not confer on Grifols any right to or interest in such trademark, and Grifols acknowledges and agrees that all use of the Aradigm Marks and the

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goodwill generated thereby shall inure solely to the benefit of Aradigm. Grifols shall not use, adopt, file, register, seek to register or take any other action to use or establish rights in any mark anywhere in the world which is comprised of, derivative of, a combination with, or otherwise confusingly similar to, any Aradigm Mark or file any application to register any trademark or trade name that is confusingly similar to any Aradigm Mark; provided, however that Grifols’ use of the Product Marks (and registration of URLs, domain names, etc.) as set forth herein shall not be deemed to be a breach of this provision.

(c) Ownership; No Challenge. Grifols shall own all right, title and interest in and to the Product Marks (but expressly excluding any Aradigm Marks) and Aradigm acknowledges and affirms the validity and enforceability thereof. Aradigm shall not engage in or support any action, claim or challenge that is inconsistent with the foregoing. All use of the Product Marks (but expressly excluding any Aradigm Marks) and the goodwill generated thereby shall inure solely to the benefit of Grifols. Aradigm shall not use, adopt, file, register, seek to register, or take any other action to use or establish rights in any mark anywhere in the world which is comprised of, derivative of, a combination with, or otherwise confusingly similar to, any Product Mark (but expressly excluding any Aradigm Marks).

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; COVENANTS

9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date or the date of any required approval by its shareholders, (i) it has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (ii) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms; and

(c) No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not, in any material respect, conflict with, violate, or breach or constitute a default or require any consent that has not been obtained under any contractual obligation or court or administrative order by which such Party is bound.

9.2 Additional Representations and Warranties of Aradigm. Aradigm represents and warrants to Grifols as follows, as of the Effective Date:

(a) The Licensed Rights are valid, subsisting and enforceable, and is the only intellectual property owned or Controlled by Aradigm necessary for Aradigm to perform its obligations hereunder;

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(b) During the Term, Aradigm will not grant any right, license or interest in or to the Licensed Rights, or any portion thereof, in conflict with the rights granted to Grifols herein;

(c) Except as set forth on Schedule 9.2(c), the Development of the Compound and the Aradigm Products and the Licensed Rights do not and shall not infringe or misappropriate the intellectual property rights of any Third Party;

(d) There are no pending, and to Aradigm’s Knowledge, no threatened, adverse actions, suits or proceedings against Aradigm involving Licensed Rights, the Compound or any Aradigm Product; and

(e) The Aradigm Patents include all Patents that Cover the Compound which are Controlled by Aradigm and/or its Affiliates on the Effective Date.

(f) It has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of or to the Licensed Rights to grant the licenses to Grifols as purported to be granted pursuant to this Agreement without violating the terms of any existing agreement or other arrangement with any Third Party;

(g) Subject to obtaining appropriate anti-trust approvals, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Law currently in effect, is required in connection with the execution and delivery of this Agreement by Aradigm, or the performance by Aradigm of its obligations under this Agreement;

(h) Aradigm has the right to grant the rights granted under this Agreement, and no rights granted to Grifols pursuant to this Agreement are in violation of any agreement between Aradigm or any of its Affiliates and any Third Party;

(i) Aradigm agrees to notify Grifols in writing promptly if it or any of its Affiliates is, or if it has knowledge that (without due inquiry other than that which is conducted in the ordinary course of Aradigm’s business), any of its Affiliates or licensors or any entity acting on its behalf in any capacity in connection with the Development of an Aradigm Product is debarred or becomes the subject of any threatened or pending action, suit, claim, investigation, legal or administrative proceeding relating to debarment;

(j) Aradigm is the sole owner of all right, title and interest (free and clear from any security interests) in and to the Licensed Rights. The Aradigm Patents listed on Exhibit A constitute a true and complete list of all Patents owned or Controlled by Aradigm which are necessary to Develop and Commercialize the Aradigm Products in the Territory. To Aradigm’s Knowledge, there is no Patent of any Third Party that would be required to Develop or Commercialize the Aradigm Products in the Territory as currently contemplated by this Agreement;

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(k) Other than as set forth on Schedule 9.2(k), Aradigm has not entered into any agreements, either oral or written, with any Third Party relating to the Development or Manufacture of the Aradigm Products, including any agreement granting rights under the Aradigm Intellectual Property in the Territory;

(l) Other than as set forth in Schedule. 9.2(c), Aradigm has not received any written notice from any Third Party asserting or alleging that the Development use or sale of the Compound or any Aradigm Product infringes rights of such Third Party in the Territory and, to Aradigm’s Knowledge, the Development use or sale of the Compound or any Aradigm Product has not infringed rights of any Third Party in the Territory;

(m) To Aradigm’s Knowledge, there are no pending legal suits or proceedings involving the Licensed Rights or the Compound or any Aradigm Product; and to there are no threatened legal suits or proceedings in the Territory involving the Licensed Rights or the Compound or any Aradigm Product;

(n) To Aradigm’s Knowledge (and without due inquiry other than that which is conducted in the ordinary course of Aradigm’s business), there are no activities by Third Parties that would constitute infringement or misappropriation of the Aradigm Patents that relate to any Aradigm Product or Aradigm Know-How in the Territory;

(o) To Aradigm’s Knowledge, the claims included in the issued Aradigm Patents Covering Aradigm Products are valid and in full force and effect. To Aradigm’s Knowledge, all fees required to be paid to the applicable Governmental Authority prior to the Effective Date to prosecute or maintain such Aradigm Patents in the Territory have been filed and have been paid;

(p) No person, other than former or current employees of Aradigm who are obligated in writing to assign his/her inventions to Aradigm, is an inventor of any of the inventions claimed in the Aradigm Patents Covering Aradigm Products. All inventors of any inventions included within the Aradigm Patents owned by Aradigm that are existing as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patent rights to Aradigm. No present or former employee or consultant of Aradigm owns or has any proprietary interest, direct or indirect, in the Licensed Rights. No present or former employee or consultant of Aradigm has any financial interest (other than salary, bonus or capital stock in Aradigm) in the Licensed Rights;

(q) The Development of the Compound and Aradigm Products has been conducted prior to the Effective Date by Aradigm, its Affiliates, and to Aradigm’s Knowledge, all of its and their Third Party independent contractors, in compliance with all Applicable Laws;

(r) To Aradigm’s Knowledge (and without due inquiry other than that which is conducted in the ordinary course of Aradigm’s business), (i) all Regulatory Materials filed with respect to the Compound and all Aradigm Products were, at the time of filing, true, complete and accurate in all material respects, (ii) no adverse event information is known by Aradigm that is materially different in terms of the incidence, severity or nature of such adverse

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events than any which were filed as safety updates to the Regulatory Materials for the Compound, and (iii) all written data summaries prepared by Aradigm that were included in such Regulatory Materials and that are based on clinical studies conducted or sponsored by Aradigm summarize in all material respects the corresponding raw data underlying such summaries;

(s) Aradigm has made available to Grifols all material information regarding the safety and efficacy of the Compound and Aradigm Products;

(t) Aradigm has made available to Grifols copies of all material Regulatory Materials for the Compound and Aradigm Products filed with Regulatory Authorities prior to the Effective Date. Except as otherwise specified on Schedule 9.2(t), Aradigm has not filed any Regulatory Materials for the Compound and Aradigm Products in the Territory;

(u) To Aradigm’s Knowledge, neither it, any of its Affiliates, and, without due inquiry other than that which is conducted in the ordinary course of Aradigm’s business, its licensors, licensees, or any of its or their respective officers, employees, or agents (i) has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Compound or any Aradigm Product, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Compound or any Aradigm Product, or (iii) committed an act, made a statement, or failed to make a statement with respect to the Development of the Compound or any Aradigm Product that would provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto;

(v) Aradigm has all necessary rights in and to the Product Marks and the Pulmaquin Mark to grant the rights granted hereunder, and the Product Marks and the Pulmaquin Mark shall not infringe upon or otherwise violate any Third Party’s intellectual property rights.

9.3 Mutual Covenants.

(a) No Debarment. In the course of the Development of the Aradigm Products, each Party shall not use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development and Commercialization of Aradigm Products and performance of its obligations under this Agreement, including the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 US 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 US § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

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9.4 Disclaimer. Grifols understands that the Compound and Aradigm Products are the subject of ongoing clinical research and development and that Aradigm cannot assure the safety or efficacy of any Compound or Aradigm Product. In addition, Aradigm makes no warranties except as set forth in this Article 9 concerning the Aradigm Technology. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL IMPLIED REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Aradigm. Aradigm shall indemnify and hold harmless Grifols, and its directors, officers, employees, agents, Affiliates and contractors (collectively, the “Grifols Indemnitees”), from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any Third Party (including claims based upon products liability) (“Claims”) to the extent arising out of or relating to an allegation which, if true, would result in (a) the breach of any representation, warranty or covenant by Aradigm under this Agreement, (b) the negligence or willful misconduct of Aradigm or its agents, Affiliates and contractors or (c) the Development of any Aradigm Products by or on behalf of Aradigm or its Affiliates or licensees or sublicensees. The foregoing indemnity obligation shall not apply to the extent that (i) the Grifols Indemnitees fail to comply with the indemnification procedures set forth in Section 10.3 and Aradigm’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim results from any activity set forth in Section 10.2(a), (b) or (c) for which Grifols is obligated to indemnify the Aradigm Indemnitees under Section 10.2.

10.2 Indemnification by Grifols. Grifols shall indemnify and hold harmless Aradigm, and its directors, officers, employees, agents, Affiliates and contractors (collectively, the “Aradigm Indemnitees”), from and against all Liabilities to the extent arising out of or relating to an allegation which, if true, would result in (a) the breach of any representation, warranty or covenant by Grifols under this Agreement, (b) the negligence or willful misconduct of Grifols or its agents, Affiliates and contractors, or (c) the marketing and/or promotion of an Aradigm Product in a manner which is outside the approved labeling of such Aradigm Product. The foregoing indemnity obligation shall not apply to the extent that (i) the Aradigm Indemnitees fail to comply with the indemnification procedures set forth in Section 10.3 and Grifols’ defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim results from any activity set forth in Section 10.1(a), (b) or (c) for which Aradigm is obligated to indemnify the Grifols Indemnitees under Section 10.1.

10.3 Indemnification Procedures. The Party claiming indemnity under this ARTICLE 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.

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The Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice, and the Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. Each Party shall not settle or compromise any Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Parties cannot agree as to the application of the foregoing Sections 10.1 and 10.2, each may conduct separate defenses of the Claim, and each Party reserves the right to claim indemnity from the other in accordance with this ARTICLE 10 upon the resolution of the underlying Claim.

10.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 OR SECTION 10.2 OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11, OR RELATING TO A PARTY’S BREACH OF REPRESENTATIONS OR WARRANTIES OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.5 Insurance. Each Party shall, at all times during the Term of this Agreement and for five (5) years thereafter, obtain and maintain at its own expense the following types of insurance, with limits of liability not less than those specified below:

(a) Commercial general liability insurance against claims for bodily injury and property damage which shall include contractual coverage, with limits of not less than $5,000,000 per occurrence and in the aggregate. The other Party, its officers, directors, representatives and agents shall be named as additional insureds.

(b) Workers compensation and employers’ liability with limits to comply with the statutory requirements of the state(s) in which the Agreement is to be performed. The policy shall include employers’ liability for not less than $1,000,000 per accident.

All policies shall be issued by insurance companies with an A.M. Best’s rating of Class A-:V (or its equivalent) or higher status. Each Party shall deliver certificates of insurance evidencing coverage to the other Party promptly after the execution of this Agreement and annually thereafter. All policies provided for herein shall expressly provide that such policies shall not be cancelled, terminated or altered without at least thirty (30) days prior written notice to the insured Party, and each insuring Party shall immediately notify the insured Party in the event that a policy provided for herein is cancelled, terminated or altered.

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ARTICLE 11

CONFIDENTIALITY

11.1 Confidentiality. During the Term and for a period of five (5) years thereafter, each Party shall maintain all Confidential Information of the other Party in trust and confidence and shall not, without the written consent of the other Party, disclose any Confidential Information of the other Party to any Third Party or use any Confidential Information of the other Party for any purpose other than as necessary or helpful in connection with the exercise of rights or discharge of obligations under this Agreement. The confidentiality obligations of this Section 11.1 shall not apply to Confidential Information to the extent that the receiving Party can establish by competent evidence that such Confidential Information: (a) is publicly known prior or subsequent to disclosure without breach of confidentiality obligations by such Party or its employees, consultants or agents; (b) was in such Party’s possession at the time of disclosure without any restrictions on further disclosure; (c) is received by such receiving Party, without any restrictions on further disclosure, from a Third Party who has the lawful right to disclose it; or (d) is independently developed by employees or agents of the receiving Party without reference to the disclosing Party’s Confidential Information.

11.2 Authorized Disclosure. Nothing herein shall preclude a Party from disclosing the Confidential Information of the other Party, solely to the extent:

(a) such disclosure is reasonably necessary (i) for the filing or prosecuting of Patents as contemplated by this Agreement; (ii) to comply with the requirement of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval (or any pricing and reimbursement approvals) of an Aradigm Product; or (iii) for prosecuting or defending litigations as contemplated by this Agreement;

(b) such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c) such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(d) such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, a valid order of a court of competent jurisdiction, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to any of Sections 11.2(a) through 11.2(d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

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11.3 Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party.

11.4 Publicity; Terms of the Agreement; Confidential Treatment.

(a) The Parties agree that the terms of this Agreement (including without limitation any exhibits hereto) shall be considered Confidential Information of each Party, subject to the special authorized disclosure provisions set forth in Section 11.2 and this Section 11.4.

(b) The Parties have agreed to issue a joint press release in the form attached as Exhibit D on or promptly after the Effective Date. In addition, to the extent required by applicable Laws, including regulations promulgated by applicable security exchanges, each Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals in the Territory as they occur, subject to the other Party’s consent as to form and substance of such announcement, which shall not be unreasonably withheld or delayed. In relation to the other Party’s review and approval of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 11.4, provided such information remains accurate as of such time.

(c) In addition, the Parties acknowledge that either or both Parties may be obligated to file under applicable law and regulation a copy of this Agreement with the USA Securities and Exchange Commission or similar stock exchange authorities or other governmental authorities. Each Party shall be entitled to make such a required filing; provided, however, that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof. In the event of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

11.5 Technical Publication. Neither Party may publish peer reviewed manuscripts or give other forms of public disclosure such as abstracts and media presentations (such disclosure collectively, for purposes of this Section 11.5, “publication”), of results of studies carried out under this Agreement, without the opportunity for prior review by the other Party, except to the extent required by applicable Laws. A Party seeking publication shall provide the other Party the opportunity to review and comment on any proposed publication that relates to the Aradigm

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Product at least thirty (30) days (or at least ten (10) days in the case of abstracts and media presentations) prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within twenty (20) days (or within five (5) days in the case of abstracts and media presentations) after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s reasonable request to remove any and all of such other Party’s Confidential Information from the proposed publication. In addition, the Party seeking publication shall delay the submission for a period up to sixty (60) days in the event that the other Party can demonstrate reasonable need for such delay in order to accommodate the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within such twenty (20)-day period (or five (5)-day period, as the case may be), such other Party shall be deemed not to have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 11.5 after the thirty (30)-day period (or ten (10)-day period, as the case may be) has elapsed. The Party seeking publication shall provide the other Party a copy of the publication at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.

11.6 Equitable Relief. Each Party acknowledges that its breach of this Agreement may cause irreparable injury to the other Party for which monetary damages may not be an adequate remedy. Therefore, each Party shall be entitled to seek injunctive and other appropriate equitable relief to prevent or curtail any actual or threatened breach of the obligations under this Agreement by the other Party. The rights and remedies provided to each Party in this Section 11.6 are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 12, shall remain in effect until the Royalty Term has expired in all countries, for all products (the “Term”). For the avoidance of doubt, upon the expiration of the Agreement, Grifols shall retain all licenses granted hereunder.

12.2 Termination by Aradigm for Patent Challenge. Aradigm may terminate this Agreement in its entirety immediately upon written notice to Grifols if Grifols or any Grifols’ Affiliate files a challenge with a Governmental Authority contesting the validity, enforceability or scope of any Aradigm Patent anywhere in the world. If a sublicensee of Grifols takes the foregoing action, Grifols shall terminate such sublicense (however, it being understood that Aradigm shall not have the right to terminate this Agreement in such event).

12.3 Termination for Breach.

(a) Grifols shall have the right to terminate this Agreement in its entirety upon written notice to Aradigm if (i) Aradigm materially breaches any of its material obligations under this Agreement, (ii) there is a termination of the Supply Agreement by Grifols, or (iii) there is a material breach of, or material inaccuracy in, any of Aradigm’s representations or warranties

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contained in this Agreement or Section 3.19 (Intellectual Property) of the Stock Purchase Agreement (clauses (i), (ii), and (iii) collectively, an “Aradigm Breach”) and Aradigm fails to cure such Aradigm Breach within ninety (90) days from notice.

(b) Aradigm shall have the right to terminate this Agreement in its entirety upon written notice to Grifols if Grifols materially breaches any of its material obligations under this Agreement or there is a material breach of, or material inaccuracy in, any of the Grifols’ representations or warranties contained in this Agreement and, after receiving written notice identifying such material breach in reasonable detail, Grifols fails to cure such material breach within ninety (90) days from the date of such notice.

(c) If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 12.3(a) or Section 12.3(b), and such alleged breaching Party provides the other Party notice of such dispute within the applicable cure period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 12.3(a) (excluding Section 12.3(a)(ii)) or Section 12.3(b) unless and until an arbitrator, in accordance with ARTICLE 13, has determined that the alleged breaching Party has materially breached the Agreement and such breaching Party fails to cure such breach within the applicable cure period (measured as commencing after the arbitrator’s decision). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

12.4 Termination for Aradigm Change in Control. Grifols shall have the right to terminate this Agreement in its entirety upon written notice to Aradigm upon the occurrence of an Aradigm Change in Control prior to the first Regulatory Approval of an Aradigm Product in either the USA or the European Union, provided, Grifols must give notice of its intent to terminate the agreement within one hundred and eighty (180) days of such Aradigm Change in Control or otherwise forfeit this termination right.

12.5 Termination for Bankruptcy. To the extent permitted under applicable Laws, if at any time during the Term of this Agreement, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Non-Bankrupt Party”) shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon sixty (60) days written notice to the Bankrupt Party. It is agreed and understood that if the Non-Bankrupt Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Non-Bankrupt Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein. The term “Event of Bankruptcy” means: (a) filing, in any court or agency pursuant to any statute or regulation of any state or country, (i) a petition in bankruptcy or insolvency, (ii) for reorganization or (iii) for the appointment of (or for an arrangement for the appointment of) a receiver or trustee of the Bankrupt Party or of its assets; (b) with respect to the Bankrupt Party, being served with an involuntary petition filed in any insolvency proceeding, which such petition is not dismissed within sixty (60) days after the filing thereof; (c) proposing or being a party to any dissolution or liquidation when insolvent; or

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(d) making an assignment for the benefit of creditors. Without limitation, the Bankrupt Party’s rights under this Agreement shall include those rights afforded by 11 US § 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) and any successor thereto. If the bankruptcy trustee of a Bankrupt Party as a debtor or debtor-in-possession rejects this Agreement under 11 US § 365 of the Bankruptcy Code, the Non-Bankrupt Party may elect to retain its rights licensed from the Bankrupt Party hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 US § 365(n) of the Bankruptcy Code, and any other relevant Laws.

12.6 Termination for Convenience by Grifols. Without limiting the terms of Section 12.3 or Section 12.4, Grifols shall have the right to terminate this Agreement in its entirety for any reason or no reason at any time during the Term by providing ninety (90) days’ written notice of such termination to Aradigm (without penalty or termination fee, except as provided in the proceeding sentence). If the foregoing without-cause termination right is exercised by Grifols within ninety (90) days after the occurrence of a Grifols Control Event, Grifols shall promptly pay to Aradigm a termination fee of twelve million five hundred thousand dollars ($12,500,000) (the “Termination Fee”). The Parties acknowledge that in the event of such a termination pursuant to this Section 12.6 within ninety (90) days after the occurrence of a Grifols Control Event: (1) Aradigm may be substantially damaged, (2) the amount of such damages are extremely difficult to ascertain, and (3) the payment set forth in this Section 12.6 represents a real and genuine estimate of the amount of such damages. Accordingly, the Parties acknowledge that the fact of and amount of such payment is reasonable and not punitive, and that it is Aradigm’s sole remedy in the event of a termination by Grifols under this Section 12.6. For purposes of clarity, if Grifols terminates this Agreement under Section 12.3(a), 12.4, 12.5 or 14.2, the Termination Fee shall not be payable even if such termination occurs within ninety (90) days after the occurrence of a Grifols Control Event.

12.7 Effect of Termination.

(a) In General. The termination of this Agreement shall not relieve either Party from liability or damages for any breach of this Agreement.

(b) Effects of Termination Generally. Without limiting the generality of Section 12.7(a), the following rights and consequences shall apply upon any termination of this Agreement:

(i) Inventory. Grifols may sell off all of Grifols’ inventory of Aradigm Products during the twelve (12) month period after the effective date of termination (during which time royalties shall continue to be paid by Grifols).

(ii) Licensed Rights. All licenses and rights granted to Grifols under this Agreement shall terminate (except to the extent necessary to allow Grifols to sell off its inventory pursuant to Section 12.7(b)(i)). Aradigm, in its sole discretion, may elect to assume or terminate any sublicenses granted by Grifols pursuant to Section 2.2 (to the extent offered by Grifols and assignable).

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(iii) Regulatory Materials; Data. To the extent permitted by applicable Laws, Grifols shall transfer and assign to Aradigm all Regulatory Materials, data and Know-How relating to the Aradigm Products and Compound and shall treat the foregoing as Confidential Information of Aradigm (and not of Grifols) under Article 11; provided that Grifols shall be allowed to retain copies of any such materials that a Regulatory Authority requires Grifols to retain under applicable Laws, or that Grifols requires pursuant to its internal recordkeeping rules (with such information to be used strictly in accordance with such rules).

(iv) Grifols License. Grifols shall be deemed to have granted to Aradigm, only effective upon termination, a non-exclusive, fully paid up, worldwide, fully transferable, irrevocable license (with the right to grant sublicenses through multiple tiers) under all Patents and Know-How (to the extent not assigned under Section 12.7(b)(ii)) (A) Controlled by Grifols (or its Affiliates) at any time (including after the termination of this Agreement) and (B) actually used or conceived by Grifols or any of its Affiliates (1) in the Development and/or Commercialization of the Aradigm Product or (2) at any time as result of Grifols’ or any of its Affiliates’ access to Aradigm Technology, or (C) Covering the Aradigm Product or Compound, in each case to make, have made, use, import, offer for sale and sell Aradigm Products. For the avoidance of doubt, no rights of Grifols in the intellectual property of Grifols (including, without limitation, the Product Marks) shall be deemed to be granted or otherwise transferred to Aradigm.

(v) Transition Assistance. Grifols shall provide such assistance, at no cost to Aradigm, as may be reasonably necessary for Aradigm to continue Developing and/or Commercializing Aradigm Products throughout the Territory, to the extent Grifols is then performing or having performed such activities, including by using good faith efforts to assign or amend, as appropriate, upon the request of Aradigm, any agreements or arrangements with Third Party vendors to Develop and/or Commercialize Aradigm Products. To the extent that any such contract between Grifols and a Third Party is not assignable to Aradigm, Grifols shall reasonably cooperate with Aradigm to arrange to continue to provide such services for a reasonable time after termination, with Aradigm compensating Grifols for its fully-burdened FTEs plus any direct costs and expenses in providing such services. Grifols shall not knowingly, during any notice period prior to the termination of this Agreement or during any transition period after termination, take any action that could reasonably be expected to have a material adverse impact on the further Development and Commercialization of any Aradigm Product.

(c) Effects of Termination for Grifols’ Breach or Termination for Convenience. If Grifols terminates this Agreement under Section 12.6 (provided that no termination fee is payable pursuant to Section 12.6) or Aradigm terminates this Agreement under Section 12.3(b), Grifols will pay to Aradigm all Development Costs incurred by Aradigm prior to the effective date of termination and otherwise for any and all of Aradigm’s out-of-pocket costs and expenses for Aradigm Development activities accrued by Aradigm which Aradigm is not able to cancel, it being agreed and understood that Grifols shall have no obligation under this Section 12.7(c) if the Termination Fee is payable under Section 12.6.

12.8 Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 7.6, 7.7, 10, 11, 12.7, 12.8, 13, 14.1, 14.3, 14.4, 14.7, 14.8, 14.9, 14,10, 14.11, and 14.12.

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ARTICLE 13

DISPUTE RESOLUTION

13.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 13 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

13.2 Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, including at least one (1) in-person meeting of the Executive Officers within twenty (20) days after such notice is received.

13.3 Arbitration. If the Executive Officers of the Parties are not able to resolve such dispute referred to them under Section 13.2 within such thirty (30) day period, then subject to Section 13.4, such dispute shall be settled by binding arbitration in accordance with the then current rules of commercial arbitration of the American Arbitration Association (“AAA”). A single arbitrator with experience in the development and commercialization of drugs and diagnostics shall be appointed by each of the Parties, and the two arbitrators appointed by the Parties shall appoint the third arbitrator with experience in the development and commercialization of drugs and diagnostics. The place of arbitration shall be New York, New York. The arbitrator’s fees and expenses shall be shared equally by the Parties. Each Party shall bear and pay its own expenses incurred in connection with any dispute resolution under this Section 13.3. The proceedings, including any outcome, shall be confidential. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s decision of the dispute subject to arbitration.

13.4 Patent and Trademark Disputes. Notwithstanding Section 13.3, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Covering the manufacture, use, importation, offer for sale or sale of any Aradigm Product or of any trademark rights relating to any Aradigm Product shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

13.5 Equitable Relief. Nothing in this ARTICLE 13 shall prevent either Party from seeking equitable or other relief in a court of competent jurisdiction. All rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

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ARTICLE 14

MISCELLANEOUS

14.1 Entire Agreement; Amendment. This Agreement, together with the exhibits attached hereto, which are hereby incorporated herein, represents the entire agreement and understanding between the Parties with respect to its subject matter and supersedes and terminates any prior and/or contemporaneous discussions, representations or agreements, whether written or oral, of the Parties regarding the subject matter hereto, and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof (including the Prior NDA). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. Amendments or changes to this Agreement shall be valid and binding only if in writing and signed by duly authorized representatives of the Parties.

14.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). If a force majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure, and if the force majeure prevents Aradigm from performing its obligations under the Development Plan for a period of more than one hundred and five (105) days, Grifols shall have the right to terminate this Agreement pursuant to Section 12.3(a).

14.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

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If to Aradigm:	Aradigm Corporation
Attn.: Chief Executive Officer
3929 Point Eden Way
Hayward, CA 94545

With a copy to (which shall not constitute notice):

Morrison & Foerster, LLP
Attn: John Campbell
425 Market Street
San Francisco, CA 94105

If to Grifols:	Grifols, S.A.

Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Valles 08174
Barcelona, Spain
	Facsimile:	+34.93.571.0267
	Attention:	Victor Grifols

With a copy to (which shall not constitute notice):

Osborne Clarke S.L.P.
Avenida Diagonal, 477
Planta 20
08036 Barcelona
Spain
	Facsimile:	+34.93.410.2513
	Attention:	Tomás Dagá
Raimon Grifols

and

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attn: Peter G. Samuels, Esq.
Daryn A. Grossman, Esq.
Rima R. Moawad, Esq.

14.4 No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

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14.5 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that either Party may assign this Agreement without the prior consent of the other Party: (a) to a Third Party successor to all or substantially all of its stock or assets relating to the Aradigm Products (an “Acquiror”), whether in connection with a merger, consolidation or sale of assets or other transaction, provided that, in the case of clause (a), Grifols shall remain secondarily liable with respect to any obligations of Grifols or such assignee under this Agreement (except in the case of a sale of all or a majority of the stock or assets of Grifols, whether in connection with a merger, consolidation or sale of assets or other transaction, in which case Grifols shall be released from any obligations under this Agreement); or (b) to its Affiliate; provided that, in the case of clause (b), as between Grifols and its assignee, on the one hand, and Aradigm, on the other hand, Grifols shall remain the primary obligor with respect to its and its assignee’s obligations under this Agreement. Notwithstanding the foregoing, (i) Aradigm may assign without Grifols’ consent its rights to royalties received under this Agreement and (ii) Grifols may assign this Agreement, and all of its rights or obligations hereunder, to any Pharmaceutical Company without the prior consent of Aradigm. Any permitted assignment shall be binding on the successors of the assigning Party. The Aradigm Technology (and consequently the Licensed Rights) shall exclude any Patents and Know-How Controlled by any Acquiror or any Affiliate thereof (excluding Aradigm, as an Affiliate of the Acquiror as a result of such transaction) (i) prior to the acquisition and which were not obtained from Grifols or its Affiliates or (ii) after the acquisition which Cover inventions or comprise Know-How developed outside of and unrelated to any activities under the Development Plan or any other activities under this Agreement. Any attempted or purported assignment in violation of this Section 14.5 shall be null and void.

14.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates (and, for the avoidance of doubt, Grifols may sublicense its rights and obligations under this Agreement to any of its wholly-owned subsidiaries). Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.8 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement. The remainder of this Agreement shall remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties shall negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ intent in entering into this Agreement.

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14.9 No Waiver. No provision of this Agreement can be waived except by the express written consent of the Party waiving compliance. Except as specifically provided for herein, the waiver from time to time by either Party of any of its rights or its failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party’s rights or remedies provided in this Agreement.

14.10 Independent Contractors. For all purposes under this Agreement, Grifols and Aradigm and their respective Affiliates are independent contractors with respect to each other, and shall not be deemed to be an employee, agent, partner or legal representative of the other Party. This Agreement does not grant any Party or its employees, consultants or agents any authority (express or implied) to do any of the following without the prior express written consent of the other Party: create or assume any obligation; enter into any agreement; make any representation or warranty; serve or accept legal process on behalf of the other Party; settle any claim by or against the other Party; or bind or otherwise render the other liable in any way.

14.11 Governing Law. This Agreement shall be governed by the laws of the state of New York, without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the state and federal courts sitting in the County and State of New York for the adjudication of disputes arising out of or relating to this Agreement.

14.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same legal instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

GRIFOLS, S.A.	ARADIGM CORPORATION

By:	By:

Name:	Name:

Title:	Title:

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Exhibit C

Aradigm-Grifols

Option Terms for License, Development and Commercialization Agreement for Use of AERx Inhaler with Alpha-1 Antitrypsin

Background

In connection with the License and Collaboration Agreement related to inhaled ciprofloxacin (the “Ciprofloxacin License Agreement”) and Stock Purchase Agreement pursuant to which Grifols will purchase an amount equivalent to 35% of the outstanding common shares of Aradigm (the “Stock Purchase Agreement”) to be entered into by Grifols and Aradigm, Grifols wishes to obtain, and Aradigm wishes to grant to Grifols, an exclusive option for the right to elect, in Grifols’ sole discretion, to enter into an agreement with Aradigm under which Grifols would be granted an exclusive, worldwide license to Aradigm’s proprietary inhalation delivery platform consisting of AERx inhalation devices, AERx dosage forms and breath control technology (including all underlying intellectual property, including related patents, technology, trademarks, know-how, and all improvements thereto) (the “AERx Inhaler Platform”) for use with Grifols’ alpha-1 antitrypsin (“A1AT”) molecule (such option, the “Option” and such resulting license agreement, the “A1AT Agreement”). The A1AT Agreement would be consistent with the terms outlined herein, and shall be supplemented with terms that are customary in license agreements similar in nature to the A1AT Agreement.

Option Details

Option Period Duration:

The option period (during which time Grifols may exercise the Option) shall begin at the execution of the Ciprofloxacin License Agreement and the closing of the transaction set forth in the Stock Purchase Agreement and shall continue for a period of four (4) months (the “Option Period”).

Responsibilities During the Option Period:

During the Option Period, Aradigm employees will provide reasonable consultation and information about the AERx Inhaler Platform to Grifols to enable Grifols to decide whether it wishes to exercise the Option.

During the Option Period, Grifols shall have reasonable access to (a) Aradigm’s Chief Executive Officer and other senior leadership for purposes of negotiating and finalizing the A1AT Agreement and (b) Aradigm responses to any diligence and document requests relating to the AERx Inhaler Platform, and (c) Aradigm’s reasonable cooperation to the extent that Grifols wishes to address any issues or concerns with respect to the AERx Inhaler Platform for A1AT. During the Option Period, Aradigm will have no obligation to perform any experimental, manufacturing, or other AERx Inhaler Platform or A1AT related work other than to provide Grifols with existing documents and knowledge about the AERx Inhaler Platform as it may be relevant to the delivery of A1AT. If Aradigm employees will need to travel for these consultations, then Grifols will fully reimburse Aradigm’s reasonable travel expenses which are preapproved by Grifols in writing. Any third party

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costs incurred by Aradigm associated with this activity, such as fees to external consultants and patent attorneys, will be fully reimbursed by Grifols provided such costs are preapproved by Grifols in writing. At the end of the Option Period, if Grifols has not given notice to Aradigm of its intent to exercise the Option or the Option Period term has not been extended as below, the Option will expire.

Extension of the Option Period:

If Grifols wishes to have additional time to decide whether to exercise the Option, Grifols, in its sole discretion, may extend the Option Period for an additional 2 months (reflecting a new Option Period of 6 months from start date) by written notification submitted to Aradigm at least 15 days prior to the end of the initial 4 month Option Period. During this 2 month extension, Grifols will pay Aradigm for all time spent by Aradigm employees at Aradigm’s fully burdened FTE rate and for all associated out-of-pocket expenses in supporting Grifols’ further evaluation of the AERx Inhaler Platform. If at the end of this 2 month extension period Grifols has not given notice to Aradigm of its intent to exercise the Option, the Option will expire and the Option Period may not be further extended unless by mutual agreement.

Negotiation Period:

During the two month period after which Grifols has provided Aradigm with written notice of its intent to exercise the Option (the “Negotiation Period”), Grifols and Aradigm shall use good faith efforts to negotiate and execute the A1AT Agreement. During the Negotiation Period, Grifols shall not be responsible for any costs incurred by Aradigm with respect to the A1AT Agreement (including, for the avoidance of doubt, internal employee costs and attorneys’ fees), provided that to the extent that Grifols requires the transfer of any know-how with respect to the AERx Inhaler Platform with respect to A1AT, the parties shall mutually agree upon any costs associated therewith.

Summary of Key Terms for the A1AT Agreement

The following key terms below will form the basis of the A1AT Agreement

Licensed Rights:	Aradigm would grant Grifols an exclusive, worldwide, non-transferable, sublicensable (limitations that are customary in the agreements for the licensing of proprietary drug delivery platforms to licensees for applications with specific drugs or biologics) license to the AERx Inhaler Platform for the pulmonary delivery of A1AT (the resulting technology, the “Product”).

Product:	A pharmaceutical product containing A1AT and incorporating the AERx Inhaler Platform.

Territory:	The entire world.

Development/ Manufacturing:	The development of the Product would be governed by a development plan that would be mutually agreed to by the parties and incorporated into the

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A1AT Agreement. The development of the Product would be overseen by a mutually agreed upon joint steering committee.

Aradigm would perform all reasonable technology transfer to either Grifols or its manufacturing partner necessary for Grifols to develop the Product. Grifols would pay Aradigm for these technology transfer activities at Aradigm’s fully burdened FTE rate plus expenses, including any third party costs which are preapproved by Grifols in writing. For the avoidance of doubt, the technology transfer would only include the transfer of Aradigm’s knowledge of the AERx Inhaler Platform but no transfer of Aradigm’s physical assets such as laboratory and manufacturing equipment, components of devices, dosage forms and formulations.

All costs of development of the Product shall be borne by Grifols.

Grifols would be responsible for the manufacture of the Product directly, or through third party contractors. Grifols would be responsible for the cost of the development of the manufacturing capability associated with the developmental activities and commercial scale manufacturing of the Product.

Regulatory:	Grifols shall be responsible for obtaining regulatory approvals and all costs associated with regulatory approvals of the Product in the territory.

Royalties:	Grifols would pay Aradigm royalties of 3% on aggregate net sales on a country by country basis of the Product until the later of (i) the last to expire valid claim of any (A) Aradigm patent or (B) any new patent relating to improvements to the AERx Inhaler Platform or formulation of A1AT discovered during the term of the A1AT Agreement either by Aradigm or Grifols, in each case covering such Product in such country, (ii) the expiration or termination of the applicable orphan drug designation in such country and (iii) ten (10) years after the first commercial sale of such Product in such country.

Third Party Rights:	Aradigm shall be responsible for securing and maintaining all rights necessary for Grifols to utilize the AERx Inhaler Platform (in the form existing as of the effective date of the A1AT Agreement) and Grifols shall be responsible for securing and maintaining all rights in the A1AT molecule. The parties would cooperate with each other in this effort.

Improvements:	Grifols shall own all improvements to A1AT made during the term of the A1AT Agreement and Aradigm shall own all improvements to the AERx Inhaler Platform made during the term of the A1AT Agreement, which would be commensurately licensed to Grifols.

Performance and Assignment:	Each party shall have the same rights under the A1AT Agreement with respect to sublicensing its rights and assigning its rights and obligations

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thereunder as each party has under the Ciprofloxacin License Agreement.

Term:	The A1AT Agreement would remain in effect for the duration of the royalties paid.

Termination:	Termination provisions would be negotiated that are customary in license agreements similar in nature to the A1AT Agreement.

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Exhibit D

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of [                ], 2013 (this “Agreement”), between ARADIGM CORPORATION, a California corporation (the “Company”), and GRIFOLS, S.A., a company (sociedad anónima) organized under the laws of Spain (“Purchaser”). Each of Purchaser and any Person to whom Purchaser (or any successor or permitted assign of Purchaser) transfers or assigns any Registrable Securities (as defined below) and who becomes a party hereto pursuant to Section 10(e) are referred to individually as an “Investor” and together as the “Investors”.

WHEREAS, on May 20, 2013, the Company and Purchaser entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”);

WHEREAS, pursuant to the Stock Purchase Agreement, Purchaser has agreed to acquire a number of newly issued shares of the Company’s common stock, no par value (the “Common Stock”), representing 35% of the Common Stock on a fully diluted basis (collectively, the “New Shares”); and

WHEREAS, as a condition to the closing of the transactions contemplated in the Stock Purchase Agreement (the “Closing”), Purchaser and the Company will be required to enter into this Agreement, under which the Company has agreed to provide the Investors with certain registration rights with respect to the Common Stock;

NOW, THEREFORE, in consideration of the foregoing and the covenants of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, on the terms and subject to the conditions set forth herein, the parties hereby agree as follows:

Section 1. Definitions. In this Agreement the following terms shall have the following respective meanings:

“Adverse Effect” shall have the meaning set forth in Section 2(b).

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person. For the purposes of this Agreement, Purchaser and its Affiliates, on the one hand, shall not be deemed to be Affiliates of the Company and its Affiliates, on the other hand.

“Business Days” means any day (other than a Saturday, Sunday or a legal holiday) on which banks are open for general business in Barcelona, Spain and San Francisco, California, USA.

“Closing” shall have the meaning set forth in the Recitals.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company Indemnitees” shall have the meaning set forth in Section 7(b).

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means (i) to possess, directly or indirectly, the power to direct the management or policies

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of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (ii) to own, directly or indirectly, 50% or more of the outstanding securities or other ownership interest of such Person.

“Demand Notice” shall have the meaning set forth in Section 2(a)(i).

“Demand Registration” shall have the meaning set forth in Section 2(a)(i).

“Effective Date” means the date of the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority; or (c) governmental or quasi-Governmental Entity of any nature (including any governmental division, department, agency, Regulatory Authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Holder Indemnitees” shall have the meaning set forth in Section 7(a)

“indemnified party” shall have the meaning set forth in Section 7(c).

“indemnifying party” shall have the meaning set forth in Section 7(c).

“Inspector” shall have the meaning set forth in Section 5(p).

“Investor” and “Investors” shall have the meanings set forth in the Preamble.

“Losses” shall have the meaning set forth in Section 7(a)

“New Shares” shall have the meaning set forth in the Recitals.

“Other Registration Rights Agreement” means that certain Registration Rights Agreement dated the date hereof between the Company and the purchasers of securities pursuant to the Stock Purchase Agreement other than Purchaser.

“Person” or “person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, unincorporated organization, trust, union, association or any Governmental Entity.

“Piggyback Notice” shall have the meaning set forth in Section 3(a)(ii).

“Piggyback Registration” shall have the meaning set forth in Section 3(a)(ii).

“Prior Registration Obligations” shall have the meaning set forth in Section 2(a)(i).

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“Proceeding” shall mean any suit, proceeding, claim, arbitration, audit of Governmental Entity, criminal prosecution, unfair labor practice charge or complaint, examination or investigation.

“Prospectus” shall mean the prospectus included in any Registration Statement (including any preliminary prospectus or any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Records” shall have the meaning set forth in Section 5(p).

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements with the SEC.

“Registrable Securities” means (i) the New Shares, (ii) any other shares of Common Stock acquired by or issued or issuable to any Investor after the Closing Date, and (iii) any shares of Common Stock or other capital stock of the Company issued or issuable with respect to the shares described in clause (i) or clause (ii) above, including (A) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, and (B) shares of capital stock of the Company into which the shares of Common Stock or other capital stock are converted or exchanged and shares of capital stock of a successor entity into which the shares of Common Stock or other capital stock are converted or exchanged. Any Registrable Securities acquired by the Company or any of its subsidiaries shall cease to be “Registrable Securities” for purposes of this Agreement automatically upon the acquisition thereof by the Company or such subsidiary.

“Registration Statement” shall mean any registration statement of the Company under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Required Holders” means the holders of at least a majority of the Registrable Securities.

“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 144A” shall have the meaning set forth in Section 8(b).

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

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“Stock Purchase Agreement” shall have the meanings set forth in the Recitals.

“underwritten registration” or “underwritten offering” shall mean a registration in which securities of the Company are sold to an underwriter for reoffering to the public.

“Unfulfilled Registration Obligation” shall have the meaning set forth in Section 2(a)(i).

Section 2. Demand Registration.

(a) Requests for Registration.

(i) Subject to Section 2(a)(iv) and Section 2(b), any Investors shall have the right by delivering a notice to the Company (a “Demand Notice”) to require the Company to register, pursuant to the terms of this Agreement under and in accordance with the provisions of the Securities Act, all or any portion of the Registrable Securities (a “Demand Registration”). All requests made pursuant to this Section 2 will specify the number of Registrable Securities to be registered and the intended methods of disposition thereof. Following receipt of a Demand Notice for a Demand Registration, the Company shall use its reasonable best efforts to effect such registration by filing a Registration Statement within 30 days thereafter or, if (x) the Company is required to file a registration statement pursuant to the Registration Rights Agreement dated December 11, 2012 between the Company and the investors listed on the signature pages thereto (“Prior Registration Obligations” and all securities defined as “Registrable Securities” in such agreement are not yet covered by an effective registration statement, an “Unfulfilled Registration Obligation”), then, within 30 days of the effectiveness of the registration statement which satisfies such Unfulfilled Registration Obligation; provided that, if the Company has failed to file such registration statement within three months of the date hereof, then this clause (x) shall not be applicable, or (y) if the Company is required to file and has not yet filed a registration statement under the Other Registration Rights Agreement, then, within 30 days of the effectiveness of such registration statement; provided that, if the Company has failed to file such registration statement within six months of the date hereof, then this clause (y) shall not be applicable, in each case, subject to the restrictions set forth in this Section 2, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as specified in the Demand Notice) of the Registrable Securities so to be registered. (Notwithstanding the above, if a pending shelf registration is available for the resales sought to be consummated as reflected in the Demand Notice without the need to file an amendment to such shelf registration statement, the Company will use reasonable best efforts to allow such resales to be made by use of such shelf registration rather than filing a new registration statement.) The Company shall use its reasonable best efforts to have the Registration Statement for any such Demand Registration declared effective by the SEC as soon as practicable but in no event later than 60 days (or 120 days, in the case that the Company is notified orally or in writing (whichever is earlier) by the SEC that such Registration Statement will be subject to full review by the SEC) after the effectiveness of any Prior Obligation Registration Statement.

(ii) No Demand Registration shall be deemed to have occurred for purposes of this Section 2 if the Registration Statement relating thereto (A) does not become effective, (B) is not maintained effective for the period required pursuant to this Section 2, or (C) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a

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stop order, injunction or similar order or requirement of the SEC during such period in which case such requesting holder of Registrable Securities shall be entitled to an additional Demand Registration, as the case may be, in lieu thereof.

(iii) Within 10 days after receipt by the Company of a Demand Notice, the Company shall give notice of such Demand Notice to all other holders of Registrable Securities and shall, subject to the provisions of Section 2(b), include in such registration all Registrable Securities with respect to which the Company received written requests for inclusion therein within 15 days after such notice is given by the Company to such holders of Registrable Securities.

(iv) The Company shall be required to maintain the effectiveness of the Registration Statement with respect to any Demand Registration that is: (A) on Form S-1, for a period of at least 270 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold, or (B) on Form S-3, until the earlier of the time (X) at which all Registrable Securities included in such Registration Statement may be sold without restriction (including, without limitation, volume and brokers’ transaction limitations) pursuant to Rule 144 (taking into account of any SEC Staff position with respect to “affiliate” status) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (Y) that all Registrable Securities included in such Registration Statement actually have been sold. In the event that all Registrable Securities may be sold without restriction under Rule 144 as described above, and as a pre-condition to termination of the Company’s obligation to maintain a registration statement for such securities, the Company shall have instructed its transfer agent to remove all restrictive legends or electronic equivalent reflected on the Registrable Securities, and such restrictive legends shall have been removed.

(v) The Company shall not be required to effect a Demand Registration on Form S-1 (A) more than three times, or (B) unless the dollar amount of Registrable Securities proposed to be registered in such Demand Registration reasonably is expected to be at least $5,000,000. The Company shall not be required to effect a Demand Registration on Form S-3 more than six times.

(vi) At such time as the Company determines to file the first registration statement it is required to file pursuant to the Other Registration Rights Agreement, it shall give all holders of Registrable Securities hereunder prompt notice of such proposed filing at least 20 days before the anticipated filing date. Such notice will offer such holders the opportunity to include in such registration statement the number of shares of Registrable Securities as such holder may request. If the holders wish to accept this offer, any holder must respond with a written request to the Company (which may be an email) within 10 days of receiving the notice, counting from the first day following the date that the notice was received, indicating the number of shares, if any, that such holder wishes to include on the registration statement. Such an acceptance by the holder shall be treated as a Demand Registration by such holder for all purposes under Section 2 herein.

(b) Priority of Registrations. If any Registrable Securities registered pursuant to a Demand Registration are to be sold in a firm commitment underwritten offering, and the managing underwriter(s) advise the Company in writing that in its view the total number or

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dollar amount of Registrable Securities proposed to be sold in such offering is such as have an adverse effect on the success of such offering (including securities proposed to be included by other holders of securities of the Company entitled to include such securities in such Registration Statement pursuant to incidental or piggyback registration rights) (an “Adverse Effect”), then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities that in the opinion of such managing underwriter can be sold without adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows (unless the underwriters require a different allocation):

(i) first, among the Investors on the basis of the percentage of the Registrable Securities held by any Investor pro rata relative to the number of Registrable Securities owned by all Investors; and

(ii) second, the securities of the Company for which inclusion in such Demand Registration, as the case may be, was requested by the Company or any other Person.

(c) Postponement of Demand Registration. The Company shall be entitled to postpone, for a reasonable period of time (but not more than, in the aggregate 60 days in any 12-month period), the filing of a Registration Statement pursuant to this Section 2, if the Company delivers to the holders requesting registration a certificate signed by both the chief executive officer and chief financial officer of the Company certifying that, in the good faith judgment of the board of directors of the Company, such registration and offering (i) would reasonably be expected to materially adversely affect or materially interfere with (A) any bona fide material financing of the Company or (B) any material transaction under consideration by the Company or (ii) would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect the Company. Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. If the Company shall so postpone the filing of a Registration Statement, the holders of a majority of the Registrable Securities which are to be registered in a particular offering pursuant to this Section 2 shall have the right to withdraw the request for registration by giving written notice to the Company prior to the anticipated termination date of the postponement period, as provided in the certificate delivered to Investor and, if withdrawn, the Demand Notice shall be deemed not to have been made for all purposes under this Agreement, the Company shall pay all expenses of such written Demand Registration in accordance with Section 6, and such withdrawal of the request for registration shall not be subject to the proviso in the last sentence of Section 6(b).

(d) Cancellation of Demand Registration. Holders of a majority of the Registrable Securities which are to be registered in a particular offering pursuant to this Section 2 shall have the right to notify the Company that they have determined that the registration statement be abandoned or withdraw, in which event the Company shall abandon or withdraw such registration statement. Upon such cancellation, the Company shall cease all efforts to secure registration and such Demand Registration shall not be counted as a Demand Registration under this Agreement for any purpose and the Company shall not be obligated to pay the expenses of such cancelled Demand Registration in accordance with Section 6(b).

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Section 3. Piggyback Registration.

(a) Right to Piggyback. Except with respect to a Demand Registration, the procedures for which are addressed in Section 2, if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto, or (ii) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan), then, each such time, the Company shall give prompt notice of such proposed filing at least 20 days before the anticipated filing date (the “Piggyback Notice”) to all the holders of Registrable Securities. The Piggyback Notice shall offer such holders the opportunity to include in such registration statement the number of Registrable Securities as each such holder may request (a “Piggyback Registration”). Subject to Section 3(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after notice has been given to the applicable holder. The eligible holders of Registrable Securities shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least two Business Days prior to the effective date of such Piggyback Registration. The Company shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (A) 270 days after the effective date thereof and (B) consummation of the distribution by the holders of the Registrable Securities included in such Registration Statement.

(b) Priority on Piggyback Registrations. The Company shall use reasonable efforts to cause the managing underwriter(s) of a proposed underwritten offering to permit holders of Registrable Securities requested to be included in the registration for such offering to include all such Registrable Securities on the same terms and conditions as any other shares of capital stock, if any, of the Company included therein. Notwithstanding the foregoing, if the managing underwriter(s) of such underwritten offering have informed the Company in writing that it is their good faith opinion that the total amount of securities that such holders, the Company and any other Persons having rights to participate in such registration, intend to include in such offering is such as to adversely affect the success of such offering, then the amount of securities to be offered for the account of holders of Registrable Securities (other than the Company and any other Persons having rights to participate in such registration pursuant to Prior Registration Obligations) shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters by reducing the securities requested to be included by the holders of Registrable Securities requesting such registration pro rata among such holders based on the number of Registrable Securities owned directly or indirectly by all such Persons.

Section 4. SEC Forms; Compliance.

(a) The Company shall use its reasonable best efforts to cause any Demand Registrations to be registered on Form S-3 (or any successor form), if applicable, as soon as the Company becomes eligible to use Form S-3. If the Company is not then eligible under the Securities Act to use Form S-3, such Demand Registration shall be registered on the form for which the Company then qualifies. The Company shall use its reasonable best efforts to become and remain eligible to use Form S-3. If the Company registers a Demand Registration on Form S-1, it shall supersede that registration with one on Form S-3 promptly upon first qualifying to use that form, and such new registration shall not constitute a new Demand Registration.

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(b) All Registration Statements shall comply with applicable requirements of the Securities Act, and, together with each Prospectus included, filed or otherwise furnished by the Company in connection therewith, shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5. Registration Procedures. If and whenever the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 and Section 3, the Company shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall, as expeditiously as possible:

(a) Prepare and file with the SEC a Registration Statement or Registration Statements on such form which shall be available for the sale of the Registrable Securities by the holders thereof or the Company in accordance with the intended method or methods of distribution thereof, and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective as provided herein (including by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested and if the Company is then eligible to use such registration); provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish or otherwise make available to the Investors who are selling Registrable Securities under such Registration Statement, their counsel and the managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to comment on such Registration Statement and each Prospectus included therein, provided that such comments are received by the Company within a reasonable number of days prior to the anticipated filing date of such Registration Statement or Prospectus (although such opportunity to comment shall not apply to the Company’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K incorporated by reference into any such Registration Statement or Prospectus). The Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) with respect to a Demand Registration to which the holders holding a majority of the Registrable Securities which are to be registered pursuant to such Demand Registration, their counsel, or the managing underwriter(s), if any, shall reasonably object in writing.

(b) Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act.

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(c) Notify each selling holder of Registrable Securities and the managing underwriter(s), if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any Proceedings for that purpose, (iv) if at any time the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 5(o) cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, and (vi) of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the reasonably earliest practical date.

(e) If requested by the managing underwriters, if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 5(e) that are not, in the opinion of counsel for the Company, in compliance with applicable law.

(f) Furnish or make available to each selling holder of Registrable Securities, and each managing underwriter, if any, without charge, at least one conformed copy of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by such holder, counsel or underwriter).

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(g) Deliver to each selling holder of Registrable Securities, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request in connection with the distribution of the Registrable Securities; and the Company, subject to the last paragraph of this Section 5, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto.

(h) Prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject.

(i) Cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holders may request at least two Business Days prior to any sale of Registrable Securities in a firm commitment public offering, but in any other such sale, within five Business Days prior to having to issue the securities.

(j) Use its reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of such selling holder’s business, in which case the Company will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities, with any expenses relating to such registration or approvals (included those expenses borne by the Company (including reasonable attorneys’ fees, legal or other fees or expenses) being at such selling holder’s sole expense.

(k) Upon the occurrence of any event contemplated by Section 5(c)(ii), 5(c)(iii), 5(c)(iv), 5(c)(v) or 5(c)(vi), prepare a supplement or post-effective amendment to the

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Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l) Prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities.

(m) Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement, which transfer agent may be the Company’s existing transfer agent for the Company’s Common Stock.

(n) Use its reasonable best efforts to cause all shares of Registrable Securities covered by such Registration Statement to be authorized to be listed on such securities exchange, (if any) as shares of the particular class of Registrable Securities are at that time, or will be immediately following the offering, listed.

(o) Enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish to the selling holders of such Registrable Securities opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and counsels to the selling holders of the Registrable Securities), addressed to each selling holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (iii) use its reasonable best efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iv) if an underwriting

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agreement is entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 7 with respect to all parties to be indemnified pursuant to Section 7, and (v) deliver such documents and certificates as may be reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

(p) Make available for inspection upon written request by any underwriter participating in any such disposition of Registrable Securities, if any, and a representative of any holder of Registrable Securities who is either required under applicable securities law to be described in any Registration Statement as an underwriter where such holder consents to so being named an underwriter, or may be deemed to be an underwriter by virtue of including 15% or more of the relevant class of securities on a resale registration statement (regardless of whether it is actually named as an underwriter), and any attorneys or accountants retained by such underwriter or selling holder, at the offices where normally kept, during reasonable business hours, all pertinent financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”), and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney or accountant (each, an “Inspector”) in connection with such Registration Statement; provided, however, that each Inspector shall agree in writing to hold in strict confidence and not make any disclosure (except to such underwriter or Investor) or use of any Record or other information which the Company’s board of directors determines in good faith to be confidential and of which determination the Inspectors are so notified, unless (i) disclosure of such information is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, (ii) disclosure of such information, in the written opinion of counsel to such Person, is required by law, (iii) disclosure of such information, in the written opinion of counsel to such Person, is necessary or advisable to defend such Person in any then-existing litigation relating to any such disposition or proposed disposition of Registrable Securities, or (iv) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Person or by any other Person with an obligation or duty of confidentiality to the Company. In the case of a proposed disclosure pursuant to clause (i), (ii) or (iii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (to the extent practicable and not prohibited by applicable law, rule or regulation), and, if requested by the Company, assist the Company in seeking to prevent or limit the proposed disclosure.

(q) Cause its officers to use their reasonable best efforts to support the reasonable marketing of the Registrable Securities covered by the Registration Statement (including participation in “road shows”) taking into account the Company’s business needs.

(r) Cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA; and

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(s) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act.

The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such seller and the intended plan of distribution of such Registrable Securities as the Company may, from time to time, reasonably request as is required to effect and maintain the effectiveness of the registration of such Registrable Securities, and the Company may exclude from such registration the Registrable Securities of any seller who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

Each holder of Registrable Securities covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement. Each holder of Registrable Securities further covenants and agrees if such holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(c)(ii), 5(c)(iii), 5(c)(iv), 5(c)(v) or 5(c)(vi), such holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(k), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however that the Company shall extend the time periods under Section 2 with respect to the length of time that the effectiveness of a Registration Statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

Section 6. Registration Expenses.

(a) All reasonable fees and expenses incident to the performance of or compliance with this Agreement by the Company (including (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with FINRA, and (B) of compliance with securities or “blue sky” laws, including, without limitation, any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 5(h)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriters, if any, or by the holders of a majority of the Registrable Securities included in any Registration Statement), (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v)

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expenses of the Company incurred in connection with any road show, (vi) fees and disbursements of all independent certified public accountants referred to in Section 5(o)(iii) (including the expenses of any “cold comfort” letters required by this Agreement) and any other Persons, including special experts retained by the Company, and (vii) fees and disbursements of one counsel for Purchaser and its Affiliates in an amount not to exceed $30,000 per Registration Statement) shall be borne by the Company whether or not any Registration Statement is filed or becomes effective. In addition, the Company shall bear all of its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Company.

(b) The Company shall not be required to pay (i) except as noted above, fees and disbursements of any counsel retained by any holder of Registrable Securities or by any underwriter (except as set forth in the amounts set forth in Section 6(a)(i)(B) and Section 6(a)(vii)), (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Company), or (iii) any other expenses of the holders of Registrable Securities not specifically required to be paid by the Company pursuant to Section 6(a). Notwithstanding Section 6(a), in the event that a Demand Registration is cancelled in accordance with Section 2(d), any and all expenses (including those described in Section 6(a) shall be borne by the holders of the Registrable Securities that would have been registered pursuant to such cancelled Demand Registration (on a pro rata basis) and the Company shall be substituted for “Purchasers” and “Affiliates” in Section 6(a)(vii).

Section 7. Indemnification.

(a) Indemnification by the Company. The Company shall, and shall cause each of its subsidiaries to, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law and on a joint and several basis, each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, members, managers, shareholders, other equity holders, accountants, attorneys, advisors, agents, employees and representatives of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, other equity holders, accountants, attorneys, agents and employees of each such controlling person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (collectively, “Holder Indemnitees”), from and against any and all losses, claims, damages, liabilities, costs (including costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such party in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular or other document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged

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omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company or of the Exchange Act or any rule or regulation thereunder applicable to the Company and in any such case relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder Indemnitee for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such Loss, provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission by such holder of Registrable Securities, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such holder of Registrable Securities expressly for use therein. It is agreed that the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b) Indemnification by Holder of Registrable Securities. In connection with any Registration Statement in which a holder of Registrable Securities is participating, such holder of Registrable Securities shall indemnify, to the fullest extent permitted by law, severally and not jointly, the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (collectively, “Company Indemnitees”), from and against all Losses arising out of or based on any untrue statement of a material fact contained in any such Registration Statement, Prospectus, offering circular or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Company Indemnitee for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Loss, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such holder of Registrable Securities expressly for use in such Registration Statement, Prospectus, offering circular or other document; provided, however, that the obligations of such holder of Registrable Securities hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such holder (which consent shall not be unreasonably withheld); provided further, however, that the liability of each selling holder of Registrable Securities hereunder shall be limited to the net proceeds received by such selling holder from the sale of Registrable Securities covered by such Registration Statement. In addition, insofar as the foregoing indemnity relates to any such untrue statement or omission made in the preliminary Prospectus, but eliminated or remedied in the amended Prospectus on file with the SEC at the time the Registration Statement becomes effective or in the final Prospectus filed pursuant to applicable rules of the SEC or in any supplement or addendum thereto and such new Prospectus is delivered to the underwriter, the indemnity agreement in this Section 7(b) shall not inure to the benefit of any Person if a copy of the final Prospectus filed pursuant to such rules, together with all supplements and addenda thereto was not furnished to the Person asserting the Loss at or prior to the time such furnishing is required by the Securities Act. Such indemnity shall remain in full force and effect regardless of any investigation made by or behalf of such selling holder and shall survive the transfer of any of the Registrable Securities by any of the Investors pursuant to Section 10(e).

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(c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder (an “indemnified party”), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the “indemnifying party”) of any claim or of the commencement of any Proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been actually prejudiced by such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or Proceeding, to, unless in the indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim or Proceeding, assume, at the indemnifying party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such indemnified party; provided, however, that an indemnified party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the indemnifying party agrees to pay such fees and expenses; or (ii) the indemnifying party fails promptly to assume, or if such a conflict of interest may exist in connection with, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such indemnified party, in which case the indemnified party shall have the right to employ counsel and to assume the defense of such claim or Proceeding; provided further, however, that the indemnifying party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all the indemnified parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the indemnifying party, such indemnified party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The indemnifying party shall not consent to entry of any judgment or enter into any settlement if the same (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an irrevocable release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder, or (B) includes any non-monetary relief or terms.

(d) Contribution.

(i) If the indemnification provided for in this Section 7 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.

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The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), an indemnifying party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the Registrable Securities sold by such indemnifying party exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution with respect to any claim arising from or relating to such fraudulent omission from any Person who was not guilty of such fraudulent misrepresentation

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 8. Rule 144 Sales.

(a) The Company shall (i) file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, (ii) take such further action as any holder of Registrable Securities may reasonably request, and (iii) furnish to each holder of Registrable Securities forthwith upon written request, (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (B) a copy of the most recent annual or quarterly report of the Company, and (C) such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of Rule 144, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

(b) Each holder of Registrable Securities and each prospective holder of shares of Registrable Securities who may consider acquiring Registrable Securities in reliance upon Rule 144A under the Securities Act (or any successor or similar rule then in force) (“Rule 144A”) shall have the right to request, in writing (including by e-mail), from the Company, and the Company will provide upon such written request, such information regarding the Company and its business, assets and properties, if any, as is at the time required to be made available by the Company under the Rule 144A so as to enable such holder to transfer Registrable Securities to such prospective holder in reliance upon Rule 144A.

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Section 9. Underwritten Registrations.

(a) If any Demand Registration is an underwritten offering, Purchaser (and, if none of Purchaser or any of its Affiliates is participating in the offering, the holders of a majority of the Registrable Securities included such offering) shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to approval by the Company, not to be unreasonably withheld. The Company shall have the right to select the investment banker or investment bankers and managers to administer any Piggyback Registration.

(b) No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell the Registrable Securities it desires to have covered by the registration on the basis provided in any underwriting arrangements in customary form, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, however, that such Person shall not be required to make any representations or warranties other than those related to title and ownership of shares and as to the accuracy and completeness of statements made in a Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished by the holder of Registrable Securities to the Company expressly for use therein; provided further, however, that such Person’s liability in respect of such representations and warranties shall not exceed such Person’s gross proceeds from the offering.

Section 10. Miscellaneous.

(a) Interpretation.

(i) In this Agreement, unless the context otherwise requires, references: (A) to the Preamble, Recitals or a Section are to the Preamble, Recital or Section of this Agreement; (B) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section; and (C) to any Person include any successor to that Person or permitted assigns of that Person.

(ii) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(iii) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(iv) Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.

(v) The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The masculine, feminine and neuter genders used herein shall include each other gender.

(vi) The terms “dollars” and “$” shall mean dollars of the United States of America.

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(b) Notice. All notices, deliveries, requests, waivers, approvals, consents and other communications (each a “Notice”) pursuant to this Agreement will be in writing and shall be delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom Notice is to be given may have furnished to the other parties hereto in accordance with this Section 10(b). Any Notice will be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine (provided that the original thereof also is sent contemporaneously by another method set forth in this Section 10(b)), and (iii) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

If to Purchaser:

Grifols, S.A.

Avinguda de la Generalitat, 152-158

Parc de Negocis Can Sant Joan

Sant Cugat del Valles

08174 Barcelona, Spain

Facsimile:	+34.93.571.0267
Attention:	Victor Grifols

with copies (which shall not constitute Notice) to:

Osborne Clarke S.L.P.

Avenida Diagonal, 477

Planta 20

08036 Barcelona, Spain

Facsimile:	+34.93.410.2513
Attention:	Tomás Dagá
Raimon Grifols

and

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036 U.S.A.

Facsimile:	+1 (212) 969-2900
Attention:	Peter G. Samuels
Rima R. Moawad

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If to the Company:

Aradigm Corporation

3929 Point Eden Way

Hayward, CA 94545

Facsimile:	(510) 265-0277
Attention:	Chief Executive Officer

with a copy (which shall not constitute Notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Facsimile:	(415) 268-7522
Attention:	John W. Campbell, Esq.

(c) Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

(d) Amendments; Waivers.

(i) Provisions of this Agreement may be amended only with the written consent of the Company and the Required Holders. Any amendment effected in accordance with this Section 10(d) shall be binding upon each Investor and the Company; provided, however, that no such amendment shall be effective to the extent that it (A) applies to less than all the holders of the holders of Registrable Securities, (B) imposes any obligation or liability on any Investor without such Investor’s prior written consent (which may be granted or withheld in such Investor’s sole discretion), or (C) applies retroactively, unless, in the case of each of Sections 10(d)(i)(A) and 10(d)(i)(C), the Company and the Investors provide unanimous written consent to such amendment.

(ii) No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent holders of Registrable Securities acquired, directly or indirectly, from any Purchaser or any other Investor; provided, however, that no assign of any Investor shall be entitled to such rights unless such assign shall have executed and delivered to the Company an Addendum Agreement in a form to be agreed upon by Purchaser and the Company at any time following the acquisition of such Registrable Securities, in which event such assign shall be deemed an Investor for purposes of this Agreement. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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(f) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

(h) Jurisdiction; Venue. The sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the Southern District of New York, and the parties to this Agreement hereby consent to the jurisdiction of such court and waive any objection to the venue of such Proceeding. Each of the parties agrees that process may be served upon it in the manner specified in Section 10(b) and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

(i) WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(j) Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the parties as closely as possible. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

(k) Counterparts. This Agreement may be executed (including by facsimile transmission or e-mail of an electronic file such as .pdf) with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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(l) Remedies. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity to which the parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

Section 11. Other Agreements. From and after the date hereof, so long as any Person holds any Registrable Securities in respect of which any registration rights provided for in Section 2 or 3 remain in effect, the Company will not, directly or indirectly, grant to any Person or agree to or otherwise become obligated in respect of (a) rights of registration in the nature or substantially in the nature of those set forth in Section 2 or 3 that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration, or (b) rights of registration in the nature or substantially in the nature of those set forth in Section 2 or 3 that would be pari passu with the Registrable Securities with respect to the inclusion of such securities in any registration, unless otherwise consented to by the Required Holders.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ARADIGM CORPORATION

By:
Name:
Title:

GRIFOLS, S.A.

By:
Name:
Title:

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Exhibit E

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of                 , 2013, is by and among Aradigm Corporation, a California corporation with offices located at 3929 Point Eden Way, Hayward, CA 94545 (the “Company”), and each of the undersigned buyers (each, a “Buyer,” and collectively, the “Buyers”) and, solely with respect to Section 2(j), Grifols, S.A., a company (sociedad anónima) organized under the laws of Spain with offices located at Avinguda de la Generlitat, 152-158, Parc de Negocis Can Sant Joan, Sant Cugat del Valles 08174, Barcelona, Spain (“Grifols”).

RECITALS

A. In connection with a Stock Purchase Agreement by and among the Company, the Buyers and Grifols, S.A. (“Grifols”) dated as of May     , 2013 (the “Securities Purchase Agreement”), the Company has agreed, upon the terms and subject to the conditions of the Securities Purchase Agreement, on the Closing Date, to issue and sell to each Buyer the Common Shares (as defined in the Securities Purchase Agreement).

B. To induce the Buyers to consummate the transactions contemplated by the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:

1. Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(b) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement.

(c) “Effective Date” means the date that the applicable Registration Statement has been declared effective by the SEC.

(d) “Effectiveness Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the earlier of the (A) 30th calendar day after the Filing Deadline (or the 90th calendar day after the Filing Deadline in the event that such Registration Statement is subject to a full review by the SEC) and (B) 2nd Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the earlier of the (A) 90th calendar day following the date on which the Company was required to file such additional Registration Statement (or the 150th calendar day after such date in the event that such Registration Statement is subject to full review by the SEC) and (B) 2nd Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such additional Registration Statement will not be reviewed or will not be subject to further review.

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(e) “Filing Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the later to occur of (x) 60 calendar days after the effectiveness of the last registration statement required to complete the registration of the Prior Registrable Securities under the Prior Registration Rights Agreement and (y) the 60th calendar day after the Closing Date and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the date on which the Company was required to file such additional Registration Statement pursuant to the terms of this Agreement.

(f) “Grifols Securities” means the “Registrable Securities” as defined in the Grifols Registration Rights Agreement.

(g) “Grifols Registration Rights Agreement” means that certain Registration Rights Agreement entered into by and between the Company and Grifols pursuant to the Securities Purchase Agreement and of even date with this Agreement.

(h) “Investor” means a Buyer or any transferee or assignee of any Registrable Securities to whom a Buyer assigns its rights in accordance with this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee of any Registrable Securities assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.

(i) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

(j) “Prior Registration Rights Agreement” means that certain Registration Rights Agreement dated as of December 11, 2012 by and among the Company and the persons named as Buyers therein.

(k) “Prior Registrable Securities” means those securities designated as “Registrable Securities” under the Prior Registration Rights Agreement.

(l) “register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the 1933 Act and pursuant to Rule 415 and the declaration of effectiveness of such Registration Statement(s) by the SEC.

(m) “Registrable Securities” means the Common Shares and (ii) any capital stock of the Company issued or issuable with respect to the Common Shares, including, without limitation, (1) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise and (2) shares of capital stock of the Company into which the shares of Common Stock are converted or exchanged and shares of capital stock of a Successor Entity into which the shares of Common Stock are converted or exchanged.

(n) “Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering Registrable Securities.

(o) “Required Holders” means the holders of at least a majority of the Registrable Securities (excluding any Registrable Securities held by the Company or any of its Subsidiaries). Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company shall deliver written or e-mail notice to a holder of Registrable Securities who is a natural person requesting such holder’s consent, approval or agreement with respect to any matter requiring the consent, approval or agreement of the Required Holders under the terms of this Agreement, such holder shall be deemed to have consented, approved and agreed with respect to such matter if such holder does not provide written or e-mail notice to the Company indicating such Holder’s non-consent within five (5) Business Days of delivery by the Company of such written or e-mail notice.

(p) “Required Registration Amount” means the number of Common Shares issued pursuant to the Securities Purchase Agreement subject to adjustment as provided in Section 2(d).

(q) “Rule 144” means Rule 144 promulgated by the SEC under the 1933 Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration.

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(r) “Rule 415” means Rule 415 promulgated by the SEC under the 1933 Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC providing for offering securities on a continuous or delayed basis.

(s) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(t) “Successor Entity” means the Person formed by, resulting from or surviving any merger or consolidation or the Person with which such merger or consolidation shall have been entered into.

2. Registration.

(a) Mandatory Registration. The Company shall prepare and, as soon as practicable, but in no event later than the Filing Deadline, file with the SEC an initial Registration Statement on Form S-1 covering the resale of the Required Registration Amount of Registrable Securities. Such initial Registration Statement, and each other Registration Statement required to be filed pursuant to the terms of this Agreement, shall contain (except if otherwise directed by the Required Holders) the “Selling Shareholders” and “Plan of Distribution” sections in substantially the form attached hereto as Exhibit B. The Company shall use its reasonable best efforts to have such initial Registration Statement, and each other Registration Statement required to be filed pursuant to the terms of this Agreement, declared effective by the SEC as soon as practicable, but in no event later than the applicable Effectiveness Deadline for such Registration Statement.

(b) Legal Counsel. Subject to Section 5 hereof, First Eagle Investment Management, LLC (the “Lead Investor”) shall have the right to select one (1) legal counsel to review and oversee, solely on its behalf, any registration pursuant to this Section 2 (“Legal Counsel”).

(c) Use Form S-3. The Company shall undertake to register the resale of the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of all Registration Statements then in effect until such time as a Registration Statement on Form S-3 covering the resale of all the Registrable Securities has been declared effective by the SEC.

(d) Sufficient Number of Shares Registered. In the event the number of shares available under any Registration Statement is insufficient to cover all of the Registrable Securities required to be covered by such Registration Statement or an Investor’s allocated portion of the Registrable Securities pursuant to Section 2(h), the Company shall amend such Registration Statement (if permissible), or file with the SEC a new Registration Statement (on Form S-3, if applicable), or both, so as to cover at least the Required Registration Amount as of the Trading Day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than fifteen (15) days after the Company, acting in good faith, first becomes aware of the necessity therefor (but taking account of any Staff position with respect to the date on which the Staff will permit such amendment to the Registration Statement and/or such new Registration Statement (as the case may be) to be filed with the SEC). The Company shall use its reasonable best efforts to cause such amendment to such Registration Statement and/or such new Registration Statement (as the case may be) to become effective as soon as practicable following the filing thereof with the SEC, but in no event later than the applicable Effectiveness Deadline for such Registration Statement. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of shares of Common Stock available for resale under the applicable Registration Statement is less than the product determined by multiplying (i) the Required Registration Amount as of such time by (ii) 0.90.

(e) Effect of Failure to File and Obtain and Maintain Effectiveness of any Registration Statement. If (i) a Registration Statement covering the resale of all of the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC on or before the Filing Deadline for such Registration Statement (a “Filing Failure”) (it being understood that if the Company files a Registration Statement without affording each Investor the opportunity to review and comment on the same as required by Section 3(c) hereof, the Company shall be deemed to not have satisfied this clause (i)(A) and such event shall be deemed to be a Filing Failure) or (B) not declared effective by the SEC on or before the Effectiveness Deadline for such Registration Statement (an “Effectiveness Failure”) (it being understood that if on the Business Day immediately following the Effective Date for such Registration Statement the Company shall not have filed a

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“final” prospectus for such Registration Statement with the SEC under Rule 424(b) in accordance with Section 3(b) (whether or not such a prospectus is technically required by such rule), the Company shall be deemed to not have satisfied this clause (i)(B) and such event shall be deemed to be an Effectiveness Failure), (ii) other than during an Allowable Grace Period (as defined below), on any day after the Effective Date of a Registration Statement sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, a failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, a suspension or delisting of (or a failure to timely list) the shares of Common Stock on the Principal Market (as defined in the Securities Purchase Agreement), or a failure to register a sufficient number of shares of Common Stock or by reason of a stop order) or the prospectus contained therein is not available for use for any reason (a “Maintenance Failure”), or (iii) if a Registration Statement is not effective for any reason or the prospectus contained therein is not available for use for any reason, the Company fails to file with the SEC any required reports under Section 13 or 15(d) of the 1934 Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable) (a “Current Public Information Failure”) as a result of which any of the Investors are unable to sell Registrable Securities without restriction under Rule 144 (including, without limitation, volume restrictions), then, as partial relief for the damages to any holder by reason of any such delay in, or reduction of, its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Registrable Securities relating to such Registration Statement an amount in cash equal to one and one-half percent (1.5%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) of such Investor on each of the following dates: (1) on the date of such Filing Failure, Effectiveness Failure, Maintenance Failure or Current Public Information Failure, as applicable, and (2) on every thirty (30) day anniversary of (I) a Filing Failure until such Filing Failure is cured; (II) an Effectiveness Failure until such Effectiveness Failure is cured; (III) a Maintenance Failure until such Maintenance Failure is cured; and (IV) a Current Public Information Failure until the earlier of (i) the date such Current Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144 (in each case, pro rated for periods totaling less than thirty (30) days); provided, however, that the Company shall not be liable for any Registration Delay Payments (as defined below) under this Agreement as to any Registrable Securities which are not permitted by the Staff or the SEC to be included in a Registration Statement due solely to (i) the Staff or the SEC seeking to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities by, or on behalf of, the Company from the time that it is determined that such Registrable Securities are not permitted to be registered until such time as the registration statements contemplated by the last sentence of Section 2(f) are required to be filed hereunder, in which case the provisions of this Section 2 shall once again apply, subject to this proviso, with respect to such Registrable Securities; (ii) the sale of the Prior Registrable Securities or the Company’s performance of its obligations under the the Prior Registration Rights Agreement; or (iii) the Company’s performance of its obligations under the Grifols Registration Rights Agreement; and provided, further that the maximum amount of all Registration Delay Payments (as defined below) payable to an Investor under this Agreement shall be ten percent (10%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) paid by such Investor pursuant to the Securities Purchase Agreement. The payments to which a holder of Registrable Securities shall be entitled pursuant to this Section 2(e) are referred to herein as “Registration Delay Payments.” Following the initial Registration Delay Payment for any particular event or failure (which shall be paid on the date of such event or failure, as set forth above), without limiting the foregoing, if an event or failure giving rise to the Registration Delay Payments is cured prior to any thirty (30) day anniversary of such event or failure, then such Registration Delay Payment shall be made on the third (3rd) Business Day after such cure. In the event the Company fails to make Registration Delay Payments in a timely manner in accordance with the foregoing, such Registration Delay Payments shall bear interest at the rate of one percent (1%) per month (prorated for partial months) until paid in full. Notwithstanding the foregoing, no Registration Delay Payments shall be owed to an Investor (other than with respect to a Maintenance Failure resulting from a suspension or delisting of (or a failure to timely list) the shares of Common Stock on the Principal Market) with respect to any period during which all of such Investor’s Registrable Securities may be sold by such Investor without restriction under Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

(f) Offering. Notwithstanding anything to the contrary contained in this Agreement, but subject to the payment of the Registration Delay Payments pursuant to Section 2(e), in the event the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as

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constituting an offering of securities by, or on behalf of, the Company, or in any other manner, such that the Staff or the SEC do not permit such Registration Statement to become effective and used for resales in a manner that does not constitute such an offering and that permits the continuous resale at the market by the Investors participating therein (or as otherwise may be acceptable to each Investor) without being named therein as an “underwriter,” then the Company shall reduce the number of shares to be included in such Registration Statement by all Investors until such time as the Staff and the SEC shall so permit such Registration Statement to become effective as aforesaid. In making such reduction, the Company shall reduce the number of shares to be included by all Investors on a pro rata basis (based upon the number of Registrable Securities otherwise required to be included for each Investor) unless the inclusion of shares by a particular Investor or a particular set of Investors are resulting in the Staff or the SEC’s “by or on behalf of the Company” offering position, in which event the shares held by such Investor or set of Investors shall be the only shares subject to reduction (and if by a set of Investors on a pro rata basis by such Investors or on such other basis as would result in the exclusion of the least number of shares by all such Investors). In addition, in the event that the Staff or the SEC requires any Investor seeking to sell securities under a Registration Statement filed pursuant to this Agreement to be specifically identified as an “underwriter” in order to permit such Registration Statement to become effective, and such Investor does not consent to being so named as an underwriter in such Registration Statement, then, in each such case, the Company shall reduce the total number of Registrable Securities to be registered on behalf of such Investor, until such time as the Staff or the SEC does not require such identification or until such Investor accepts such identification and the manner thereof. Any reduction pursuant to this paragraph will first reduce all Registrable Securities other than those issued pursuant to the Securities Purchase Agreement. In the event of any reduction in Registrable Securities pursuant to this paragraph, an affected Investor shall have the right to require, upon delivery of a written request to the Company signed by such Investor, the Company to file a registration statement within thirty (30) days of such request (subject to any restrictions imposed by Rule 415 or required by the Staff or the SEC) for resale by such Investor in a manner acceptable to such Investor, and the Company shall following such request use its reasonable best efforts to cause to be declared effective and to keep effective such registration statement in the same manner as otherwise contemplated in this Agreement for registration statements hereunder, in each case until such time as: (i) all Registrable Securities held by such Investor have been registered and sold pursuant to an effective Registration Statement in a manner acceptable to such Investor or (ii) all Registrable Securities may be resold by such Investor without restriction (including, without limitation, volume limitations) pursuant to Rule 144 (taking account of any Staff position with respect to “affiliate” status) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (iii) such Investor agrees to be named as an underwriter in any such Registration Statement in a manner acceptable to such Investor as to all Registrable Securities held by such Investor and that have not theretofore been included in a Registration Statement under this Agreement.

(g) Piggyback Registrations. Without limiting any obligation of the Company hereunder or under the Securities Purchase Agreement, if there is not an effective Registration Statement covering all of the Registrable Securities or the prospectus contained therein is not available for use and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities (other than on Form S-4 or Form S-8 (each as promulgated under the 1933 Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s equity compensation or other employee benefit plans), then the Company shall deliver to each Investor a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, any such Investor shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Investor requests to be registered but, in the case of any registration statement relating to the Grifols Securities filed pursuant to the Grifols Registration Rights Agreement, only to the extent that such Registrable Securities are permitted to be included in such registration statement pursuant to the Grifols Registration Rights Agreement; provided, however, the Company shall not be required to register any Registrable Securities pursuant to this Section 2(g) that are eligible for resale pursuant to Rule 144 without restriction (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or that are the subject of a then-effective Registration Statement.

(h) Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase in the number of Registrable Securities included therein shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the time such

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Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the SEC. In the event that an Investor sells or otherwise transfers any of such Investor’s Registrable Securities, each transferee or assignee (as the case may be) that becomes an Investor shall be allocated a pro rata portion of the then-remaining number of Registrable Securities included in such Registration Statement for such transferor or assignee (as the case may be). Any shares of Common Stock included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Investors, pro rata based on the number of Registrable Securities then held by such Investors which are covered by such Registration Statement.

(i) No Inclusion of Other Securities. In no event shall the Company include any securities other than Registrable Securities or Grifols Securities, to the extent that inclusion of such Grifols Securities is permitted hereby, on any Registration Statement without the prior written consent of the Required Holders.

(j) Grifols Securities. If the Company determines to file a Registration Statement pursuant to Section 2 of this Agreement within 12 months of the execution hereof, the Company shall give prompt notice of such proposed filing at least 20 days before the anticipated filing date to each holder of Grifols Securities. Such notice will offer such holders of the opportunity to include in such Registration Statement such number of Grifols Securities as such holder may request. If the holders wish to accept this offer, any holder must respond with a written request to the Company (which may be an email) within 10 days of receiving the notice, counting from the first day following the date that the notice was received, indicating the number of shares, if any, that such holder wishes to include on the Registration Statement. Upon the acceptance by such holder, all such Grifols Securities shall be included in such Registration Statement, or such smaller number of Grifols Securities as would be includable in such Registration Statement if the Grifols Securities were considered Registrable Securities and each holder of Grifols Securities were considered an Investor for purposes of Section 2(h) hereof.

3. Related Obligations.

The Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and, pursuant thereto, the Company shall have the following obligations:

(a) The Company shall promptly prepare and file with the SEC a Registration Statement with respect to all the Registrable Securities (but in no event later than the applicable Filing Deadline) and use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after such filing (but in no event later than the Effectiveness Deadline). Subject to Allowable Grace Periods, the Company shall keep each Registration Statement effective (and the prospectus contained therein available for use) pursuant to Rule 415 for resales by the Investors on a delayed or continuous basis at then-prevailing market prices (and not fixed prices) at all times until the earlier of (i) the date as of which all of the Investors may sell all of the Registrable Securities required to be covered by such Registration Statement without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (ii) the date on which the Investors shall have sold all of the Registrable Securities covered by such Registration Statement (the “Registration Period”). Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed and at all times while effective, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement (1) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading and (2) will disclose (whether directly or through incorporation by reference to other SEC filings to the extent permitted) all material information regarding the Company and its securities. The Company shall submit to the SEC, within one (1) Business Day after the later of the date that (i) the Company learns that no review of a particular Registration Statement will be made by the Staff or that the Staff has no further comments on a particular Registration Statement (as the case may be) and (ii) the consent of Legal Counsel is obtained pursuant to Section 3(c) (which consent shall be immediately sought), a request for acceleration of effectiveness of such Registration Statement to a time and date not later than forty-eight (48) hours after the submission of such request.

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(b) Subject to Section 3(r) of this Agreement, the Company shall prepare and file with the SEC such amendments (including, without limitation, post-effective amendments) and supplements to each Registration Statement and the prospectus used in connection with each such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep each such Registration Statement effective at all times during the Registration Period for such Registration Statement, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company required to be covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement; provided, however, by 8:30 a.m. (New York time) on the Business Day immediately following each Effective Date, the Company shall file with the SEC in accordance with Rule 424(b) under the 1933 Act the final prospectus to be used in connection with sales pursuant to the applicable Registration Statement (whether or not such a prospectus is technically required by such rule). In the case of amendments and supplements to any Registration Statement which are required to be filed pursuant to this Agreement (including, without limitation, pursuant to this Section 3(b)) by reason of the Company filing a report on Form 10-Q or Form 10-K or any analogous report under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC within two business days of the day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

(c) The Company shall (A) permit Legal Counsel and legal counsel for each other Investor to review and comment upon (i) each Registration Statement at least five (5) Business Days prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement or amendment or supplement thereto in a form to which Legal Counsel or any legal counsel for any other Investor reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto or to any prospectus contained therein without the prior consent of Legal Counsel, which consent shall not be unreasonably withheld. The Company shall promptly furnish to Legal Counsel and legal counsel for each other Investor, without charge, (i) copies of any correspondence from the SEC or the Staff to the Company or its representatives relating to each Registration Statement, provided that such correspondence shall not contain any material, non-public information regarding the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement), (ii) after the same is prepared and filed with the SEC, one (1) copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel and legal counsel for each other Investor in performing the Company’s obligations pursuant to this Section 3.

(d) The Company shall promptly furnish to each Investor whose Registrable Securities are included in any Registration Statement, without charge, to the extent that such documents are not available on the SEC’s EDGAR system, (i) after the same is prepared and filed with the SEC, at least one (1) copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of each Registration Statement, ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Investor may reasonably request from time to time) and (iii) such other documents, including, without limitation, copies of any preliminary or final prospectus, as such Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Investor.

(e) The Company shall use its reasonable best efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by Investors of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of all applicable jurisdictions in the United States, (ii) prepare and file in those jurisdictions, such amendments (including, without limitation, post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain

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such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel, legal counsel for each other Investor and each Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(f) The Company shall notify Legal Counsel, legal counsel for each other Investor and each Investor in writing or e-mail of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, non-public information regarding the Company or any of its Subsidiaries), and, subject to Section 3(r), promptly prepare a supplement or amendment to such Registration Statement and such prospectus contained therein to correct such untrue statement or omission and deliver ten (10) copies of such supplement or amendment to Legal Counsel, legal counsel for each other Investor and each Investor (or such other number of copies as Legal Counsel, legal counsel for each other Investor or such Investor may reasonably request). The Company shall also promptly notify Legal Counsel, legal counsel for each other Investor and each Investor in writing or e-mail (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel, legal counsel for each other Investor and each Investor by facsimile or e-mail on the same day of such effectiveness and by overnight mail), and when the Company receives written notice from the SEC that a Registration Statement or any post-effective amendment will be reviewed by the SEC, (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate; and (iv) of the receipt of any request by the SEC or any other federal or state governmental authority for any additional information relating to the Registration Statement or any amendment or supplement thereto or any related prospectus. The Company shall respond as promptly as practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto, but in no event later than twenty (20) Business Days after the Company’s receipt of such comments.

(g) The Company shall (i) use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of each Registration Statement or the use of any prospectus contained therein, or the suspension of the qualification, or the loss of an exemption from qualification, of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and (ii) notify Legal Counsel, legal counsel for each other Investor and each Investor who holds Registrable Securities of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(h) If any Investor may be required under applicable securities law to be described in any Registration Statement as an underwriter and such Investor consents to so being named an underwriter, at the request of any Investor, the Company shall furnish to such Investor, on the date of the effectiveness of such Registration Statement and thereafter from time to time on such dates as an Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investors, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investors.

(i) If any Investor may be required under applicable securities law to be described in any Registration Statement as an underwriter and such Investor consents to so being named an underwriter, upon the written request of such Investor, the Company shall make available for inspection by (i) such Investor, (ii) legal counsel for such

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Investor and (iii) one (1) firm of accountants or other agents retained by such Investor (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, each Inspector shall agree in writing to hold in strict confidence and not to make any disclosure (except to such Investor) or use of any Record or other information which the Company’s board of directors determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (1) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the 1933 Act, (2) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (3) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement or any other Transaction Document (as defined in the Securities Purchase Agreement). Such Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and such Investor, if any) shall be deemed to limit any Investor’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

(j) The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required to be disclosed in such Registration Statement pursuant to the 1933 Act, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other Transaction Document. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at such Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(k) Without limiting any obligation of the Company under the Securities Purchase Agreement, the Company shall use its reasonable best efforts either to (i) cause all of the Registrable Securities covered by each Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, (ii) secure designation and quotation of all of the Registrable Securities covered by each Registration Statement on an Eligible Market (as defined in the Securities Purchase Agreement), or (iii) if, despite the Company’s reasonable best efforts to satisfy the preceding clauses (i) or (ii) the Company is unsuccessful in satisfying the preceding clauses (i) or (ii), without limiting the generality of the foregoing, to use its reasonable best efforts to arrange for at least two market makers to register with the Financial Industry Regulatory Authority (“FINRA”) as such with respect to such Registrable Securities. In addition, the Company shall cooperate with each Investor and any broker or dealer through which any such Investor proposes to sell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by such Investor. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3(k).

(l) The Company shall cooperate with the Investors who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts (as the case may be) as the Investors may reasonably request from time to time and registered in such names as the Investors may request.

(m) If requested by an Investor, the Company shall as soon as practicable after receipt of notice from such Investor and subject to Section 3(r) hereof, (i) incorporate in a prospectus supplement or post-effective amendment such information as an Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the

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Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement or prospectus contained therein if reasonably requested by an Investor holding any Registrable Securities.

(n) The Company shall use its reasonable best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

(o) The Company shall make generally available to its security holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the applicable Effective Date of each Registration Statement.

(p) The Company shall otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

(q) Within two (2) Business Day after a Registration Statement which covers Registrable Securities is declared effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investors whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A.

(r) Notwithstanding anything to the contrary herein (but subject to the last sentence of this Section 3(r)), at any time after the Effective Date of a particular Registration Statement, the Company may delay the disclosure of material, non-public information concerning the Company or any of its Subsidiaries the disclosure of which at the time is not, in the good faith opinion of the board of directors of the Company, in the best interest of the Company and, upon the advice of counsel to the Company, otherwise required (a “Grace Period”), provided that the Company shall promptly notify the Investors in writing or e-mail of the (i) existence of material, non-public information giving rise to a Grace Period (provided that in each such notice the Company shall not disclose the content of such material, non-public information to any of the Investors) and the date on which such Grace Period will begin and (ii) date on which such Grace Period ends, provided further that (I) no Grace Period shall exceed ten (10) consecutive days and during any three hundred sixty five (365) day period all such Grace Periods shall not exceed an aggregate of thirty (30) days, (II) the first day of any Grace Period must be at least five (5) Trading Days after the last day of any prior Grace Period and (III) no Grace Period may exist during the sixty (60) Trading Day period immediately following the Effective Date of such Registration Statement (provided that such sixty (60) Trading Day period shall be extended by the number of Trading Days during such period and any extension thereof contemplated by this proviso during which such Registration Statement is not effective or the prospectus contained therein is not available for use) (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, such Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) above and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) above and the date referred to in such notice. The provisions of Section 3(g) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of each Grace Period, the Company shall again be bound by the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary contained in this Section 3(r), the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which such Investor has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, prior to such Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.

(s) The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by each Investors of its Registrable Securities pursuant to each Registration Statement.

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4. Obligations of the Investors.

(a) At least five (5) Business Days prior to the first anticipated filing date of each Registration Statement, the Company shall notify each Investor in writing or e-mail of the information the Company requires from each such Investor with respect to such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b) Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

(c) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of 3(f), such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(g) or the first sentence of Section 3(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary in this Section 4(c), the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which such Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of Section 3(f) and for which such Investor has not yet settled.

(d) Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement.

5. Expenses of Registration.

All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, FINRA filing fees (if any) and fees and disbursements of counsel for the Company shall be paid by the Company. The Company shall also reimburse the fees and disbursements of Legal Counsel in connection with registration, filing or qualification pursuant to Sections 2 and 3 of this Agreement which amount shall be limited to $10,000.

6. Indemnification.

(a) In the event any Registrable Securities are included in any Registration Statement under this Agreement, to the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Investor and each of its directors, officers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each Person, if any, who controls such Investor within the meaning of the 1933 Act or the 1934 Act and each of the directors, officers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (each, an “Indemnified Person”), against any losses, obligations, claims, damages, liabilities, contingencies, judgments, fines, penalties, charges, costs (including, without limitation, court costs, reasonable attorneys’ fees and costs of defense and investigation), amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue

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statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to Section 6(c), the Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of such Registration Statement or any such amendment thereof or supplement thereto and (ii) shall not be available to a particular Investor to the extent such Claim is based on a failure of such Investor to deliver or to cause to be delivered the prospectus made available by the Company (to the extent applicable), including, without limitation, a corrected prospectus, if such prospectus or corrected prospectus was timely made available by the Company pursuant to Section 3(d) and then only if, and to the extent that, following the receipt of the corrected prospectus no grounds for such Claim would have existed; and (iii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of any of the Registrable Securities by any of the Investors pursuant to Section 9.

(b) In connection with any Registration Statement in which an Investor is participating, such Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case, to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; and, subject to Section 6(c) and the below provisos in this Section 6(b), such Investor will reimburse an Indemnified Party any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Claim; provided, however, the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld or delayed, provided further that such Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Investor as a result of the applicable sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of any of the Registrable Securities by any of the Investors pursuant to Section 9.

(c) Promptly after receipt by an Indemnified Person or Indemnified Party (as the case may be) under this Section 6 of notice of the commencement of any action or proceeding (including, without limitation, any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party (as the case may be) shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other

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indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party (as the case may be); provided, however, an Indemnified Person or Indemnified Party (as the case may be) shall have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the indemnifying party if: (i) the indemnifying party has agreed in writing to pay such fees and expenses; (ii) the indemnifying party shall have failed promptly to assume the defense of such Claim and to employ counsel reasonably satisfactory to such Indemnified Person or Indemnified Party (as the case may be) in any such Claim; or (iii) the named parties to any such Claim (including, without limitation, any impleaded parties) include both such Indemnified Person or Indemnified Party (as the case may be) and the indemnifying party, and such Indemnified Person or such Indemnified Party (as the case may be) shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Person or such Indemnified Party and the indemnifying party (in which case, if such Indemnified Person or such Indemnified Party (as the case may be) notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, then the indemnifying party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party, provided further that in the case of clause (iii) above the indemnifying party shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for such Indemnified Person or Indemnified Party (as the case may be). The Indemnified Party or Indemnified Person (as the case may be) shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person (as the case may be) which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person (as the case may be) reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person (as the case may be), consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person (as the case may be) of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Party. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person (as the case may be) with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party (as the case may be) under this Section 6, except to the extent that the indemnifying party is materially and adversely prejudiced in its ability to defend such action.

(d) No Person involved in the sale of Registrable Securities who is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to indemnification from any Person involved in such sale of Registrable Securities who is not guilty of fraudulent misrepresentation.

(e) The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(f) The indemnity and contribution agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7. Contribution.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however: (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6 of this Agreement, (ii) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection

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with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from the applicable sale of such Registrable Securities pursuant to such Registration Statement. Notwithstanding the provisions of this Section 7, no Investor shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Investor from the applicable sale of the Registrable Securities subject to the Claim exceeds the amount of any damages that such Investor has otherwise been required to pay, or would otherwise be required to pay under Section 6(b), by reason of such untrue or alleged untrue statement or omission or alleged omission.

8. Reports Under the 1934 Act.

With a view to making available to the Investors the benefits of Rule 144, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements (it being understood and agreed that nothing herein shall limit any obligations of the Company under the Securities Purchase Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c) furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting, submission and posting requirements of Rule 144 and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC if such reports are not publicly available via EDGAR, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

9. Assignment of Registration Rights.

All or any portion of the rights under this Agreement shall be automatically assignable by each Investor to any transferee or assignee (as the case may be) of all or any portion of such Investor’s Registrable Securities if: (i) such Investor agrees in writing with such transferee or assignee (as the case may be) to assign all or any portion of such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such transfer or assignment (as the case may be); (ii) the Company is, within a reasonable time after such transfer or assignment (as the case may be), furnished with written notice of (a) the name and address of such transferee or assignee (as the case may be), and (b) the securities with respect to which such registration rights are being transferred or assigned (as the case may be); (iii) immediately following such transfer or assignment (as the case may be) the further disposition of such securities by such transferee or assignee (as the case may be) is restricted under the 1933 Act or applicable state securities laws if so required; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence such transferee or assignee (as the case may be) agrees in writing with the Company to be bound by all of the provisions contained herein; (v) such transfer or assignment (as the case may be) shall have been made in accordance with the applicable requirements of the Securities Purchase Agreement; and (vi) such transfer or assignment (as the case may be) shall have been conducted in accordance with all applicable federal and state securities laws.

10. Amendment of Registration Rights.

Provisions of this Agreement, and the provisions of Section 2.1(a)(x) and 2.1(a)(y) of the Grifols Registration Rights Agreement, may be amended only with the written consent of the Company and the Required Holders and, to the extent that any such amendment shall affect the rights of Grifols and the Grifols Securities or the Grifols Registration Rights Agreement, Grifols. Any amendment effected in accordance with this Section 10 shall be binding upon each Investor and the Company, provided that no such amendment shall be effective to the extent that it (1) applies to less than all of the holders of the holders of Registrable Securities, (2) imposes any obligation or liability on any Investor without such Investor’s prior written consent (which may be granted or withheld in such Investor’s sole discretion) or (3) applies retroactively unless consented to by all of the holders of Registrable Securities. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

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11. Miscellaneous.

(a) Solely for purposes of this Agreement, a Person is deemed to be a holder of Registrable Securities whenever such Person owns, or is deemed to own, of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from such record owner of such Registrable Securities.

(b) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) with respect to Section 3(c), by electronic mail (provided confirmation of transmission is electronically generated and kept on file by the sending party); or (iv) one (1) Business Day after deposit with a nationally recognized overnight delivery service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Aradigm Corporation

3929 Point Eden Way

Hayward, CA 94545

Telephone: (510) 265-9000

Facsimile: 510-265-0277

Attention: Chief Executive Officer

With a copy (for informational purposes only) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Telephone: (415) 268-7197

Facsimile: (415) 268-7522

Attention: John W. Campbell, Esq.

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers attached to the Securities Purchase Agreement, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or electronic mail transmission containing the time, date, recipient facsimile number or electronic mail address and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. The Company and each Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by any other party hereto and to enforce specifically the terms and provisions hereof (without the necessity of showing economic loss and without any bond or other security being required), this being in addition to any other remedy to which any party may be entitled by law or equity.

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(d) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e) This Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein constitute the entire agreement among the parties hereto and thereto solely with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto solely with respect to the subject matter hereof and thereof; provided, however, nothing contained in this Agreement or any other Transaction Document shall (or shall be deemed to) (i) have any effect on any agreements any Investor has entered into with the Company or any of its Subsidiaries prior to the date hereof with respect to any prior investment made by such Investor in the Company, (ii) waive, alter, modify or amend in any respect any obligations of the Company or any of its Subsidiaries or any rights of or benefits to any Investor or any other Person in any agreement entered into prior to the date hereof between or among the Company and/or any of its Subsidiaries and any Investor and all such agreements shall continue in full force and effect or (iii) limit any obligations of the Company under any of the other Transaction Documents.

(f) Subject to compliance with Section 9 (if applicable), this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto. This Agreement is not for the benefit of, nor may any provision hereof be enforced by, any Person, other than the parties hereto, their respective permitted successors and assigns and the Persons referred to in Sections 6 and 7 hereof.

(g) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(i) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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(j) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party. Notwithstanding anything to the contrary set forth in Section 10, terms used in this Agreement but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by each Investor.

(k) All consents and other determinations required to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by the Required Holders.

(l) The obligations of each Investor under this Agreement and the other Transaction Documents are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement or any other Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as, and the Company acknowledges that the Investors do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investors are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by the Transaction Documents or any matters, and the Company acknowledges that the Investors are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement or any of the other the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained herein was solely in the control of the Company, not the action or decision of any Investor, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Investor. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and an Investor, solely, and not between the Company and the Investors collectively and not between and among Investors.

[signature pages follow]

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IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

ARADIGM CORPORATION

By:
Name:

Title:

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Annex B

ARADIGM CORPORATION

2005 Equity Incentive Plan

Adopted: March 21, 2005

Approved By Shareholders: May 19, 2005

Termination Date: March 20, 2015

Amended by Board (including to reflect January 2006 1-for-5 reverse stock split): March 30, 2006

Approved By Shareholders: May 18, 2006

Approved by Shareholders: June 20, 2007

Approved by Shareholders: May 15, 2008

Amended by Board: March 17, 2010

1.    General.

(a)  Amendment and Restatement.    The Plan is a complete amendment and restatement of the Company’s 1996 Equity Incentive Plan that was previously adopted in April 1996 (as thereafter amended, the “Prior Plan”). All outstanding awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan. All Stock Awards granted on or after the effective date of this Plan shall be subject to the terms of this Plan.

(b)  Eligible Stock Award Recipients.    The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(c)  Available Stock Awards.    The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Purchase Awards, (iv) Stock Bonus Awards, (v) Stock Appreciation Rights, (vi) Stock Unit Awards and (vii) Other Stock Awards.

(d)  General Purpose.    The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.    Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)  “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(d)  “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any material contract or agreement between the Participant and the Company or any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination is for Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e)  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)  any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)  there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)  the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv)  there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)  individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f)  “Code” means the Internal Revenue Code of 1986, as amended.

(g)  “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(h)  “Common Stock” means the common stock of the Company.

(i)  “Company” means Aradigm Corporation, a California corporation.

(j)  “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k)  “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(l)  “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)  a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)  a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)  the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)  the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m)  “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(n)  “Director” means a member of the Board.

(o)  “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(p)  “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(q)  “Entity” means a corporation, partnership or other entity.

(r)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)  “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 14, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(t)  “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(u)  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)  “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(w)  “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)  “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(z)  “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(aa)  “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(bb)  “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(cc)  “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(dd)  “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ee)  “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own, “ to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ff)  “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(gg)  “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total shareholder return; (vi) return on equity; (vii) return on assets, investment or capital employed; (viii) operating margin; (ix) gross margin; (x) operating income; (xi) net income (before or after taxes); (xii) net operating income; (xiii) net operating income after tax; (xiv) pre- and after-tax income; (xv) pre-tax profit; (xvi) operating cash flow; (xvii) sales or revenue targets; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) total shareholder return; (xxxi) shareholders’ equity; and (xxxii) other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(hh)  “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. The Board is authorized at any time in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Board’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, the Board is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects to any statutory adjustments to corporate tax rates; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

(ii)  “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Board may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award.

(jj)  “Plan” means this Aradigm Corporation 2005 Equity Incentive Plan.

(kk)  “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ll)  “Securities Act” means the Securities Act of 1933, as amended.

(mm)  “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(nn)  “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(oo)  “Stock Award” means any right granted under the Plan, including an Option, a Stock Purchase Award, Stock Bonus Award, a Stock Appreciation Right, a Stock Unit Award or any Other Stock Award.

(pp)  “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq)  “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(rr)  “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(ss)  “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(tt)  “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(uu)  “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(vv)  “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of a Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ww)  “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(xx)  “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3.    Administration.

(a)  Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b)  Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)  To determine from time to time (1) which of the persons eligible under the Plan shall be granted Stock Awards; (2) when and how each Stock Award shall be granted; (3) what type or combination of types of Stock Award shall be granted; (4) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii)  To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)  To amend the Plan or a Stock Award as provided in Section 12.

(iv)  To terminate or suspend the Plan as provided in Section 13.

(v)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(vi)  To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c)  Delegation to Committee.

(i)  General.    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)  Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)  Delegation to an Officer.    The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Stock Awards and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees of the Company; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(t)(ii) above.

(e)  Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f)  Cancellation and Re-Grant of Stock Awards.    Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the shareholders of the Company have approved such an action within twelve (12) months prior to such an event.

4.    Shares Subject to the Plan.

(a)  Share Reserve.    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, fifty seven million two hundred eighteen thousand six hundred thirty-eight (57,218,638) shares of Common Stock (including shares underlying Stock Awards issued pursuant to the Prior Plan).

(b)  Reversion of Shares to the Share Reserve.    Any shares of Common Stock subject to outstanding awards granted under the Prior Plan that would otherwise have reverted to the share reserve of the Prior Plan shall revert to and again become available for issuance under this Plan. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes, the number of shares that are not delivered to the Participant shall remain available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan. Notwithstanding anything to the contrary in this Section 4(b), subject to the provisions of Section 11(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be thirteen million two hundred eighteen thousand six hundred thirty-eight (13,218,638) shares of Common Stock plus the amount of any increase in the number of shares that may be available for issuance pursuant to Stock Awards pursuant to Section 4(a).

(c)  Source of Shares.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

5.    Eligibility.

(a)  Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)  Ten Percent Shareholders.    A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)  Section 162(m) Limitation on Annual Grants.    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than five million (5,000,000) shares of Common Stock during any calendar year.

(d)  Consultants.    A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

6.    Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)  Term.    The Board shall determine the term of an Option; provided, however, that subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date of grant.

(b)  Exercise Price of an Incentive Stock Option.    Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(c)  Exercise Price of a Nonstatutory Stock Option.    The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(d)  Consideration.    The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i)  by cash or check;

(ii)  pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)  by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)  according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (i) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code and (ii) the treatment of the Option as a variable award for financial accounting purposes; or

(v)  in any other form of legal consideration that may be acceptable to the Board.

(e)  Transferability of Options.    The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)  Restrictions on Transfer.    An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii)  Domestic Relations Orders.    Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order.

(iii)  Beneficiary Designation.    Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f)  Vesting Generally.    The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(g)  Termination of Continuous Service.    In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h)  Extension of Termination Date.    An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability or upon a Change in Control) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(i)  Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j)  Death of Optionholder.    In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k)  Early Exercise.    The Option may include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.    Provisions of Stock Awards other than Options.

(a)  Stock Purchase Awards.    Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical, provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Purchase Price.    At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii)  Consideration.    At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (A) in cash or by check at the time of purchase, (B) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant, (C) by past services rendered to the Company or (D) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(iii)  Vesting.    Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv)  Termination of Participant’s Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the price paid for all shares of Common Stock so repurchased or reacquired by the Company may be at the lesser of: (A) the Fair Market Value on the relevant date, or (B) the Participant’s original cost for such shares. The Company shall not be required to exercise its repurchase or reacquisition option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following the Participant’s purchase of the shares of stock acquired pursuant to the Stock Purchase Award unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(v)  Transferability.    Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement.

(b)  Stock Bonus Awards.    Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical, provided, however, that each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration.    A Stock Bonus Award may be awarded in consideration for (A) past services actually rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)  Vesting.    Shares of Common Stock awarded under the Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)  Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv)  Transferability.    Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.

(c)  Stock Unit Awards.    Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration.    At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock

Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)  Vesting.    At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)  Payment.    A Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Stock Unit Award Agreement.

(iv)  Additional Restrictions.    At the time of the grant of a Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Stock Unit Award after the vesting of such Stock Unit Award.

(v)  Dividend Equivalents.    Dividend equivalents may be credited in respect of shares of Common Stock covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi)  Termination of Participant’s Continuous Service.    Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(d)  Stock Appreciation Rights.    Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Strike Price and Calculation of Appreciation.    Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount (the strike price) that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(ii)  Vesting.    At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(iii)  Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv)  Payment.    The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v)  Termination of Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(e)  Other Stock Awards.    Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

8.    Covenants of the Company.

(a)  Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b)  Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.    Use of Proceeds from Sales of Common Stock.

Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.    Miscellaneous.

(a)  Acceleration of Exercisability and Vesting.    The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b)  Shareholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c)  No Employment or Other Service Rights.    Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d)  Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e)  Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f)  Withholding Obligations.    To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; or (iii) by such other method as may be set forth in the Stock Award Agreement.

(g)  Electronic Delivery.    Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(h)  Performance Stock Awards.    A Stock Award may be granted, may vest, or may be exercised based upon service conditions, upon the attainment during a Performance Period of certain Performance Goals, or both. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion. The maximum benefit to be received by any individual in any calendar year attributable to Stock Awards described in this Section 10(h) shall not exceed the value of one hundred thousand (100,000) shares of Common Stock.

11.    Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)  Capitalization Adjustments.    If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the effective date of the Plan set forth in Section 14 without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Plan shall be appropriately adjusted in: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(b), (iii) the maximum number of securities that may be awarded to any person pursuant to Sections 5(c) and 10(h) and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b)  Dissolution or Liquidation.    In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)  Corporate Transaction.    The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award:

(i)  Stock Awards May Be Assumed.    In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

(ii)  Stock Awards Held by Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)  Stock Awards Held by Persons other than Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)  Payment for Stock Awards in Lieu of Exercise.    Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d)  Change in Control.    A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

12.    Amendment of the Plan and Stock Awards.

(a)  Amendment of Plan.    Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy applicable law.

(b)  Shareholder Approval.    The Board, in its sole discretion, may submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c)  Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)  No Impairment of Rights.    Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant and (ii) such Participant consents in writing.

(e)  Amendment of Stock Awards.    The Board, at any time and from time to time, may amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant and (ii) such Participant consents in writing.

13.    Termination or Suspension of the Plan.

(a)  Plan Term.    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)  No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

14.    Effective Date of Plan.

This Plan (as an amendment and restatement of the Prior Plan) shall become effective on the date that the Plan is adopted by the Board, but no Stock Award shall be exercised (or, in the case of a Stock Purchase Award, Stock Bonus Award, Stock Unit Award, or Other Stock Award shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.    Choice of Law.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

PROXY

ARADIGM CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2013

The undersigned hereby appoints IGOR GONDA and NANCY E. PECOTA, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Aradigm Corporation that the undersigned may be entitled to vote at the special meeting of shareholders of Aradigm Corporation to be held at Aradigm Corporation’s offices located at 3929 Point Eden Way, Hayward, California on [—], 2013 at [—] local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

☑ Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

1.	To approve the Collaboration Transaction between Aradigm and Grifols, S.A. pursuant to the agreements attached as Annexes A through D to Aradigm’s proxy statement for the special meeting and the transactions contemplated thereby.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve an amendment to Aradigm’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock by 704,303,413 to allow Aradigm to complete the Collaboration Transaction and to have additional flexibility to use its capital stock for business and financial purposes in the future.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to Aradigm’s 2005 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 40 million shares and increase the number of shares that can be granted to an individual in any calendar year to 5 million.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve adjournment of the special meeting, if necessary, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the preceding proposals.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign. If signer is a partnership, please sign in partnership name and by authorized person.

Signature:	Date:

Signature:	Date: